Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BETWEEN
MIDWESTONE FINANCIAL GROUP, INC.
AND
CENTRAL BANCSHARES, INC.

NOVEMBER 20, 2014

Table of Contents
ARTICLE 1 Definitions    1

Section 1.1	Definitions 1

Section 1.2	Principles of Construction 11
ARTICLE 2 The Merger    12

Section 2.1	The Merger 12

Section 2.2	Effective Time; Closing 13

Section 2.3	Effects of Merger 13

Section 2.4	Name 13

Section 2.5	Surviving Company Articles of Incorporation 13

Section 2.6	Surviving Company Bylaws 13

Section 2.7	Surviving Company Directors and Officers 13

Section 2.8	Bank Subsidiary Charters 14

Section 2.9	Bank Subsidiary Bylaws 14

Section 2.10	Subsidiary Bank Directors and Officers 14

Section 2.11	Acquiror’s Deliveries at Closing 15

Section 2.12	Company’s Deliveries at Closing 16

Section 2.13	Absence of Control 17

Section 2.14	Alternative Structure 17
ARTICLE 3 Conversion of Securities in the Merger    17

Section 3.1	Manner of Merger 17

Section 3.2	Exchange 18

Section 3.3	Tax Free Reorganization 19
ARTICLE 4 Representations and Warranties of Company    19

Section 4.1	Company Organization 20

Section 4.2	Company Subsidiary Organization 20

Section 4.3	Authorization; Enforceability 20

Section 4.4	No Conflict 20

Section 4.5	Company Capitalization 21

Section 4.6	Company Subsidiary Capitalization 22

Section 4.7	Financial Statements and Reports; Regulatory Filings 22

Section 4.8	Books and Records 23

Section 4.9	Title to Properties 23

Section 4.10	Condition and Sufficiency of Assets 23

Section 4.11	Loans; Loan Loss Reserve 24

Section 4.12	Undisclosed Liabilities; Adverse Changes 25

Section 4.13	Taxes 25

Section 4.14	Employee Benefits 26

Section 4.15	Compliance with Legal Requirements 28

Section 4.16	Legal Proceedings; Orders 29

Section 4.17	Absence of Certain Changes and Events 29

Section 4.18	Properties and Contracts 32

Section 4.19	No Defaults 34

i

Section 4.20	Insurance 34

Section 4.21	Compliance with Environmental Laws 35

Section 4.22	Fiduciary Accounts 35

Section 4.23	Indemnification Claims 35

Section 4.24	Insider Interests 35

Section 4.25	Brokerage Commissions 35

Section 4.26	Approval Delays 35

Section 4.27	Disclosure 35

Section 4.28	Tax Treatment 36
ARTICLE 5 Representations and Warranties of Acquiror    36

Section 5.1	Acquiror Organization 36

Section 5.2	Acquiror Subsidiary Organization 36

Section 5.3	Authorization; Enforceability 36

Section 5.4	No Conflict 37

Section 5.5	Acquiror Capitalization 37

Section 5.6	Acquiror Subsidiary Capitalization 38

Section 5.7	Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings 39

Section 5.8	Loans; Loan Loss Reserve 40

Section 5.9	Compliance with Legal Requirements 40

Section 5.10	Legal Proceedings; Orders 41

Section 5.11	Absence of Certain Changes and Events 41

Section 5.12	Brokerage Commissions 42

Section 5.13	Approval Delays 42

Section 5.14	Undisclosed Liabilities; Adverse Changes 42

Section 5.15	Disclosure 42

Section 5.16	Tax Treatment 42
ARTICLE 6 Company’s Covenants    43

Section 6.1	Access and Investigation 43

Section 6.2	Operation of Company and Company Subsidiaries 43

Section 6.3	Negative Covenant 44

Section 6.4	Subsequent Company Financial Statements 45

Section 6.5	Advice of Changes 45

Section 6.6	Company Shareholder Approval 45

Section 6.7	Information Provided to Acquiror 45

Section 6.8	Accounting and Other Adjustments 46

Section 6.9	Capital Stock 46

Section 6.10	Employee Agreements 46

Section 6.11	Shareholder Agreement 46

Section 6.12	Dividends 47

Section 6.13	Title to Real Estate 47

Section 6.14	Surveys 47

Section 6.15	Environmental Investigation 47

Section 6.16	Necessary Consents 48

ARTICLE 7 Acquiror’s Covenants    48

Section 7.1	Access and Investigation 48

Section 7.2	Operation of Acquiror and Acquiror Subsidiaries 49

Section 7.3	Subsequent Acquiror Financial Statements; Subsequent Acquiror SEC Reports 50

Section 7.4	Advice of Changes 50

Section 7.5	Shareholders’ Meeting 50

Section 7.6	Information Provided to Company 51

Section 7.7	Indemnification 51

Section 7.8	Nasdaq Listing 51

Section 7.9	Acquiror Board 51

Section 7.10	Dividends 51

Section 7.11	Shareholder Agreement 52

Section 7.12	Necessary Consents 52
ARTICLE 8 Covenants of all Parties    52

Section 8.1	Regulatory Approvals 52

Section 8.2	Necessary Approvals 52

Section 8.3	Customer and Employee Relationships 52

Section 8.4	Publicity 53

Section 8.5	Reasonable Best Efforts; Cooperation 53

Section 8.6	General Severance Plan 53

Section 8.7	Employee Benefits 53

Section 8.8	Trust Preferred Securities 54

Section 8.9	Foundation Donation 55

Section 8.10	Company Benefit Plans 55

Section 8.11	Tax Returns 55
ARTICLE 9 Conditions Precedent to Obligations of Acquiror    56

Section 9.1	Accuracy of Representations and Warranties 56

Section 9.2	Company’s Performance 56

Section 9.3	Shareholder Performance 57

Section 9.4	Documents Satisfactory 57

Section 9.5	Corporate Approval 57

Section 9.6	No Proceedings 57

Section 9.7	Absence of Material Adverse Changes 57

Section 9.8	Consents and Approvals 57

Section 9.9	No Prohibition 57

Section 9.10	Fairness Opinion 58

Section 9.11	Tax Opinion 58

Section 9.12	NASDAQ Listing 58

Section 9.13	Adjusted Shareholders’ Equity 58

Section 9.14	Receipt of Financing 58
ARTICLE 10 Conditions Precedent to the Obligations of Company    58

Section 10.1	Accuracy of Representations and Warranties 58

Section 10.2	Acquiror’s Performance 58

Section 10.3	Documents Satisfactory 59

Section 10.4	Corporate Approval 59

Section 10.5	No Proceedings 59

Section 10.6	Absence of Material Adverse Changes 59

Section 10.7	Consents and Approvals 59

Section 10.8	No Prohibitions 59

Section 10.9	Tax Opinion 59

Section 10.10	NASDAQ Listing 59
ARTICLE 11 Termination    60

Section 11.1	Termination of Agreement 60

Section 11.2	Effect of Termination or Abandonment 61
ARTICLE 12 Miscellaneous    62

Section 12.1	Governing Law 62

Section 12.2	Assignments, Successors and No Third Party Rights 62

Section 12.3	Waiver 62

Section 12.4	Confidentiality 62

Section 12.5	Notices 63

Section 12.6	Entire Agreement 64

Section 12.7	Modification 64

Section 12.8	Severability 64

Section 12.9	Further Assurances 64

Section 12.10	Survival 64

Section 12.11	Counterparts 64

Section 12.12	Specific Performance 65

Exhibit Index
Exhibit A – 1        Form of Surviving Corporation Bylaw Amendment
Exhibit A – 2        Form of Surviving Corporation Amended and Restated Bylaws
Exhibit B        Executive Officers of Surviving Corporation
Exhibit C        Form of Company Bank Certificate of Incorporation Amendment
Exhibit D – 1        Acquiror Bank Bylaw Amendment
Exhibit D – 2        Acquiror Bank Amended and Restated Bylaws
Exhibit E        Company Bank Amended and Restated Bylaws
Exhibit F – 1        Executive Officers of Acquiror Bank
Exhibit F – 2        Executive Officers of Company Bank
Exhibit G        Form of Shareholder Agreement

v

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of November 20, 2014, between MidWestOne Financial Group, Inc., an Iowa corporation (“Acquiror”), and Central Bancshares, Inc., a Minnesota corporation (the “Company”).
RECITALS
A.    The boards of directors of Company and Acquiror have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein, in which Company will merge with and into Acquiror (the “Merger”), with Acquiror being the surviving corporation (the “Surviving Corporation”).
B.    The boards of directors of Company and Acquiror have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals.
C.    The parties intend that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.
D.    The parties desire to make certain representations, warranties and agreements in connection with the Merger and other transactions contemplated by this Agreement and also agree to certain prescribed conditions to the Merger and other transactions.
AGREEMENTS
In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:
ARTICLE 1DEFINITIONS
Section 1.1    Definitions. The following terms, when used herein, shall have the following meanings.
(a)    “Acquiror” shall have the meaning assigned to such term in the Preamble.
(b)    “Acquiror Bank” means MidWestOne Bank, an Iowa-chartered commercial bank with its main office located in Iowa City, Iowa, and a wholly-owned subsidiary of Acquiror.

(c)    “Acquiror Bank Shares” shall have the meaning assigned to such term in Section 5.6.
(d)    “Acquiror Benefit Plan” shall have the meaning assigned to such term in Section 8.7(a).
(e)    “Acquiror Common Stock” means the common stock of Acquiror, $1.00 par value per share.
(f)    “Acquiror Designated Acquiror Bank Directors” means the ten (10) individuals designated by Acquiror to serve on the board of directors of Acquiror Bank immediately following the Effective Time, each of whom shall have served as a director of Acquiror Bank immediately prior to the Effective Time, and each of whom shall be reasonably agreeable to Company.
(g)    “Acquiror Designated Company Bank Directors” means the three (3) individuals designated by Acquiror to serve on the board of directors of Company Bank immediately following the Effective time, each of whom shall be reasonably agreeable to Company.
(h)    “Acquiror Directors” means the eight (8) individuals designated by Acquiror to serve on the board of directors of the Surviving Corporation immediately following the Effective Time, each of whom shall have served as a director of Acquiror immediately prior to the Effective Time, and each of whom shall be reasonably agreeable to Company.
(i)    “Acquiror Financial Statements” shall have the meaning assigned to such term in Section 5.7(c).
(j)    “Acquiror Loan” means any loan, loan agreement, note, lease or other borrowing agreement by Acquiror Bank, any participation therein, and any guaranty, renewal or extension thereof.
(k)    “Acquiror Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of Acquiror Common Stock as reported on the NASDAQ Global Select Market for the ten (10) consecutive trading days immediately preceding such specified date.
(l)    “Acquiror Preferred Stock” means the preferred stock of Acquiror, no par value per share.
(m)    “Acquiror Proxy Statement” means the proxy statement to be used by Acquiror in connection with the solicitation by its board of directors of proxies for use at the meeting of the Aquiror shareholders described in Section 7.5.
(n)    “Acquiror Schedules” shall have the meaning assigned to such term in Section 1.2(b).

(o)    “Acquiror SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed by Acquiror with the SEC.
(p)    “Acquiror Stock Option Plan” means the MidWestOne Financial Group, Inc. 2008 Equity Incentive Plan.
(q)    “Acquiror Subsidiary” means any Subsidiary of Acquiror.
(r)    “Adjusted Shareholders’ Equity” means the total consolidated tangible shareholders’ equity of Company as of the end of the most recent calendar month preceding the Closing Date, calculated in accordance with GAAP; provided, however, that this calculation shall exclude (i) the payment of any tax distributions and dividends contemplated pursuant to Section 6.12; (ii) the donation contemplated in Section 8.9; (iii) all expenses paid or incurred, or projected to be paid or incurred by Company in connection with this Agreement and the Contemplated Transactions, including Company Transactional Expenses and any Remediation Cost; (iv) any intangibles; (v) realized gains or losses resulting from sales (after the date of this Agreement) of investment securities; (vi) any unrealized gains or losses prescribed by Accounting Standards Codification Topic 320, Investments–Debt and Equity Securities; and (vii) the effects of any accounting or other adjustments made pursuant to Section 6.8. The calculation of Adjusted Shareholders’ Equity shall be delivered to Acquiror, accompanied by appropriate supporting detail, no later than the close of business on the third (3rd) Business Day preceding the Closing Date, and such calculation shall be subject to verification and approval by Acquiror and its independent auditors, which approval shall not be unreasonably withheld.
(s)    “Affiliate” shall mean with respect to:
(i)    a particular individual: (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (C) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and
(ii)    a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clauses (B) or (C) of this subsection (ii).
(t)    “Agreement” shall have the meaning assigned to such term in the Preamble.

(u)    “BHCA” means the Bank Holding Company Act of 1956, as amended.
(v)    “Business Day” means any day on which the trading of stock occurs on the NASDAQ Global Select Market.
(w)    “Call Reports” means the quarterly reports of income and condition required to be filed with the FDIC.
(x)    “Closing” shall have the meaning assigned to such term in Section 2.2(a).
(y)    “Closing Date” shall have the meaning assigned to such term in Section 2.2(a).
(z)    “Code” shall have the meaning assigned to such term in Recital C.
(aa)    “Company” shall have the meaning assigned to such term in the Preamble.
(bb)    “Company Bank” means Central Bank, a Minnesota-chartered commercial bank with its main office located in Golden Valley, Minnesota, and a wholly-owned subsidiary of Company.
(cc)    “Company Bank Shares” shall have the meaning assigned to such term in Section 4.6.
(dd)    “Company Benefit Plan” shall have the meaning assigned to such term in Section 4.14(e).
(ee)    “Company Common Stock” means the common stock of Company, $1.00 par value per share.
(ff)    “Company Designated Acquiror Bank Directors” means the three (3) individuals designated by Company to serve on the board of directors of Acquiror Bank immediately following the Effective Time, each of whom shall be reasonably agreeable to Acquiror.
(gg)    “Company Designated Company Bank Directors” means the seven (7) individuals designated by Company to serve on the board of directors of Company Bank immediately following the Effective Time, each of whom shall have served as a director of Company Bank immediately prior to the Effective Time, and each of whom shall be reasonably agreeable to Acquiror.
(hh)    “Company Directors” means John M. Morrison, Larry Albert and the three (3) other individuals designated by Company to serve on the board of directors of the Surviving Corporation immediately following the Effective Time, each of whom shall have served as a director of Company immediately prior to the Effective Time, and each of whom shall be reasonably agreeable to Acquiror.

(ii)    “Company ERISA Affiliate” shall have the meaning assigned to such term in Section 4.14(e).
(jj)    “Company Loans” means any loan, loan agreement, note, lease or other borrowing agreement by Company Bank, any participation therein, and any guaranty, renewal or extension thereof.
(kk)    “Company Financial Statements” shall have the meaning assigned to such term in Section 4.7(b).
(ll)    “Company Qualified Plan” shall have the meaning assigned to such term in Section 4.14(f).
(mm)    “Company Schedules” shall have the meaning assigned to such term in Section 1.2(b).
(nn)    “Company Subsidiary” means any Subsidiary of Company.
(oo)    “Company Transactional Expenses” means all transaction costs of Company necessary to consummate the Contemplated Transactions, or incurred or accrued (or required to be accrued in accordance with GAAP) including: (i) the aggregate expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by Company in connection with this Agreement and the Contemplated Transactions; (ii) any amounts paid or payable to any director, officer or employee of Company under any Contract, benefit plan or employment practice of Company; and (iii) all other payroll and non-payroll related costs and expenses, in each case incurred or to be incurred by Company through the Effective Time in connection with this Agreement and the Contemplated Transactions.
(pp)    “Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated September 4, 2014, between Company and Acquiror.
(qq)    “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including the Merger and the performance by Acquiror and Company of their respective covenants and obligations under this Agreement.
(rr)    “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.
(ss)    “Covered Employees” shall have the meaning assigned to such term in Section 8.7(a).
(tt)    “CRA” means the Community Reinvestment Act, as amended.

(uu)    “Determination Date” means the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).
(vv)    “Effective Time” shall have the meaning assigned to such term in Section 2.2(b).
(ww)    “Effective Time Tax Returns” shall have the meaning assigned to such term in Section 8.11(a).
(xx)    “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.
(yy)    “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of Company or any Company Subsidiary, or Acquiror or any Acquiror Subsidiary, as applicable, that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.
(zz)    “Environmental Report” shall have the meaning assigned to such term in Section 6.15(a).
(aaa)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(bbb)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(ccc)    “Family” shall mean with respect to an individual: (i) the individual; (ii) the individual’s spouse and former spouses; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv) any other natural person who resides with such individual.
(ddd)    “FDIA” means the Federal Deposit Insurance Act, as amended.
(eee)    “FDIC” means the Federal Deposit Insurance Corporation.
(fff)    “Federal Reserve” means the Board of Governors of the Federal Reserve System.
(ggg)    “Fill Option” shall have the meaning assigned to such term in Section 11.1(f)
(hhh)    “Final Index Price” means the sum of the Final Prices of each company comprising the Index.
(iii)    “Final Price” with respect to any company included in the Index, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten (10) consecutive trading days immediately preceding the Determination Date.
(jjj)    “First Trigger Fill” shall mean 2,723,083 multiplied by the difference between (i) $19.10 and (ii) the Acquiror Market Value on the Determination Date.
(kkk)    “GAAP” means generally accepted accounting principles in the United States, consistently applied.
(lll)    “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.
(mmm)    “IBCA” means the Iowa Business Corporation Act, as amended.
(nnn)    “Index” means the NASDAQ Bank Index or, if such index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.
(ooo)    “Initial Index Price” means the sum of the Initial Prices of each company comprising the Index.
(ppp)    “Initial Price” with respect to any company belonging to the Index, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten (10) consecutive trading days immediately preceding the date of this Agreement.
(qqq)    “Insurance Expense Cap” shall have the meaning assigned to such term in Section 7.7.
(rrr)    “Intellectual Property Asset” means a licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property.
(sss)    “Iowa Division” means the Iowa Division of Banking.
(ttt)    “Iowa Statutes” means the laws of the State of Iowa.
(uuu)    “Key Employee” means each of the individuals as set forth on Acquiror Schedule 1.1(uuu).
(vvv)    “Knowledge” with respect to:
(i)    an individual shall mean that such individual will be deemed to have “Knowledge” of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the ordinary course of business; and
(ii)    a Person (other than an individual) shall mean that such Person will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.
(www)    “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.
(xxx)    “Material Adverse Effect” as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence: (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in laws or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements generally affecting the banking and bank holding company businesses; (C) changes or events generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to Company or Acquiror or their respective Subsidiaries; (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby; (E) the announcement of this Agreement and the transactions contemplated hereby; and (F) any outbreak of major hostilities in which the United States is involved or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories or diplomatic or consular offices or upon any military installation or personnel of the United States.
(yyy)    “Material Interest” shall mean the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.
(zzz)    “MBCA” means the Minnesota Business Corporation Act, as amended.
(aaaa)    “Merger” shall have the meaning assigned to such term in Recital A.
(bbbb)    “Merger Consideration” shall have the meaning assigned to such term in Section 3.1(b).

(cccc)    “Minnesota Department” means the Minnesota Department of Commerce.
(dddd)    “Minnesota Statutes” means the laws of the State of Minnesota.
(eeee)    “NASDAQ” means The NASDAQ Stock Market LLC.
(ffff)    “New Plans” shall have the meaning assigned to such term in Section 8.7(b).
(gggg)    “Old Plans” shall have the meaning assigned to such term in Section 8.7(c).
(hhhh)    “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.
(iiii)    “OREO” shall have the meaning assigned to such term in Section 4.9.
(jjjj)    “Permitted Exceptions” shall have the meaning assigned to such term in Section 4.9.
(kkkk)    “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.
(llll)    “Phase I Report” shall have the meaning assigned to such term in Section 6.15(a).
(mmmm)    “Phase II Report” shall have the meaning assigned to such term in Section 6.15(a).
(nnnn)    “Post Effective Time Tax Returns” shall have the meaning assigned to such term in Section 8.11(b).
(oooo)    “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.
(pppp)    “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions.

(qqqq)    “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including, in any case, the SEC, the Federal Reserve, the FDIC, the Iowa Division and the Minnesota Department.
(rrrr)    “Remediation Cost” shall have the meaning assigned to such term in Section 6.15(b).
(ssss)    “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, Affiliate or other representative of such Person, including legal counsel, accountants and financial advisors.
(tttt)    “Schedules” shall have the meaning assigned to such term in Section 1.2(b).
(uuuu)    “SEC” means the Securities and Exchange Commission.
(vvvv)    “Second Trigger Fill” shall mean 2,723,083 multiplied by the difference between (i) the Second Trigger Price and (ii) the Acquiror Market Value on the Determination Date.
(wwww)    “Second Trigger Price” shall mean $23.87 multiplied by the number obtained by subtracting 0.1999 from the number obtained by dividing (i) the Final Index Price by (ii) the Initial Index Price.
(xxxx)    “Securities Act” means the Securities Act of 1933, as amended.
(yyyy)    “Shareholder Agreement” shall have the meaning assigned to such term in Section 6.11.
(zzzz)    “Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.
(aaaaa)    “Subsequent Acquiror Financial Statements” shall have the meaning assigned to such term in Section 7.3.
(bbbbb)    “Subsequent Company Financial Statements” shall have the meaning assigned to such term in Section 6.4.
(ccccc)    “Subsequent Acquiror SEC Reports” shall have the meaning assigned to such term in Section 7.3.

(ddddd)    “Surviving Corporation” shall have the meaning assigned to such term in Recital A.
(eeeee)    “Tax” means any tax (including, without limitation, any federal, state, local or foreign income, gross receipts, franchise, capital gains, value-added, sales, property, transfer, registration, gift, estate or other tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.
(fffff)    “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
(ggggg)    “Termination Date” means June 30, 2015.
(hhhhh)    “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).
(iiiii)    “Total Cash Consideration” shall have the meaning assigned to such term in Section 3.3(b).
(jjjjj)    “Total Stock Consideration” shall have the meaning assigned to such term in Section 3.3(b).
(kkkkk)    “Trust Debentures” shall have the meaning assigned to such term in Section 8.8.
(lllll)    “Written Consent” shall have the meaning assigned to such term in Section 6.6.
Section 1.2    Principles of Construction.
(a)    In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.
(b)    The schedules of each of Company and Acquiror referred to in this Agreement (the “Company Schedules” and the “Acquiror Schedules,” respectively, and collectively the “Schedules”) shall consist of the agreements and other documentation described and referred to in this Agreement with respect to such party, which Schedules are attached to and made a part of this Agreement. Any item or matter disclosed on any Schedule shall be deemed to be disclosed for all purposes on all other Schedules, to the extent that it should have been disclosed on such other Schedule, to the extent that sufficient details are set forth so that the purpose for which disclosure is made is reasonably clear. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.
(c)    All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
(d)    With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
ARTICLE 2
THE MERGER
Section 2.1    The Merger. Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the IBCA and MBCA, at the Effective Time (as defined below), Company shall be merged with and into Acquiror pursuant to the provisions of, and with the effects provided in, the IBCA and MBCA, the separate corporate existence of Company shall cease and Acquiror will be the Surviving Corporation. As a result of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a pro rata portion of the Merger Consideration as provided in Section 3.2.

Section 2.2    Effective Time; Closing.
(a)    Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, and subject to Section 2.14, the closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to Acquiror and Company, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, located at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, on such date and time as is mutually acceptable to Aquiror and Company, or if they fail to agree, at 10:00 a.m. on the tenth (10th) Business Day of the calendar month following the calendar month in which occurred the last to occur of the receipt of all required approvals or consents of the Regulatory Authorities for the Contemplated Transactions, the expiration of all statutory waiting periods relating to such regulatory approvals and the receipt of the approvals of the shareholders of Acquiror and Company (the “Closing Date”). Subject to the provisions of Article 11, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
(b)    The parties hereto agree to file on the Closing Date the appropriate articles of merger with the Secretary of State of the State of Iowa and the Secretary of State of the State of Minnesota. Unless otherwise agreed to by the parties hereto, the Merger shall be effective upon the close of business on the day the articles of merger has been duly filed with and accepted by the Secretary of State of the State of Iowa (the “Effective Time”).
Section 2.3    Effects of Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement, the applicable articles of merger and the applicable provisions of the IBCA and MBCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Acquiror and Company shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Acquiror and Company shall become the debts, liabilities and duties of the Surviving Corporation.
Section 2.4    Name. The name of the Surviving Corporation shall be “MidWestOne Financial Group, Inc.”
Section 2.5    Surviving Company Articles of Incorporation. At the Effective Time, the articles of incorporation of Acquiror, as in effect immediately prior to the Effective Time, shall represent the articles of incorporation of the Surviving Corporation until further amended as provided by law.
Section 2.6    Surviving Company Bylaws. Prior to the Effective Time, Acquiror shall take all actions necessary to adopt the amendment to the bylaws of Acquiror substantially in the form set forth in Exhibit A-1, effective as of the Effective Time. The bylaws of Acquiror, as amended by the amendment contained in Exhibit A-1 and in the form attached hereto as Exhibit A-2, shall from and after the Effective Time be the bylaws of the Surviving Corporation until further amended as provided by law.
Section 2.7    Surviving Company Directors and Officers. On or prior to the Effective Time, the board of directors of Acquiror shall cause the number of directors that will comprise the full board of directors of the Surviving Corporation at the Effective Time to be fixed at thirteen (13). The board of directors of the Surviving Corporation shall, immediately following the Effective Time, consist of the Company Directors and the Acquiror Directors. From and after the Effective Time, the executive officers of the Surviving Corporation shall be as set forth in Exhibit B. Such directors and executive officers shall serve until their successors shall have been elected or appointed and shall have qualified in accordance with the IBCA and the articles of incorporation and bylaws of the Surviving Corporation.
Section 2.8    Bank Subsidiary Charters. At the Effective Time the articles of incorporation of Acquiror Bank, as in effect immediately prior to the Effective Time, shall represent the articles of incorporation of Acquiror Bank until further amended as provided by law. Prior to the Effective Time, Company shall take, and cause Company Bank to take, all actions necessary to adopt an amendment to the certificate of incorporation of Company Bank substantially in the form set forth in Exhibit C, effective no later than immediately prior to the Effective Time. The certificate of incorporation of Company Bank, as so amended, shall from and after the Effective Time be the certificate of incorporation of Company Bank until further amended as provided by law.
Section 2.9    Bank Subsidiary Bylaws.
(a)    Prior to the Effective Time, Acquiror shall take, and cause Acquiror Bank to take, all actions necessary to adopt the amendment to the bylaws of Acquiror Bank substantially in the form set forth in Exhibit D-1, effective as of the Effective Time. The bylaws of Acquiror Bank, as amended by the amendment contained in Exhibit D-1 and in the form attached hereto as Exhibit D-2, shall from and after the Effective Time be the bylaws of the Acquiror Bank until further amended as provided by law.
(b)    Prior to the Effective Time, Company shall take, and cause Company Bank to take, all actions necessary to adopt amended and restated bylaws of Company Bank substantially in the form set forth in Exhibit E, effective as of the Effective Time. The amended and restated bylaws of Company Bank in the form attached hereto as Exhibit E, shall from and after the Effective Time be the bylaws of Company Bank until further amended as provided by law.
Section 2.10    Subsidiary Bank Directors and Officers. On or prior to the Effective Time, Acquiror shall cause Acquiror Bank to set the number of directors that will comprise the full board of directors of the Acquiror Bank at the Effective Time to be fixed at thirteen (13) and Company shall cause Company Bank to set the number of directors that will comprise the full board of directors of Company Bank at the Effective Time to be fixed at ten (10). The board of directors of Acquiror Bank shall, immediately following the Effective Time, consist of the Company Designated Acquiror Bank Directors and the Acquiror Designated Acquiror Bank Directors. The board of directors of Company Bank shall, immediately following the Effective Time, consist of the Company Designated Company Bank Directors and the Acquiror Designated Company Bank Directors. From and after the Effective Time, the executive officers of Acquiror Bank shall be as set forth in Exhibit F-1, and the executive officers of Company Bank shall be as set forth in Exhibit F-2. Such directors and executive officers shall serve until their successors (which such successors shall be those specified as Exhibit F-1 or Exhibit F-2, as applicable and if any) shall have been elected or appointed and shall have qualified in accordance with applicable law and the charters and bylaws of Acquiror Bank and Company Bank, as applicable.
Section 2.11    Acquiror’s Deliveries at Closing. At the Closing, Acquiror shall deliver or cause to be delivered the following items to or on behalf of Acquiror:
(a)    a certificate or certificates representing the number of shares of Acquiror Common Stock to be issued in exchange for the shares of Company Common Stock pursuant to the terms of this Agreement and the written instructions of Company’s shareholders;
(b)    an amount of cash equal to the cash portion of the Merger Consideration and any cash in lieu of fractional shares of Acquiror Common Stock that former holders of Company Common Stock would be entitled to receive;
(c)    a certificate of good standing for Acquiror issued by the Secretary of State of the State of Iowa and dated not more than five (5) Business Days prior to the Closing Date;
(d)    a copy of the articles of incorporation of Acquiror certified not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Iowa;
(e)    a certificate of the Secretary or any Assistant Secretary of Acquiror dated the Closing Date certifying a copy of the bylaws of Acquiror and stating that there have been no further amendments to the articles of incorporation of Acquiror delivered pursuant to the immediately preceding paragraph of this Section;
(f)    copies of resolutions of the board of directors and shareholders of Acquiror authorizing and approving this Agreement and the consummation of the Contemplated Transactions certified as of the Closing Date by the Secretary or any Assistant Secretary of Acquiror;
(g)    a certificate of good standing for Acquiror Bank issued by the Iowa Division and dated not more than five (5) Business Days prior to the Closing Date;
(h)    a copy of the charter of Acquiror Bank certified not more than five (5) Business Days prior to the Closing Date by the Iowa Division;
(i)    a certificate of the Secretary of Acquiror Bank dated the Closing Date certifying a copy of the bylaws of Acquiror Bank and stating that there have been no further amendments to the charter of Acquiror Bank delivered pursuant to the immediately preceding paragraph of this Section;
(j)    a certificate executed by Acquiror dated the Closing Date stating that: (i) all of the representations and warranties of Acquiror set forth in this Agreement are true and correct in all material respects on the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date); provided, however, that each of the representations and warranties in this Agreement that contains an express materiality qualification, is true and accurate in all respects on the Closing Date (or such other date as specified); and (ii) each and all of the covenants and agreements of Acquiror to be performed or complied with at or prior to the Closing pursuant to this Agreement have been duly performed or complied with in all material respects by Acquiror; provided, however, that each of the covenants in this Agreement that contains an express materiality qualification, has been performed or complied with in all respects at or prior to the Closing;
(k)    a copy of the tax opinion described in Section 9.11; and
(l)    such other documents as Company may reasonably request.
All of such items shall be reasonably satisfactory in form and substance to Company and its counsel.
Section 2.12    Company’s Deliveries at Closing. At the Closing, Company shall deliver the following items to Acquiror:
(a)    a certificate of good standing for Company issued by the Secretary of State of the State Minnesota and dated not more than five (5) Business Days prior to the Closing Date;
(b)    a copy of the articles of incorporation of Company certified not more than five (5) Business Days prior to the Closing Date by the Secretary of State of the State of Minnesota;
(c)    a certificate of the Secretary or any Assistant Secretary of Company dated the Closing Date certifying a copy of the bylaws of Company and stating that there have been no further amendments to the articles of incorporation of Company delivered pursuant to the immediately preceding paragraph of this Section;
(d)    copies of resolutions of the board of directors of Company and the Written Consent authorizing and approving this Agreement and the consummation of the Contemplated Transactions certified as of the Closing Date by the Secretary or any Assistant Secretary of Company;
(e)    a Certificate of Corporate Existence for Company Bank issued by the Minnesota Department and dated not more than five (5) Business Days prior to the Closing Date;
(f)    a copy of the Certificate of Incorporation and all amendments thereto of Company Bank certified by the Minnesota Department and dated not more than five (5) Business Days prior to the Closing Date;
(g)    a certificate of the Secretary of Company Bank dated the Closing Date certifying a copy of the bylaws of Company Bank and stating that there have been no further amendments to the Certificate of Incorporation of Company Bank delivered pursuant to the immediately preceding paragraph of this Section;
(h)    a certificate executed by Company dated the Closing Date stating that: (i) all of the representations and warranties of Company set forth in this Agreement are true and correct in all material respects on the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date); provided, however, that each of the representations and warranties in this Agreement that contains an express materiality qualification, is true and accurate in all respects on the Closing Date (or such other date as specified); and (ii) each and all of the covenants and agreements of Company to be performed or complied with at or prior to the Closing pursuant to this Agreement have been duly performed or complied with in all material respects by Company; provided, however, that each of the covenants in this Agreement that contains an express materiality qualification, has been performed or complied with in all respects at or prior to the Closing;
(i)    a copy of the tax opinion described in Section 10.9; and
(j)    such other documents as Acquiror may reasonably request.
All of such items shall be reasonably satisfactory in form and substance to Acquiror and its counsel.
Section 2.13    Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Acquiror nor Company by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.
Section 2.14    Alternative Structure. Notwithstanding anything contained herein to the contrary, either party may request for any reasonable business, tax or regulatory purpose that the other party enter into transactions other than those described in this Agreement to effect the purposes of this Agreement, including the merger of Company with any other Affiliate of Acquiror, or other exchange of the Merger Consideration for all outstanding shares of Company Common Stock, and if requested by such party, the parties to this Agreement shall take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, however, that no such proposed change to the structure of the Contemplated Transactions shall (a) delay the Closing Date (if such a date has already been firmly established) by more than ten (10) Business Days, (b) adversely affect the economic benefits, costs, tax consequences or the form of consideration applicable to the non-requesting party or its shareholders or (c) alter the proposed corporate governance structure of any entity.
ARTICLE 3
CONVERSION OF SECURITIES IN THE MERGER
Section 3.1    Manner of Merger.
(a)    By virtue of the Merger and without any action on the part of Acquiror, each share of Acquiror Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall thereafter represent one (1) share of stock of the Surviving Corporation.

(b)    Subject to the provisions of this Article, by virtue of the Merger and without any action on the part of Acquiror or Company, or the holder of any Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, shall become and automatically be converted into the right to receive a pro rata portion of 2,723,083 shares of Acquiror Common Stock and $64,000,000.00 in cash (collectively, the “Merger Consideration”); provided, however, that all shares of Company Common Stock held by Company as treasury stock shall not be converted into a right to receive a pro rata portion of the Merger Consideration, but instead shall be canceled as a result of the Merger; provided further that such Merger Consideration is subject to adjustment pursuant to Section 3.1(d) and Section 11.1(f).
(c)    After the Effective Time, no holder of Company Common Stock that is issued and outstanding immediately prior to the Effective Time will have any rights in respect of such Company Common Stock except to receive a pro rata portion of the Merger Consideration for the shares of Company Common Stock converted as provided in this Section, plus an amount in cash, as provided below, for any fractional share of Acquiror Common Stock that such holder would have been entitled to receive.
(d)    If, between the date of this Agreement and the Effective Time, the outstanding shares of Acquiror Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or similar event, an appropriate and proportionate adjustment shall be made to the Merger Consideration to provide the holders of Company Common Stock with the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 3.1(d) shall be construed to permit Acquiror to take any action with respect to its securities that is prohibited by the terms of this Agreement.
Section 3.2    Exchange.
(a)    No fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of shares of Company Common Stock; no dividend or distribution of Acquiror shall relate to any fractional share interest; and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Acquiror. Instead, each holder of shares of Company Common Stock having a fractional interest in shares of Acquiror Common Stock arising upon the conversion of such shares of Company Common Stock shall be paid by the Surviving Corporation an amount in cash, without interest thereon, determined by multiplying such fractional share of Acquiror Common Stock by $23.87.
(b)    All Merger Consideration into and for which shares of Company Common Stock shall have been converted and exchanged pursuant to this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted and exchanged shares of Company Common Stock.
(c)    If a certificate representing shares of Acquiror Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Surviving Corporation any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Acquiror Common Stock in any name other than that of the registered holder of the certificate surrendered, or otherwise required, or shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not payable.
Section 3.3    Tax Free Reorganization.
(a)    The parties to this Agreement intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) and related sections of the Code. None of Company, any Company Subsidiary, Acquiror or any Acquiror Subsidiary shall take (or omit to take) any action, whether before or after the Effective Time, which action (or omission) would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, and none of the parties shall file any Tax Return or take any position inconsistent therewith, except may be as required pursuant to any Legal Requirement.
(b)    Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Merger as a “reorganization” within the meaning of Section 368(a) and related sections of the Code, if the aggregate value of the shares of Acquiror Common Stock to be issued in connection with the Merger (excluding the value of fractional shares for which cash is to be paid pursuant to Section 3.2(a)) based upon the closing price of the Acquiror Common Stock as reported on the NASDAQ on the trading day immediately preceding the Closing Date (the “Total Stock Consideration”) would be less than forty percent (40%) of the sum of the Total Cash Consideration and the Total Stock Consideration, then the number of shares of Acquiror Common Stock to be included in the Merger Consideration will be increased by such amount, with a corresponding decrease to the value of the Total Cash Consideration, so that the Total Stock Consideration is equal to 40% of the sum of the Total Cash Consideration and the Total Stock Consideration without changing the value of the aggregate Merger Consideration. For purposes of this Agreement, the term “Total Cash Consideration” shall mean the sum of: (i) the aggregate cash consideration to be paid in exchange for all outstanding shares of Company Common Stock; (ii) the aggregate cash consideration to be paid in lieu of fractional shares of Acquiror Common Stock pursuant to Section 3.2(a); and (iii) the aggregate amount of any other cash payments to Company or its shareholders that McGladrey LLP may reasonably require to be included in Total Cash Consideration in conjunction with the issuance of its opinions contemplated by Sections 9.11 and 10.9 of this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF COMPANY
Except as disclosed in the Company Schedules, Company hereby represents and warrants to Acquiror that the following are true and correct as of the date of this Agreement, and will be true and correct as of the Effective Time (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date):

Section 4.1    Company Organization. Company: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a financial holding company under the BHCA; and (c) has full power and authority, corporate and otherwise, to operate as a financial holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Copies of the articles of incorporation and bylaws of Company and all amendments thereto are attached to Company Schedule 4.1 and are complete and correct. Company has no Subsidiaries other than as set forth on Company Schedule 4.1.
Section 4.2    Company Subsidiary Organization. Company Bank is a Minnesota commercial bank duly organized, validly existing and in good standing under the laws of the State of Minnesota. Each other Company Subsidiary is duly organized, validly existing and in good standing in its state or jurisdiction of organization. Each Company Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. Copies of the Certificate of Incorporation (or similar organizational documents) and bylaws of each Company Subsidiary and all amendments thereto are attached to Company Schedule 4.2 and are complete and correct.
Section 4.3    Authorization; Enforceability.
(a)    Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to shareholder approval, and this Agreement constitutes a legal, valid and binding obligation of Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.
(b)    Except for ordinary corporate requirements to approve this Agreement and the transactions contemplated herein, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws of Company or any Company Subsidiary: (i) prohibits or restricts Company’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject Company to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of Company has unanimously approved the execution of, and performance by Company of its obligations under, this Agreement.
Section 4.4    No Conflict. Except as set forth on Company Schedule 4.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the

Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or bylaws, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors or shareholders of, Company or any Company Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Company or any Company Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the FDIA, the BHCA, the Securities Act, the Exchange Act, the MBCA and the Minnesota Statutes; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which Company or any Company Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by Company or any Company Subsidiary. Except for the approvals referred to on Company Schedule 4.4 or in Section 8.1 and the requisite approval of its shareholders, neither Company nor any Company Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 4.5    Company Capitalization.
(a)    The authorized capital stock of Company currently consists exclusively of 10,000 shares of Company Common Stock, of which, on the date of this Agreement: (i) 6,500 shares are duly issued and outstanding, fully paid and non-assessable; and (ii) no shares are held in the treasury of Company. The list of registered holders of all outstanding shares of the Company Common Stock is attached to Company Schedule 4.5 and is, as the date of this Agreement, and will be, as of the Closing Date, complete and accurate.
(b)    None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. None of the shares of authorized capital stock of Company are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Except as contemplated in this Agreement, or as set forth on Company Schedule 4.5; (i) there are, as of the date of this Agreement, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating Company or any Company Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Company or any Company Subsidiary; and (ii) Company is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of Company. Since December 31, 2010, except as disclosed in or permitted by this Agreement, or as provided on Company Schedule 4.5, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Company or any Company Subsidiary and no dividends or other distributions payable in any equity securities of

Company or any Company Subsidiary have been declared, set aside, made or paid to the shareholders of Company.
Section 4.6    Company Subsidiary Capitalization. The authorized capital stock of Company Bank consists, and immediately prior to the Effective Time, will consist exclusively of 10,000 shares of capital stock, $100.00 par value per share (the “Company Bank Shares”), all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as set forth on Company Schedule 4.6, Company is, and will be on the Closing Date, the record and beneficial owner of 100% of the Company Bank Shares and all of the issued and outstanding shares of capital stock of each other Company Subsidiary, free and clear of any lien or encumbrance whatsoever. Except as set forth on Company Schedule 4.6, the Company Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim of right inconsistent with this Agreement. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any Company Subsidiary, except for such rights held exclusively by Company. There are no outstanding securities of any Company Subsidiary that are convertible into or exchangeable for any shares of such Company Subsidiary’s capital stock, except for such rights held exclusively by Company, and no Company Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such Company Subsidiary. Neither Company nor any Company Subsidiary owns or has any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except for the capital stock of Company’s Subsidiaries, or as set forth on Company Schedule 4.6.
Section 4.7    Financial Statements and Reports; Regulatory Filings.
(a)    True, correct and complete copies of the following financial statements and reports are attached to Company Schedule 4.7: (i) audited consolidated balance sheets for Company as of December 31, 2011, 2012 and 2013, and the related consolidated statements of income and comprehensive income, statements of cash flows and consolidated statements of shareholders’ equity of Company for the years ended December 31, 2011, 2012 and 2013; (ii) the unaudited consolidated balance sheet for Company as of June 30, 2014, and the related unaudited consolidated statements of income and comprehensive income, unaudited consolidated statements of cash flows and unaudited consolidated statements of shareholders’ equity for the six months ended June 30, 2014; and (iii) Call Reports for Company Bank as of the close of business on December 31, 2011, 2012 and 2013 and September 30, 2014.
(b)    Except that any unaudited financial statements may not contain all footnotes required by GAAP, the financial statements described in clause (a)(i) and (a)(ii) have been prepared in conformity with GAAP and comply in all material respects with all applicable Legal Requirements. The reports described in clause (a)(iii) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, the financial statements and reports described in clause (a) above (collectively, the “Company Financial Statements”) are complete and correct in all respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Company and the Company Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Company Financial Statements.
(c)    Company and each Company Subsidiary have filed all forms, reports and documents required to be filed with the FDIC, the Federal Reserve, the Minnesota Department and any other applicable federal or state securities or banking authorities. Such forms, reports and documents: (i) complied as to form with the requirements of applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
Section 4.8    Books and Records. The books of account, minute books, stock record books and other records of Company and each Company Subsidiary are complete and correct in all respects and have been maintained in accordance with Company’s business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of Company and each Company Subsidiary contain accurate and complete records in all respects of all meetings held of, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of Company and the Company Subsidiaries.
Section 4.9    Title to Properties. Company and each Company Subsidiary has good and, as applicable, marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent Company Financial Statement or on Company Schedule 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Company Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the ordinary course of business consistent with past practice; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (collectively, the “Permitted Exceptions”). Except as set forth on Company Schedule 4.9, Company and each Company Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. All buildings and material structures owned by Company and each Company Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. The provisions of this Section 4.9 are not applicable to the “other real estate owned” (“OREO”) of Company or any Company Subsidiary, and are applicable only to properties used in the business operations of Company or any Company Subsidiary.
Section 4.10    Condition and Sufficiency of Assets. The buildings, structures and equipment of Company and each Company Subsidiary are in good operating condition and repair,

reasonable wear and tear and insured casualty damage excepted, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. The real property, buildings, structures and equipment owned or leased by Company and each Company Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances, taking into account applicable “grandfather” provisions or provisions regarding lawful nonconforming uses. The assets and properties, whether real or personal, tangible or intangible, that Company or any Company Subsidiary purport to own or lease are sufficient for the continued conduct of the business of Company and each Company Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing. The provisions of this Section 4.10 are not applicable to the OREO of Company or any Company Subsidiary, and are applicable only to properties used in the business operations of Company or any Company Subsidiary.
Section 4.11    Loans; Loan Loss Reserve.
(a)    Each Company Loan reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.
(b)    All Company Loans originated or purchased by Company Bank were made or purchased in accordance with the policies of the board of directors of Company Bank and in the ordinary course of business of Company Bank. Company Bank’s interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and Company Bank has complied in all material respects with all Legal Requirements relating to such Company Loans.
(c)    Except as set forth on Company Schedule 4.11(c), Company Bank is not a party to any Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which Company Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by Company Bank; (iii) that has been listed on any “watch list” or similar internal report of Company Bank; (iv) that has been the subject of any notice from any obligor or governmental entity of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; or (v) with respect to which Company Bank is aware of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan.

(d)    Company Bank’s allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of Company Bank’s continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Company Bank’s internal policies, and, in the reasonable judgment of Company Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged-off, on outstanding Company Loans.
(e)    To the Knowledge of Company: (i) none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of Company Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.
Section 4.12    Undisclosed Liabilities; Adverse Changes. Except as set forth on Company Schedule 4.12, neither Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the Company Financial Statements and current liabilities incurred in the ordinary course of business consistent with past practice since the respective dates thereof. Since the date of the latest Company Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of Company or any Company Subsidiary, and no event has occurred or circumstance exists that has had or would reasonably be expected to have a Material Adverse Effect on Company on a consolidated basis.
Section 4.13    Taxes. Company and each Company Subsidiary has duly and timely filed all Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all material respects. Company and each Company Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Company or any Company Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of Company, Threatened against Company or any Company Subsidiary for any Taxes owed by any of them. Except as set forth on Company Schedule 4.13, no audit, examination or investigation related to Taxes paid or payable by Company or any Company Subsidiary is presently being conducted or, to the Knowledge of Company, Threatened by any Regulatory Authority. Company has delivered to Acquiror true, correct and complete copies of all material Tax Returns previously filed with respect to the last three fiscal years by Company and each Company Subsidiary and any Tax examination reports and statements of deficiencies assessed or agreed to for any of Company or any Company Subsidiary for any such time period. Company elected to be treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code beginning with the year ended December 31, 1999, has maintained such election at all times since and will be an S corporation up to and including the date of Closing. Each Company Subsidiary has been a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code at all times during its existence and will be a qualified subchapter S subsidiary up to and including the date of Closing. The Company does not have any potential liability for any Tax under Section 1374 of the Code.
Section 4.14    Employee Benefits.
(a)    Company Schedule 4.14(a) sets forth a complete and correct list of all current employees of each of Company and Company Subsidiaries, showing for each the following: (i) name; (ii) hire date; (iii) current job title; (iv) actual base compensation, bonus, commission and other remuneration paid during 2013; and (v) 2014 base compensation level and target bonus, commission and other remuneration. Company Schedule 4.14(a) sets forth a complete and correct list of all consultants and independent contractors of each of Company and Company Subsidiaries, showing for each the following: (1) name; (2) responsibilities; (3) date of engagement; (4) compensation paid during 2013; and (5) the compensation paid and reasonably expected to be due for 2014 pursuant to any agreement between such consultant or independent contractor and Company or any Company Subsidiary.
(b)    To Company’s Knowledge, no Key Employee intends to terminate employment with Company or a Company Subsidiary or is otherwise likely to become unavailable to continue as a Key Employee, nor does Company or any Company Subsidiary have a present intention to terminate the employment of any Key Employee. Except as set forth on Company Schedule 4.14(b), the employment of each employee of Company or a Company Subsidiary is terminable at the will of the respective entity.
(c)    No employee of Company or a Company Subsidiary is represented in his or her capacity as an employee of Company or a Company Subsidiary by any labor organization and neither Company nor any Company Subsidiary has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any such employee. Neither Company nor any Company Subsidiary has experienced or been Threatened with any strike, slow down, work stoppage, material grievance, claim of unfair labor practices or other collective bargaining dispute within the past three (3) years. Neither Company nor any Company Subsidiary has committed any material unfair labor practice. To Company’s Knowledge, no organizational effort is presently being made or Threatened by or on behalf of any labor union with respect to employees of Company or a Company Subsidiary.
(d)    Company and each Company Subsidiary has complied in all material respects with all Legal Requirements relating to employment and the environment of labor, including those related to wages, hours, collective bargaining, withholding, collection and payment of social security, termination of employment, unemployment compensation and similar payroll taxes, equal pay, workers’ compensation, occupational health and safety, immigration, payment of overtime and the classification of employees as overtime eligible and overtime exempt, fair labor standards, discrimination on the basis of race, age, sex, religion, color, national origin, disability and other protected classifications.
(e)    Company Schedule 4.14(e) sets forth a list of all Company Benefit Plans. All Company Benefit Plans have been maintained and operated in material compliance with both their terms and with all Legal Requirements. No non-exempt prohibited transaction for purposes of ERISA or the Code has occurred with respect to any Company Benefit Plans. There are no Proceedings pending (other than routine claims for benefits) or Threatened against Company, any of Company Benefit Plans, any fiduciary of any Company Benefit Plans or the assets of any Company Benefit Plans as to which Company or a Company Subsidiary could have liabilities. For each Company Benefit Plan, Company has provided or made available to Acquiror complete, correct and current copies of the following: (i) the plan document, if written, or a written description of such plan, if not written; and (ii) to the extent applicable to such plan, (A) for the three (3) most recently completed plan years, the Form 5500 and all financial schedules thereto and all other annual reports required by any Regulatory Authority; (B) the most recent IRS determination or opinion letter or any pending request for an IRS determination or opinion letter; (C) the three (3) most recent reports regarding coverage and nondiscrimination testing; (D) all correspondence from any Regulatory Authority within the last three (3) years; and (E) all current summary plan descriptions and summaries of material modifications. “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), employment, compensation, pension, retirement, supplemental retirement, profit sharing, deferred compensation, savings, stock option, stock purchase, stock ownership, stock appreciation right, phantom stock, equity compensation, consulting, bonus, incentive, medical, dental, vision, disability, flexible spending, workers’ compensation, vacation, paid time off, group insurance, severance and other similar plan, program, policy, agreement and arrangement, and each trust agreement related thereto, for which Company or a Company Subsidiary has or may have any liabilities, including by reason of Company and any Person being treated as a single employer (a “Company ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code.
(f)    Each Company Qualified Plan and trust forming a part thereof has received a current, favorable determination or opinion letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from federal income tax under the Code, and nothing has occurred since the date of the most recent favorable determination or opinion letter that could reasonably be expected to adversely affect such qualification or tax-exempt status. “Company Qualified Plan” means each Company Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code.
(g)    Except as set forth on Company Schedule 4.14(g): (i) no Company Qualified Plan is subject to Title IV of ERISA; (ii) none of Company, any Company Subsidiary or any Company ERISA Affiliate (A) has participated in a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (B) has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability from such a multiemployer plan; (iii) none of Company or any Company Subsidiary has any liabilities to the IRS with respect to any Company Qualified Plan, including any liabilities imposed by Chapter 43 of the Code; and (iv) none of Company or any Company Subsidiary has any liabilities to the Pension Benefit Guaranty Corporation or under Section 502 or 4071 of ERISA with respect to any Company Qualified Plan.
(h)    Except as set forth on Company Schedule 4.14(h), with respect to all Company Benefit Plans, all contributions and fees that are due from Company or a Company Subsidiary have been paid; and all unpaid contributions and fees for prior plan years, and the portion of the current plan year ending on the Closing Date, that are owed by Company or a Company Subsidiary but not yet due have been accrued in full on the books of the applicable entity and reflected in the applicable financial statements to the extent required by and in accordance with GAAP. All contributions, fees and payments made or accrued with respect to Company Benefit Plans are deductible under Section 162 or 404 of the Code.
(i)    Except as set forth on Company Schedule 4.14(i), neither the execution nor delivery of this Agreement, nor the consummation of the Contemplated Transactions, will: (i) result in any payment (including any severance, bonus, unemployment compensation or “parachute payment” as defined in Section 280G of the Code) becoming due or owing to any former or current director, employee, consultant or independent contractor of Company or a Company Subsidiary; (ii) increase any benefit otherwise payable or create any liabilities to Acquiror or to Company, any Company Subsidiary or Company ERISA Affiliate thereof under any Company Benefit Plans; (iii) result in the acceleration of the time of payment or vesting of any such benefit; or (iv) constitute or involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.
(j)    Except as set forth on Company Schedule 4.14(j), all Company Benefit Plans can be modified and terminated without either: (i) payment of any additional contributions or amounts by any person or entity pursuant to such plan or any Legal Requirements; or (ii) the acceleration of any benefits.
(k)    None of Company or any Company Subsidiary has any obligation to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA).
(l)    To Company’s Knowledge, none of the Key Employees has been: (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal Proceeding or named as a subject of a pending criminal Proceeding (excluding traffic violations and other minor offenses); (iii) subject to any Order, judgment or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement, in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by any Regulatory Authority to have violated any federal or state securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended or vacated.
Section 4.15    Compliance with Legal Requirements. Company and each Company Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth on Company Schedule 4.15, each of Company and each Company Subsidiary is, and at all times since January 1, 2011, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Except as set forth on Company Schedule 4.15, neither Company nor any Company Subsidiary has received, at any time since January 1, 2011, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of Company or any Company Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; in either case, with respect to compliance with building or zoning codes applicable to real property, which has not been fully cured. The provisions of this Section 4.15 are not applicable to the OREO of Company or any Company Subsidiary, and are applicable only to properties used in the business operations of Company or any Company Subsidiary.
Section 4.16    Legal Proceedings; Orders.
(a)    Except as set forth on Company Schedule 4.16, since January 1, 2011, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of Company, Threatened against or affecting Company or any Company Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, that have not been fully satisfied or terminated and that would reasonably be expected to have a Material Adverse Effect on Company on a consolidated basis, and there is no fact to Company’s Knowledge that would provide a basis for any such Proceeding or Order. To the Knowledge of Company, no officer, director, agent or employee of Company or any Company Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of Company or any Company Subsidiary as currently conducted.
(b)    Neither Company nor any Company Subsidiary: (i) is subject to any cease and desist or other Order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently (w) restricts in any respect the conduct of its business, or (x) that in any manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any manner its credit or risk management policies, its management or its business; nor has Company or any Company Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.
Section 4.17    Absence of Certain Changes and Events. Except as set forth on Company Schedule 4.17, since December 31, 2013, Company and each Company Subsidiary have conducted their respective businesses only in the ordinary course of business consistent with past practice. Without limiting the foregoing, with respect to each, since December 31, 2013, except as set forth on Company Schedule 4.17, there has not been any:
(a)    change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;
(b)    amendment to its articles of incorporation or charter (or similar organizational documents) or bylaws or adoption of any resolutions by its board of directors or shareholders with respect to the same;
(c)    payment or increase of any bonus, salary or other compensation to any of its shareholders, directors, officers or employees, except, with respect to employees, for normal salary and bonus increases made in the ordinary course of business consistent with past practice or made in accordance with any then-existing Company Benefit Plan, or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee;
(d)    adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Company Benefit Plan;
(e)    damage to or destruction or loss of any of its assets or property, whether or not covered by insurance, where the resulting diminution in value individually or in the aggregate was greater than $100,000 and has not been fully restored; provided that the provisions of this Section 4.17(e) are not applicable to the OREO of Company or any Company Subsidiary, and are applicable only to properties used in the business operations of Company or any Company Subsidiary;
(f)    entry into, termination or extension of, or receipt of notice of termination of, any joint venture or similar agreement pursuant to any Contract or any similar transaction;
(g)    except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing lease, Contract or license that has a term of more than one year or that involves the payment by Company or any Company Subsidiary of more than $100,000 in the aggregate provided that the provisions of this Section 4.17(g) are not applicable to leases, Contracts or licenses affecting the OREO of Company or any Company Subsidiary, and are applicable only to leases, Contracts or licenses affecting properties used in the business operations of Company or any Company Subsidiary;
(h)    Company Loan made, or commitment to make, renew, extend the term or increase the amount of any Loan, to any Person if such Company Loan or any other Company Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of Company or any Company Subsidiary, or has been classified as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”; provided, however, that nothing in this Section 4.17(h) shall prohibit Company or any Company Subsidiary from honoring any contractual obligation in existence on the date of this Agreement;
(i)    sale (other than any sale in the ordinary course of business consistent with past practice), lease or other disposition of any of its assets or properties or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except for Tax and other liens that arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with the acceptance by Company Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of business consistent with past practice; provided that the provisions of this Section 4.17(i) are not applicable to the OREO of Company or any Company Subsidiary, and are applicable only to properties used in the business operations of Company or any Company Subsidiary;
(j)    incurrence by it of any obligation or liability (fixed or contingent) other than in the ordinary course of business consistent with past practice;
(k)    cancellation or waiver by it of any claims or rights with a value in excess of $100,000;
(l)    any investment by it of a capital nature exceeding $100,000 or aggregate investments of a capital nature exceeding $500,000;
(m)    except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;
(n)    material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of Company to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities;
(o)    filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch or relocation of operations from existing locations;
(p)    discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the ordinary course of business consistent with past practice;
(q)    entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $100,000 in aggregate value, except for sales of Company OREO and other repossessed properties or the acceptance of a deed in lieu of foreclosure;
(r)    purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements or other similar interest rate management agreements;
(s)    hiring of any employee with an annual salary in excess of $125,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated;

(t)    agreement, whether oral or written, by it to do any of the foregoing in this Section 4.17; or
(u)    event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.
Section 4.18    Properties and Contracts. Except for Contracts evidencing Loans made by Company Bank in the ordinary course of business consistent with past practice, Company Schedule 4.18 lists or describes the following with respect to Company and each Company Subsidiary:
(a)    all real property owned by Company and each Company Subsidiary and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which Company and each Company Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of Company or such Company Subsidiary; provided that the provisions of this Section 4.18(a) are not applicable to the OREO of Company or any Company Subsidiary, and are applicable only to properties used in the business operations of Company or any Company Subsidiary;
(b)    all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by Company or any Company Subsidiary, exclusive of deposit agreements with customers of Company Bank entered into in the ordinary course of business consistent with past practice, agreements for the purchase of federal funds and repurchase agreements;
(c)    each Contract that involves the performance of services or delivery of goods or materials by Company or any Company Subsidiary of an amount or value in excess of $250,000;
(d)    each Contract that was not entered into in the ordinary course of business consistent with past practice and that involves expenditures of or receipts by Company or any Company Subsidiary in excess of $250,000;
(e)    each Contract not referred to elsewhere in this Section 4.18 that:
(i)    relates to the future purchase of goods or services that materially exceeds the requirements of Company’s or any Company Subsidiary’s respective business at current levels or for normal operating purposes; or
(ii)    materially affects the business or financial condition of Company or any Company Subsidiary;
(f)    each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $250,000 or with terms of less than one year);
(g)    all Intellectual Property Assets, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of Company or any Company Subsidiary;
(h)    each collective bargaining agreement and other Contract to or with any labor union or other Person representing one or more employees;
(i)    each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by Company or any Company Subsidiary with any other Person;
(j)    each Contract containing covenants that in any way purport to restrict the business activity of Company or any Company Subsidiary or any Affiliate of any of the foregoing, or limit the ability of Company or any Company Subsidiary or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;
(k)    each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods; provided that the provisions of this Section 4.18(k) are not applicable to leases of the OREO of Company or any Company Subsidiary;
(l)    the name and annual salary of each director, officer or employee of Company and each Company Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by Company, each Company Subsidiary or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 2013, and for the current year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such person;
(m)    each Contract entered into other than in the ordinary course of business consistent with past practice that contains or provides for an express undertaking by Company or any Company Subsidiary to be responsible for consequential damages;
(n)    each Contract for capital expenditures in excess of $100,000;
(o)    each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice; and
(p)    each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.
Copies of each document, plan or Contract listed and described on Company Schedule 4.18 previously have been provided to Acquiror.

Section 4.19    No Defaults. Except as set forth on Company Schedule 4.19, each Contract identified or required to be identified on Company Schedule 4.18 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. Company and each Company Subsidiary is, and at all times since January 1, 2011, has been, in full compliance with all applicable terms and requirements of each Contract under which either Company or any Company Subsidiary has or had any obligation or liability or by which Company or any Company Subsidiary or any of their respective assets owned or used by them is or was bound. To the Knowledge of Company, each other Person that has or had any obligation or liability under any such Contract under which Company or any Company Subsidiary has or had any rights is, and at all times since January 1, 2011, has been, in full compliance with all applicable terms and requirements of such Contract. To the Knowledge of Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give Company, any Company Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the ordinary course of business consistent with past practice with respect to any Company Loan, neither Company nor any Company Subsidiary has given to or received from any other Person, at any time since January 1, 2011, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the ordinary course of business consistent with past practice in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any amounts paid or payable to Company or any Company Subsidiary under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation. The provisions of this Section 4.19 are not applicable to Contracts affecting the OREO of Company or any Company Subsidiary.
Section 4.20    Insurance. Attached to Company Schedule 4.20 are copies of all insurance policies and bonds owned or held by Company and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees). Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice. Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Set forth on Company Schedule 4.20 is a list and brief description of all claims that have been filed under such insurance policies and bonds within the past three (3) years that individually or in the aggregate exceed $50,000 and the current status of such claims. To the Knowledge of Company, all such claims have been filed in due and timely fashion. None of Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past three (3) years.

Section 4.21    Compliance with Environmental Laws. Except as set forth on Company Schedule 4.21: (a) there are no Proceedings or Orders against Company or any Company Subsidiary, or, to the Knowledge of Company, any predecessor thereof, with respect to alleged violation of, or liability under, Environmental Laws; (b) to the Knowledge of Company, there is no Threatened Proceeding or Order against Company or any Company Subsidiary, or any predecessor thereof, with respect to the alleged violation of, or liability under, Environmental Laws; (c) to the Knowledge of Company, there has been no release of Hazardous Materials on any property owned or leased by Company, now or in the past, at levels requiring remediation under the Environmental Laws given the use of the property; and (d) Company has complied with Environmental Laws applicable to it and its business operations.
Section 4.22    Fiduciary Accounts. Company Bank has properly administered in all respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulations and common law. None of Company Bank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all respects and accurately reflect the assets of such fiduciary account.
Section 4.23    Indemnification Claims. To the Knowledge of Company, no action or failure to take action by any director, officer, employee or agent of Company or any Company Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification by Company or any Company Subsidiary under any agreement with, or the corporate indemnification provisions of, Company or any Company Subsidiary, or under any Legal Requirements.
Section 4.24    Insider Interests. Except as set forth on Company Schedule 4.24, all outstanding loans and other contractual arrangements between Company or a Company Subsidiary and any officer, director or employee of Company or a Company Subsidiary conform to the requirements of Regulation O of the Federal Reserve which were in effect when such loans and other contractual arrangements were entered into. Except as set forth on Company Schedule 4.24, no officer, director or employee of Company or a Company Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Company or a Company Subsidiary.
Section 4.25    Brokerage Commissions. None of Company, any Company Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
Section 4.26    Approval Delays. To the Knowledge of Company, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. Company Bank’s most recent CRA rating is “satisfactory” or better.
Section 4.27    Disclosure. Neither any representation nor warranty of Company in, nor any Company Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.
Section 4.28    Tax Treatment. As of the date hereof, to the Knowledge of Company, there is no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
Except as disclosed in the Acquiror Schedules or in any Acquiror SEC Report filed prior to the date of this Agreement, Acquiror hereby represents and warrants to Company that the following are true and correct as of the date of this Agreement and will be true and correct as of the Effective Time (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date):
Section 5.1    Acquiror Organization. Acquiror: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a financial holding company under the BHCA; and (c) has full power and authority, corporate and otherwise, to operate as a financial holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the articles of incorporation and bylaws of Acquiror and all amendments thereto set forth in the Acquiror SEC Reports are complete and correct. Acquiror has no Subsidiaries other than as set forth in the Acquiror SEC Reports.
Section 5.2    Acquiror Subsidiary Organization. Acquiror Bank is an Iowa commercial bank duly organized, validly existing and in good standing under the laws of the State of Iowa. Each other Acquiror Subsidiary is duly organized, validly existing and in good standing in its state or jurisdiction of organization. Each Acquiror Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. Copies of the charter (or similar organizational document) and bylaws of each Acquiror Subsidiary and all amendments thereto are attached to Acquiror Schedule 5.2 and are complete and correct.
Section 5.3    Authorization; Enforceability.
(a)    Acquiror has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Acquiror, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to shareholder approval, and this

Agreement constitutes a legal, valid and binding obligation of Acquiror enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.
(b)    Except for ordinary corporate requirements to approve this Agreement and the transactions contemplated herein, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws of Acquiror or any Acquiror Subsidiary: (i) prohibits or restricts Acquiror’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject Company to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of Acquiror has unanimously approved the execution of, and performance by Acquiror of its obligations under, this Agreement.
Section 5.4    No Conflict. Except as set forth on Acquiror Schedule 5.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or bylaws, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors or shareholders of, Acquiror or any Acquiror Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Acquiror or any Acquiror Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the FDIA, the BHCA, the IBCA, the Securities Act, the Exchange Act, the Iowa Statutes and the listing and corporate governance rules and regulations of NASDAQ; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which Acquiror or any Acquiror Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by Acquiror or any Acquiror Subsidiary. Except for the approvals referred to on Acquiror Schedule 5.4 or in Section 8.1 and the requisite approval of its shareholders, neither Acquiror nor any Acquiror Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 5.5    Acquiror Capitalization.
(a)    The authorized capital stock of Acquiror currently consists exclusively of: (i) 15,000,000 shares of Acquiror Common Stock, of which, on the date of this Agreement (A) 8,351,589 shares are duly issued and outstanding, fully paid and non-assessable, (B) 338,809 shares are held in the treasury of Acquiror, and (C) 491,643 shares have been reserved for issuance in respect of outstanding stock options that have been or may be granted under the Acquiror Stock Option Plan; and (ii) 500,000 shares of Acquiror Preferred Stock, none of which were outstanding on the date of this Agreement.
(b)    To the Knowledge of Acquiror, none of the shares of authorized capital stock of Acquiror are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Except as contemplated in this Agreement, disclosed in any Acquiror SEC Report filed prior to the date of this Agreement or as set forth on Acquiror Schedule 5.5: (i) there are, as of the date of this Agreement, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating Acquiror or any Acquiror Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Acquiror or any Acquiror Subsidiary; and (ii) Acquiror is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of Acquiror. Since December 31, 2011, except as disclosed in or permitted by this Agreement, disclosed in any Acquiror SEC Report filed prior to the date of this Agreement or as provided on Acquiror Schedule 5.5, no shares of Acquiror Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Acquiror or any Acquiror Subsidiary and no dividends or other distributions payable in any equity securities of Acquiror or any Acquiror Subsidiary have been declared, set aside, made or paid to the shareholders of Acquiror.
Section 5.6    Acquiror Subsidiary Capitalization. The authorized capital stock of Acquiror Bank consists, and at the Effective Time will consist, exclusively of 100,000 shares of common stock, $10.00 par value per share (the “Acquiror Bank Shares”), all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as disclosed in any Acquiror SEC Report filed prior to the date of this Agreement or as set forth on Acquiror Schedule 5.6, Acquiror is, and will be on the Closing Date, the record and beneficial owner of 100% of the Acquiror Bank Shares and all of the issued and outstanding shares of capital stock of each other Acquiror Subsidiary, free and clear of any lien or encumbrance whatsoever. Except as set forth on Acquiror Schedule 5.6, the Acquiror Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim of right inconsistent with this Agreement. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any Acquiror Subsidiary, except for such rights held exclusively by Acquiror or as disclosed in any Acquiror SEC Report filed prior to the date of this Agreement. There are no outstanding securities of any Acquiror Subsidiary that are convertible into, or exchangeable for, any shares of such Acquiror Subsidiary’s capital stock, except for such rights held exclusively by Acquiror or as disclosed in any Acquiror SEC Report filed prior to the date of this Agreement, and no Acquiror Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such Acquiror Subsidiary. Neither Acquiror nor any Acquiror Subsidiary owns or has any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except for the capital stock of Acquiror’s Subsidiaries, as disclosed in any Acquiror SEC Report filed prior to the date of this Agreement and as set forth on Acquiror Schedule 5.6.

Section 5.7    Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.
(a)    Since January 1, 2011, Acquiror has timely filed all Acquiror SEC Reports and all such Acquiror SEC Reports have complied as to form in all respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Exchange Act. The Acquiror SEC Reports were prepared in accordance with the requirements of applicable Legal Requirements. As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(b)    Acquiror has previously made available to Company true, correct and complete copies of all (i) Acquiror SEC Reports filed on or after January 1, 2011; and (ii) Call Reports for Acquiror Bank as of the close of business on December 31, 2011, 2012 and 2013 and June 30, 2014:
(c)    The financial statements presented in the Acquiror SEC Reports referred to in clause (b)(i) above have been prepared in conformity with GAAP and comply in all material respects with all applicable Legal Requirements. The reports described in clause (b)(ii) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, the financial statements presented in the Acquiror SEC Reports referred to in clause (b)(i) above and described in clause (b)(ii) above (collectively, the “Acquiror Financial Statements”) are complete and correct in all respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Acquiror and the Acquiror Subsidiaries at the respective dates of and for the periods referred to in the Acquiror Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Acquiror Financial Statements.
(d)    Acquiror has complied in all material respects with: (i) the applicable provisions of the Exchange Act, including the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, as amended; and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.
(e)    Acquiror and each Acquiror Subsidiary have filed all forms, reports and documents required to be filed with the FDIC, the Federal Reserve, the Iowa Division and any other applicable federal or state securities or banking authorities. Such forms, reports and documents: (i) complied as to form with the requirements of applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

Section 5.8    Loans; Loan Loss Reserve.
(a)    Each Acquiror Loan reflected as an asset on any of the Acquiror Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of Acquiror, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.
(b)    All Acquiror Loans originated or purchased by Acquiror Bank were made or purchased in accordance with the policies of the board of directors of Acquiror Bank and in the ordinary course of business of Acquiror Bank. Acquiror Bank’s interest in all Acquiror Loans is free and clear of any security interest, lien, encumbrance or other charge, and Acquiror Bank has complied in all material respects with all Legal Requirements relating to such Acquiror Loans.
(c)    Except as set forth on Acquiror Schedule 5.8(c), Acquiror Bank is not a party to any Acquiror Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which Acquiror Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by Acquiror Bank; (iii) that has been listed on any “watch list” or similar internal report of Acquiror Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Acquiror Loan; or (v) with respect to which Acquiror Bank is aware of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Acquiror Loan or by any obligor of such Acquiror Loan.
(d)    Acquiror Bank’s allowance for loan and lease losses reflected in the Acquiror Financial Statements (including footnotes thereto) was determined on the basis of Acquiror Bank’s continuing review and evaluation of the portfolio of Acquiror Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Acquiror Bank’s internal policies, and, in the reasonable judgment of Acquiror Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Acquiror Loans previously charged-off, on outstanding Acquiror Loans.
(e)    To the Knowledge of Acquiror: (i) none of the Acquiror Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of Acquiror Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.
Section 5.9    Compliance with Legal Requirements. Acquiror and each Acquiror Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as disclosed in an Acquiror SEC Report filed prior to the date of this Agreement or as set forth on Acquiror Schedule 5.9, Acquiror and each Acquiror Subsidiary is, and at all times since January 1, 2011, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Except as disclosed in an Acquiror SEC Report filed prior to the date of this Agreement or as set forth on Acquiror Schedule 5.9, neither Acquiror nor any Acquiror Subsidiary has received, at any time since January 1, 2011, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does Acquiror have any Knowledge, regarding: (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (ii) any actual, alleged, possible, or potential obligation on the part of Acquiror or any Acquiror Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.
Section 5.10    Legal Proceedings; Orders.
(a)    Except as disclosed in an Acquiror SEC Report filed prior to the date of this Agreement or as set forth on Acquiror Schedule 5.10, since January 1, 2011, there have been, and currently are, no Proceedings or Orders pending, entered into or, to the Knowledge of Acquiror, Threatened against, affecting or involving Acquiror or any Acquiror Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions that have not been fully satisfied or terminated and that would reasonably be expected to have a Material Adverse Effect on Acquiror on a consolidated basis, and there is no fact to Acquiror’s Knowledge that would provide a basis for any such Proceeding or Order. To the Knowledge of Acquiror, no officer, director, agent or employee of Acquiror or any Acquiror Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of Acquiror or any Acquiror Subsidiary as currently conducted.
(b)    Neither Acquiror nor any Acquiror Subsidiary: (i) is subject to any cease and desist or other Order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently (w) restricts in any respect the conduct of its business, or (x) that in any manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any manner its credit or risk management policies, its management or its business; nor has Acquiror or any Acquiror Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.
Section 5.11    Absence of Certain Changes and Events. Since December 31, 2013, (a) Acquiror and each Acquiror Subsidiary has conducted its business only in the ordinary course of business consistent with past practice, and (b) no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.

Section 5.12    Brokerage Commissions. Except as set forth on Acquiror Schedule 5.12, none of Acquiror or any Acquiror Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
Section 5.13    Approval Delays. To the Knowledge of Acquiror, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. Acquiror Bank’s most recent CRA rating is “satisfactory” or better. Additionally, neither Acquiror nor Acquiror Bank is aware of, based on internal compliance procedures, nor has been advised of, and has no reason to believe that, any facts or circumstances exist, which would cause Acquiror Bank to be deemed to be operating in violation in any respect of the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Act of 1970, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, any order issued with respect to anti-money laundering by the U.S. Department of Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation.
Section 5.14    Undisclosed Liabilities; Adverse Changes. Except as set forth on Acquiror Schedule 5.14, neither Acquiror nor any Acquiror Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the Acquiror Financial Statements and current liabilities incurred in the ordinary course of business consistent with past practice since the respective dates thereof. Since the date of the latest Acquiror Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of Acquiror or any Acquiror Subsidiary, and no event has occurred or circumstance exists that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror on a consolidated basis.
Section 5.15    Disclosure. Neither any representation nor warranty of Acquiror in, nor any Acquiror Schedule to, this Agreement by Acquiror contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 7.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein, or in this Agreement, in light of the circumstances in which they were made, not misleading.
Section 5.16    Tax Treatment. As of the date hereof, to the Knowledge of Acquiror, there is no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

ARTICLE 6
COMPANY’S COVENANTS
Section 6.1    Access and Investigation.
(a)    Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of Company and each Company Subsidiary in accordance with the provisions of this Section. Acquiror and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of Company and each Company Subsidiary and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of Company or any Company Subsidiary. Upon request, Company and each Company Subsidiary will furnish Acquiror or its Representatives attorneys’ responses to auditors’ requests for information regarding Company or such Company Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided, with respect to attorneys, such disclosure would not result in the waiver by Company or any Company Subsidiary of any claim of attorney-client privilege), and will permit Acquiror and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for Company or such Company Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Acquiror or its Representatives. No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by Company. This Section shall not require the disclosure of any information the disclosure of which to Acquiror would be prohibited by any Legal Requirement.
(b)    Company shall allow a representative of Acquiror reasonably acceptable to Company to attend as an observer: (i) all meetings of the board of directors of Company and each Company Subsidiary; and (ii) all meetings of the committees thereof, except, in each case, if Company is advised by any applicable Regulatory Authority that the participation of such observer is impermissiable or if Company is advised by its counsel that the participation by such observer would result in a waiver of Company’s attorney-client privilege. Company shall give reasonable notice to Acquiror of any such meeting and, if known, the agenda for or business to be discussed at such meeting. Company shall provide to Acquiror all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors, except to the extent that such information relates to any amendment to this Agreement, or Company is advised by its counsel that the receipt of such information by such observer would result in a waiver of Company’s attorney-client privilege. It is understood by the parties that Acquiror’s Representative will not have any voting rights with respect to matters discussed at these meetings and that Acquiror is not managing the business or affairs of Company. All information obtained by Acquiror at these meetings shall be treated in confidence as provided in the Confidentiality Agreement.
Section 6.2    Operation of Company and Company Subsidiaries. Except with the prior written consent of Acquiror, which consent shall not be unreasonably withheld or delayed, between the date of this Agreement and the Closing Date, Company will, and will cause each Company Subsidiary to:
(a)    conduct its business only in the ordinary course of business consistent with past practice;
(b)    use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;
(c)    confer with Acquiror concerning material issues affecting Company’s operations;
(d)    enter into loan and deposit transactions only in accordance with its formal loan policy and, in that connection, from the date hereof to the Closing Date, shall not enter into any new credit or new lending relationship in excess of $5,000,000 with any Person and any director or officer of, or any owner of a ten percent (10%) or greater equity interest in, such Person;
(e)    consistent with past practice, maintain an allowance for loan and lease losses which is, in the reasonable judgment of Company Bank, adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding;
(f)    maintain all of its assets necessary for the conduct of its business in the same operating condition and repair as they are now in, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;
(g)    not buy or sell any security held, or intended to be held, for investment; provided, however, that such restriction shall not affect the buying and selling by Company Bank of Federal Funds or the reinvestment of dividends paid on any securities owned by Company Bank as of the date of this Agreement;
(h)    file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects; and
(i)    maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and comply with all Legal Requirements.
Section 6.3    Negative Covenant. Except as otherwise expressly permitted by this Agreement, or as contemplated by Company Schedule 4.17, between the date of this Agreement and the Closing Date, Company will not, and will cause each Company Subsidiary not to, without the prior written consent of Acquiror, which consent shall not be unreasonably withheld or delayed, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.17 is likely to occur.

Section 6.4    Subsequent Company Financial Statements. As soon as available after the date hereof, Company will furnish Acquiror copies of the quarterly unaudited consolidated balance sheets, consolidated statements of income, consolidated statements of cash flows and consolidated statements of shareholders’ equity of Company prepared for its internal use, and Company Bank’s Call Reports for each quarterly period completed after June 30, 2014, and all other financial reports or statements submitted after the date hereof by Company or Company Bank to Regulatory Authorities, to the extent permitted by law (collectively, the “Subsequent Company Financial Statements”). Except as may be required by changes in GAAP effective after the date hereof, the Subsequent Company Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented.
Section 6.5    Advice of Changes. Between the date of this Agreement and the Closing Date, Company will promptly notify Acquiror in writing if Company or any Company Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of any of Company’s representations and warranties as of the date of this Agreement, or if Company or any Company Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Company Schedules if such Company Schedules were dated the date of the occurrence or discovery of any such fact or condition, Company will promptly deliver to Acquiror a supplement to the Company Schedules specifying such change. During the same period, Company will promptly notify Acquiror of the occurrence of any breach of any covenant of Company in this Article or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.
Section 6.6    Company Shareholder Approval. Subject to its fiduciary duties, Company and its board of directors shall recommend to Company’s shareholders the approval of this Agreement, and beginning on the date of this Agreement, shall take all lawful action to obtain the unanimous approval of its shareholders by written consent (the “Written Consent”). Promptly following receipt of the Written Consent, Company shall cause its corporate secretary to deliver a copy of the Written Consent to Acquiror, together with a certificate executed on behalf of Company by its corporate secretary certifying that such Written Consent reflects the unanimous approval of this Agreement by the Company’s shareholders. For the avoidance of doubt, the parties acknowledge that: (a) the failure of Company to make the recommendations required by or to withdraw, modify or change such recommendation as provided in the provisions of this Section 6.6; or (b) the failure of Company’s shareholders to provide the Written Consent; or (c) the withdrawal or modification of the Written Consent by the Company’s shareholders, shall each be deemed to have a Material Adverse Effect on Company on a consolidated basis and on Acquiror’s rights under this Agreement.
Section 6.7    Information Provided to Acquiror. Company agrees that the information concerning Company or any Company Subsidiary that is provided or to be provided by Company to Acquiror for inclusion or that is included in the Acquiror Proxy Statement and any documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, with respect to the Acquiror Proxy Statement, when mailed, will not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Acquiror Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of Acquiror’s shareholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any Acquiror Subsidiary or any of their Affiliates contained in the Acquiror Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 6.8    Accounting and Other Adjustments. Company agrees that it shall, and shall cause each Company Subsidiary, to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of Acquiror, on a consolidated basis after the Effective Time, in any case as Acquiror shall reasonably request; provided, however, that neither Company nor any Company Subsidiary shall be obligated to take any such requested action (i) if such requested action is inconsistent with GAAP, as modified by applicable regulatory accounting principles, or (ii) until immediately prior to the Closing and at such time as Acquiror shall confirm in writing that it has satisfied all of the conditions listed in Article 10 (except for the completion of actions to be taken at the Closing), unless the satisfaction of any such conditions shall have been waived by Company, and that, to the Knowledge of Acquiror, there are no facts or circumstances which would prevent Acquiror from consummating the transactions contemplated hereby.
Section 6.9    Capital Stock. Except as otherwise permitted in or contemplated by this Agreement and without the prior written consent of Acquiror, from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, Company shall not, and shall not enter into any agreement to, issue, sell or otherwise permit to become outstanding any additional shares of Company Common Stock or any other capital stock of Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any such stock.
Section 6.10    Employee Agreements. Within fifteen (15) Business Days of the date hereof, Company shall cause to be delivered to Acquiror: (a) an employment agreement; (b) a change in control agreement; (c) a restrictive covenant agreement to be effective upon the Effective Time; and (d) a restrictive covenant agreement to be effective immediately upon execution; each in the form reasonably acceptable to the parties thereto, which such parties are indicated on Acquiror Schedule 6.10.
Section 6.11    Shareholder Agreement. Concurrently with the execution and delivery of this Agreement, Company shall cause to be delivered to Acquiror an executed shareholder agreement in the form of Exhibit G from the John M. Morrison Revocable Trust #4 (the “Shareholder Agreement”).
Section 6.12    Dividends. Notwithstanding anything contained herein to the contrary, between the date of this Agreement and the Effective Time, Company may declare and pay to its shareholders, aggregate cash dividends and tax distributions in an amount set forth in Company Schedule 6.12; provided, however, if Company’s full-year 2014 net income is less than $12,000,000, Company and Acquiror shall adjust in good faith the permitted dividends and tax distribution amounts in Company Schedule 6.12; and (ii) if the Effective Time occurs after January 31, 2015, Company may declare and pay tax distributions equal to forty percent (40%) of Company’s net income earned between January 31, 2015 and the Effective Time. Company shall not declare, pay or make any other dividend or other distribution or payment in respect of, or redemption of, shares of Company Common Stock.
Section 6.13    Title to Real Estate. As soon as practical after the date hereof, but in any event no later than thirty (30) days after the date hereof, Company shall obtain and deliver to Acquiror, with respect to all interests in real property owned by Company and its Subsidiaries, an owner’s preliminary report of title covering a date subsequent to the date hereof, issued by a title insurance company that is reasonably acceptable to Acquiror, showing fee simple title to such real property in Company or its Subsidiary and setting forth all requirements for coverage over all standard exceptions. If the preliminary reports show any exceptions to title other than Permitted Exceptions, and Company does not cause such exception to be removed within forty-five (45) days after written notice thereof is given to Company by Acquiror, Acquiror may, at its sole option, terminate this Agreement. The cost of obtaining any preliminary report of title discussed in this Section 6.13 shall be borne by Company. The provisions of this Section 6.13 are not applicable to the OREO of Company or any Company Subsidiary, and are applicable only to properties used in the business operations of Company or any Company Subsidiary.
Section 6.14    Surveys. Acquiror may, in its discretion, within forty-five (45) days after the date hereof, require Company to provide, at Acquiror’s expense and as soon as practicable prior to the Closing, a current American Land Title Association survey of any or all parcels of real property owned by Company and its Subsidiaries, other than property carried as OREO. If the surveys show any matters affecting the use or value of the properties other than Permitted Exceptions, and Company does not cause such matter to be corrected within forty-five (45) days after written notice thereof is given to Company by Acquiror, Acquiror may, at its sole option, terminate this Agreement. The provisions of this Section 6.14 are not applicable to the OREO of Company or any Company Subsidiary, and are applicable only to properties used in the business operations of Company or any Company Subsidiary.
Section 6.15    Environmental Investigation.
(a)    Acquiror may, in its discretion, require Company to order, at Acquiror’s expense, a Phase I environmental site assessment complying with the ASTM E1527-13 standard to be delivered only to Acquiror within forty-five (45) days after the date of this Agreement for each parcel of real property in which Company or any of its Subsidiaries holds an interest (each a “Phase I Report”), conducted by an independent professional consultant reasonably acceptable to Acquiror to determine if any real property in which Company or any of its Subsidiaries holds any interest contains or gives evidence of any adverse environmental condition or any violations of Environmental Laws on any such property. If a Phase I Report discloses any violations, adverse environmental conditions, or recognized environmental conditions as defined by the applicable ASTM E1527-13 standard or reports a reasonable suspicion thereof, or associated “business environmental risk” under the applicable ASTM E1527-13 standard, then Acquiror may promptly obtain, at Company’s expense, a Phase II environmental report with respect to any affected property which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those violations or conditions in accordance with applicable Legal Requirements (each a “Phase II Report,” and collectively referred to with the associated Phase I Report, an “Environmental Report”). Acquiror shall have no duty to act upon any information produced by an Environmental Report for the benefit of Company or any of its Subsidiaries or any other Person, but shall provide such information to Company upon Company’s request.
(b)    Upon receipt of the estimate of the costs of all follow-up work to an Environmental Report, Acquiror and Company shall attempt to agree upon a course of action for remediation of any adverse environmental condition or violation suspected, found to exist, or that would tend to be indicated by an Environmental Report. The estimated total cost for completing all necessary work plans or removal or remediation actions is referred to collectively as the “Remediation Cost.” If the aggregate Remediation Cost for the total parcels of property in which Company or its Subsidiaries holds an interest exceeds $1,000,000, either Acquiror or Company may, at its sole option, terminate this Agreement.
(c)    The provisions of this Section 6.15 are not applicable to the OREO of Company or any Company Subsidiary, and are applicable only to properties used in the business operations of Company and each Company Subsidiary.
Section 6.16    Necessary Consents. As soon as practical after the date hereof, Company shall use its best efforts to give any notice and obtain any consent or approval set forth on Company Schedule 4.4.
ARTICLE 7
ACQUIROR’S COVENANTS
Section 7.1    Access and Investigation. Company and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of Acquiror and each Acquiror Subsidiary in accordance with the provisions of this Section. Company and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of Acquiror and each Acquiror Subsidiary and of their respective financial and legal conditions as Company shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of Acquiror or any Acquiror Subsidiary. Upon request, Acquiror and each Acquiror Subsidiary will furnish Company or its Representatives attorneys’ responses to auditors’ requests for information regarding Acquiror or such Acquiror Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Company (provided, with respect to attorneys, such disclosure would not result in the waiver by Acquiror or Acquiror Bank of any claim of attorney-client privilege), and will permit Company and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for Acquiror or such Acquiror Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Company or its Representatives. No investigation by Company or any of its Representatives shall affect the representations and warranties made by Acquiror. This Section shall not require the disclosure of any information the disclosure of which to Company would be prohibited by any Legal Requirement.
Section 7.2    Operation of Acquiror and Acquiror Subsidiaries.
(a)    Except as expressly contemplated by or permitted by this Agreement, as required by any applicable Legal Requirement, or with the prior written consent of Company, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the ordinary course of business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Company or Acquiror to obtain any permits, consents, approvals and authorizations from any applicable Regulatory Authority for approval of the Contemplated Transactions, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.
(b)    Except as expressly contemplated by or permitted by this Agreement, as required by any applicable Legal Requirement, or with the prior written consent of Company, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror will not, and will cause each of its Subsidiaries not to:
(i)    (A) except as permitted pursuant to Section 7.10, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Acquiror Common Stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries); or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Acquiror Common Stock;
(ii)    amend Acquiror’s articles of incorporation or bylaws, or similar governing documents of any of its Subsidiaries;
(iii)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;
(iv)    agree to take, make any commitment to take, or adopt any resolutions of Acquiror’s board of directors in support of, any of the actions prohibited by this Section 7.2.

Section 7.3    Subsequent Acquiror Financial Statements; Subsequent Acquiror SEC Reports. As soon as available after the date hereof, Acquiror will deliver to Company complete copies of any reports filed with the SEC after June 30, 2014 (the “Subsequent Acquiror SEC Reports”) and Acquiror Bank’s Call Reports for each quarterly period completed after June 30, 2014, and all other financial reports or statements submitted after the date hereof by Acquiror or Acquiror Bank to Regulatory Authorities, to the extent permitted by law (collectively, the “Subsequent Acquiror Financial Statements”), with the filing or submitting of such Subsequent Acquiror Financial Statements with the SEC or applicable Regulatory Authorities being deemed, for the purposes of this Section 7.3, to constitute such delivery required to Company. Except as may be required by changes in GAAP effective after the date hereof, the Subsequent Acquiror Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. The Subsequent Acquiror SEC Reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.
Section 7.4    Advice of Changes. Between the date of this Agreement and the Closing Date, Acquiror will promptly notify Company in writing if Acquiror or any Acquiror Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of any of Acquiror’s representations and warranties as of the date of this Agreement, or if Acquiror or any Acquiror Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Acquiror Schedules if such Acquiror Schedules were dated the date of the occurrence or discovery of any such fact or condition, Acquiror will promptly deliver to Company a supplement to the Acquiror Schedules specifying such change. During the same period, Acquiror will promptly notify Company of the occurrence of any breach of any covenant of Acquiror in this Article or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 10 impossible or unlikely.
Section 7.5    Shareholders’ Meeting. Acquiror shall cause a meeting of its shareholders for the purpose of acting upon this Agreement and the transactions contemplated hereby, including the issuance of shares of Acquiror Common Stock in satisfaction of a portion of the Merger Consideration, and any and all other matters that Acquiror determines in good faith to be necessary or desirable in conjunction therewith, to be held as soon as practicable. Acquiror shall mail to its shareholders, at least twenty (20) Business Days prior to such meeting, notice of such meeting together with the Acquiror Proxy Statement, which shall include a copy of this Agreement. Subject to its fiduciary duties, Acquiror and its board of directors shall recommend to shareholders the approval of this Agreement and shall solicit proxies voting only in favor thereof from the shareholders of Acquiror. For the avoidance of doubt, the parties acknowledge that the failure of Acquiror to cause a meeting of its shareholders to be held for the purposes set forth in the Agreement or otherwise to make the recommendations required by or to withdraw, modify or change such recommendation as provided in the provisions of this Section 7.5 shall be deemed to have a Material

Adverse Effect on Acquiror on a consolidated basis and on Company’s and its shareholders’ rights under this Agreement.
Section 7.6    Information Provided to Company. Acquiror agrees that none of the information concerning Acquiror or any Acquiror Subsidiary that is provided or to be provided by Acquiror to Company for inclusion or that is included in any documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to Company or any Company Subsidiary or any of their Affiliates contained in the Acquiror Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 7.7    Indemnification. Except as may be limited by applicable Legal Requirements, Acquiror shall honor any of Company’s obligations in respect of indemnification and advancement of expenses currently provided by Company in its articles of incorporation or bylaws in favor of the current and former directors and officers of Company and Company Bank for not less than three (3) years from the Effective Time with respect to matters occurring prior to the Effective Time. Notwithstanding any provision of Section 7.2, Acquiror shall acquire and maintain for a period of three (3) years extended insurance coverage of acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by Company’s director and officer liability policies of insurance on terms with respect to such coverage and amount substantially similar to the terms and conditions of Company’s director and officer liability policies of insurance in effect immediately prior to the Effective Time; provided, however, that Acquiror shall not be obligated to make annual premium payments (or the annualized equivalent in premium payments for whatever period may be covered) pursuant to this Section 7.7 for such insurance coverage to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by Company for its current premiums for such insurance (the “Insurance Expense Cap”). If Acquiror is unable to obtain an insurance policy with the coverage required hereby within the Insurance Expense Cap, then Acquiror shall use the full amount of the Insurance Expense Cap to obtain one or more alternate insurance policies, which, in its good faith determination, provide as much coverage as is commercially obtainable.
Section 7.8    Nasdaq Listing. Acquiror shall use its reasonable best efforts to list on the Nasdaq Global Select Market, subject to official notice of issuance, all shares of Acquiror Common Stock to be issued in connection with the Merger.
Section 7.9    Acquiror Board. Acquiror shall take all action necessary to ensure that the board of directors of the Surviving Corporation will consist of the Acquiror Directors and the Company Directors.
Section 7.10    Dividends. Notwithstanding anything contained herein to the contrary, between the date of this Agreement and the Effective Time, Acquiror may declare and pay to its shareholders, a quarterly cash dividend not to exceed $0.16 per share of Acquiror Common Stock.

Section 7.11    Shareholder Agreement. Concurrently with the execution and delivery of this Agreement, Acquiror shall cause the executed Shareholder Agreement to be delivered to each shareholder of Company party to such agreement.
Section 7.12    Necessary Consents. As soon as practical after the date hereof, Acquiror shall use its best efforts to give any notice and obtain any consent or approval set forth on Acquiror Schedule 5.4.
ARTICLE 8
COVENANTS OF ALL PARTIES
Section 8.1    Regulatory Approvals. Acquiror shall use its reasonable best efforts to make or cause to be made, within thirty (30) days after the date of this Agreement, all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with: (a) the Federal Reserve pursuant to the BHCA; (b) the Minnesota Department pursuant to the Minnesota Statutes; and (c) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions. Acquiror shall seek confidential treatment for all Schedules, all Exhibits, and all portions of this Agreement that relate to employees’ names, compensation and terms of employment in any and all applications, related correspondence and related information filed with or submitted to any Regulatory Authority. Acquiror shall pursue in good faith the regulatory approvals necessary to consummate the Contemplated Transactions. In advance of any filing made under this Section, Company and its counsel shall be provided with the opportunity to comment thereon, and Acquiror agrees promptly to advise Company and its counsel of any material communication received by it or its counsel from any Regulatory Authority with respect to such filings, and to provide copies of any such written communication to Company and its counsel.
Section 8.2    Necessary Approvals. Acquiror and Company agree that Acquiror’s counsel will have primary responsibility for preparation of the necessary applications for regulatory approval of the Contemplated Transactions. Each of Acquiror and Company and their respective Subsidiaries agree fully to promptly cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.
Section 8.3    Customer and Employee Relationships. Each of Acquiror and Company agrees that its respective Representatives may jointly:
(a)    participate in meetings or discussions with officers and employees of Company and Acquiror and their Subsidiaries in connection with employment opportunities with Acquiror after the Effective Time; and
(b)    contact Persons having dealings with Company or Acquiror or any of its respective Subsidiaries for the purpose of informing such Persons of the services to be offered by Acquiror after the Effective Time.

Section 8.4    Publicity. Neither Company nor Acquiror shall, and neither Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by Company, or Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that Acquiror may, without the prior consent of Company, issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the listing rules of NASDAQ.
Section 8.5    Reasonable Best Efforts; Cooperation. Each of Acquiror and Company agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible. Neither Acquiror nor Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Acquiror and Company will, and will cause each Acquiror Subsidiary and Company Subsidiary, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.
Section 8.6    General Severance Plan. The parties hereto acknowledge that Acquiror, as the surviving entity, will make severance payments to certain current or former employees of either Acquiror or Company, pursuant to the general severance plan to be established as provided in Acquiror Schedule 8.6.
Section 8.7    Employee Benefits.
(a)    All individuals employed by Company or any of its Subsidiaries immediately prior to the Closing (“Covered Employees”) shall automatically become employees of Acquiror as of the Closing for the purposes of the Acquiror Benefit Plans. Following the Closing, Acquiror shall, or shall cause an Acquiror Subsidiary to, maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially similar to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Acquiror under the Acquiror Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; and (ii) until such time as Acquiror shall cause Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee’s continued participation in the Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan). For purposes of this Agreement, “Acquiror Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), employment, compensation, pension, retirement, supplemental retirement, profit sharing, deferred compensation, savings, stock option, stock purchase, stock ownership, stock appreciation right, phantom stock, equity compensation, consulting, bonus, incentive, medical, dental, vision, disability, flexible spending, workers’

compensation, vacation, paid time off, group insurance, severance and other similar plan, program, policy, agreement and arrangement, and each trust agreement related thereto, for which Acquiror or an Acquiror Subsidiary has or may have any liabilities, including by reason of Acquiror and any Person being treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
(b)    For all purposes (other than purposes of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Closing Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.
(c)    In addition, and without limiting the generality of the foregoing, as of the Closing Date, Acquiror shall, or shall cause an Acquiror Subsidiary to, use commercially reasonable efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Closing Date (such Company Benefit Plans prior to the Closing Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Closing Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Closing Date shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d)    Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 8.7 are solely for the benefit of the parties to this Agreement, and no provision of this Section 8.7 is intended to, or shall, constitute the establishing or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, and no current or former employee of Company or any Company Subsidiary or any dependent or beneficiary thereof shall be regarded for any purpose as a third party beneficiary of this Agreement or shall have the right to enforce any of the provisions hereof, including in respect of continued employment.
Section 8.8    Trust Preferred Securities. Upon the Effective Time, Acquiror shall assume the due and punctual performance and observance of the covenants to be performed by Company pursuant to the junior subordinated debentures (the “Trust Debentures”) issued by Company to each of Barron Investment Capital Trust I, Central Bancshares Capital Trust II, Central Bancshares Capital Trust II, and CBI Capital Trust III, each a Delaware statutory trust, relating to the trust preferred securities issued by each such trust, and the due and punctual payment of the principal of and premium, if any, and interest on such trust preferred securities. In connection therewith, Acquiror and Company shall execute and deliver any supplemental indentures or other documents, and the parties hereto shall provide any opinion of counsel to the trustee thereof, required to make such assumption effective.
Section 8.9    Foundation Donation. Company agrees to make a donation of $950,000.00 to the MidWestOne Foundation, which will be payable at or prior to the Closing. Acquiror shall, at or after the Effective Time, cause: (a) the number of directors of the MidWestOne Foundation to be set at six (6), consisting of three (3) Company Directors and three (3) Acquiror Directors; and (b) the articles of incorporation of the MidWestOne Foundation to be amended such that the purpose of the MidWestOne Foundation is to provide a pool of funds to be used to enhance community and cultural well-being within the trade areas in which the Surviving Corporation operates.
Section 8.10    Company Benefit Plans.
(a)    Subject to Section 8.7(a), the parties acknowledge that they will use reasonable best efforts to determine, in collaboration with one another, prior to Closing those Company Benefit Plans, if any, that will continue in effect following the Closing. To the extent the parties determine that any Company Benefit Plan should be terminated prior to Closing, Company shall take, or shall cause a Company Subsidiary to take, all action necessary and appropriate (including the adoption of written board resolutions in form and substance reasonably satisfactory to Acquiror) to: (i) terminate each such Company Benefit Plan and (ii) timely provide any required notice to participants, beneficiaries, third party service providers or governmental authorities in connection with such Company Benefit Plan.
(b)    Following the review under Section 8.10(a), if the parties do not come to agreement with respect to any particular Company Benefit Plan, to the extent requested by Acquiror, effective no later than immediately prior to the Closing, Company shall take, or shall cause a Company Subsidiary to take, all action necessary and appropriate (including the adoption of written board resolutions in form and substance reasonably satisfactory to Acquiror) to: (i) terminate such Company Benefit Plan and (ii) timely provide any required notice to participants, beneficiaries, third party service providers or governmental authorities in connection with such Company Benefit Plan.
(c)    Notwithstanding Section 8.10(a), Acquiror acknowledges and agrees that (i) all Company and Company Bank supplemental retirement plans set forth in Company Schedule 8.10 will be assumed by Acquiror as of the Closing Date and (ii) Acquiror will not terminate or amend such supplemental retirement plans prior to January 1, 2016.
Section 8.11    Tax Returns.
(a)    Company’s shareholders shall prepare (or cause to be prepared for Company and Company Bank) all Tax Returns due for Company and Company Bank for the period up to and including the day prior to the Closing Date (which may be a short period return) and for all periods ending at and including, or before, the day prior to the Closing Date (collectively, “Effective Time

Tax Returns”). Company’s shareholders shall timely pay (or cause to be paid) all taxes relating to Effective Time Tax Returns.
(b)    Acquiror shall timely prepare and file (or cause to be prepared and filed) all Tax Returns required by law for all taxes arising in the operation of the business of Company and Company Bank for periods beginning on or after the Closing Date (“Post Effective Time Tax Returns”). Buyer shall timely pay (or cause to be paid) all taxes relating to Post Effective Time Tax Returns.
(c)    After the Closing Date, Acquiror and Company’s shareholders shall cooperate in the preparation of all Tax Returns and shall provide, or cause to be provided, to the requesting party any records or other information requested by such party in connection therewith as well as access to, and the cooperation of, the auditors of Acquiror. Company’s shareholders, on the one hand, and Acquiror, on the other hand, shall give prompt notice to each other as provided in this Agreement of any proposed adjustment to taxes for periods ending at and including, or before, the day prior to the Closing Date (or beginning at and ending after the Closing Date). Promptly upon receipt by either party of any notification or indication (whether written or oral) from the Internal Revenue Service that it intends to investigate or audit any Effective Time Tax Return, the party receiving such information shall notify the other party and convey such information to the other party in writing. Each party shall cooperate with the other in connection with any tax investigation, audit, or other proceeding. A party shall be reimbursed for reasonable out-of-pocket expenses incurred in taking any action requested by the other party under this Section 8.11.
ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR
The obligations of Acquiror to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror, in whole or in part):
Section 9.1    Accuracy of Representations and Warranties. All of the representations and warranties of Company set forth in this Agreement shall have been true and correct in all material respects of the date of this Agreement and shall be true and correct in all material respects on the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date) with the same effect as though all such representations and warranties had been made on and as of such date; provided, however, that each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been true and accurate in all respects as of the date of this Agreement, and shall be true and accurate in all respects on the Closing Date (or such other date as specified) as if then made.
Section 9.2    Company’s Performance. Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date; provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this

Agreement to a standard of materiality, Company shall have performed and complied in all respects with such covenants and obligations.
Section 9.3    Shareholder Performance. Company’s shareholders and affiliates subject to the Shareholder Agreement shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by such shareholders and affiliates under the terms of the Shareholder Agreement on or prior to the Closing Date; provided, however, that to the extent performance and compliance with such covenants and obligations are subject in the Shareholder Agreement to a standard of materiality, such shareholders and affiliates shall have performed and complied in all respects with such covenants and obligations.
Section 9.4    Documents Satisfactory. All proceedings, corporate or other, to be taken by Company in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Acquiror.
Section 9.5    Corporate Approval. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the shareholders of Acquiror and Company.
Section 9.6    No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Company or any Company Subsidiary any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would have a Material Adverse Effect on Company on a consolidated basis or on Acquiror’s rights under this Agreement.
Section 9.7    Absence of Material Adverse Changes. From the date hereof to the Closing, there shall be no event or occurrence that has had or would be reasonably likely to have a Material Adverse Effect on Company on a consolidated basis.
Section 9.8    Consents and Approvals. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to Acquiror, and all applicable waiting periods shall have expired, except to the extent that the failure to obtain any such consents or approvals would not have a Material Adverse Effect on Company on a consolidated basis or on Acquiror’s rights under this Agreement.
Section 9.9    No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

Section 9.10    Fairness Opinion. As of the date of this Agreement and prior to distribution of the Acquiror Proxy Statement to the shareholders of Acquiror, Acquiror shall have received an opinion from Sandler O’Neill & Partners, L.P. to the effect that the consideration to be paid to Company’s shareholders in connection with the Merger is fair, from a financial point of view, to Acquiror and the same shall not have been withdrawn prior to the Closing.
Section 9.11    Tax Opinion. Acquiror shall have received a written opinion of McGladrey LLP, in form and substance reasonably satisfactory to Acquiror and Company, dated as of the Closing Date, substantially to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and that each of Acquiror and Company will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.
Section 9.12    NASDAQ Listing. The shares of Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on the NASDAQ Global Select Market.
Section 9.13    Adjusted Shareholders’ Equity. Company’s Adjusted Shareholders’ Equity shall not be less than $70,000,000.
Section 9.14    Receipt of Financing. Acquiror shall have received financing, comprised of debt or equity components, or any combination thereof, in an amount sufficient to fund the Merger Consideration and perform Acquiror’s other obligations hereunder and under any of the other documents executed in connection herewith.
ARTICLE 10
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF COMPANY
Company’s obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Company, in whole or in part):
Section 10.1    Accuracy of Representations and Warranties. All of the representations and warranties of Acquiror set forth in this Agreement shall have been true and correct in all material respects of the date of this Agreement and shall be true and correct in all material respects on the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date) with the same effect as though all such representations and warranties had been made on and as of such date; provided, however, that each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been true and accurate in all respects as of the date of this Agreement, and shall be true and accurate in all respects on the Closing Date (or such other date as specified) as if then made.
Section 10.2    Acquiror’s Performance. Acquiror shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement and the Shareholder Agreement on or prior to the Closing Date; provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement or the Shareholder Agreement, as applicable, to a standard of materiality, Acquiror shall have performed and complied in all respects with such covenants and obligations.
Section 10.3    Documents Satisfactory. All proceedings, corporate or other, to be taken by Acquiror in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Company.
Section 10.4    Corporate Approval. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the shareholders of Acquiror and the shareholders of Company.
Section 10.5    No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Acquiror or any Acquiror Subsidiary any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would have a Material Adverse Effect on Acquiror on a consolidated basis or on Company’s rights under this Agreement.
Section 10.6    Absence of Material Adverse Changes. From the date hereof to the Closing, there shall be no event or occurrence that has had or would be reasonably likely to have a Material Adverse Effect on Acquiror on a consolidated basis.
Section 10.7    Consents and Approvals. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to Company, and all applicable waiting periods shall have expired, except to the extent that the failure to obtain any such consents or approvals would not have a Material Adverse Effect on Acquiror on a consolidated basis or on Company’s rights under this Agreement.
Section 10.8    No Prohibitions. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.
Section 10.9    Tax Opinion. Company shall have received a written opinion of McGladrey LLP, in form and substance reasonably satisfactory to Acquiror and Company, dated as of the Closing Date, substantially to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and that each of Acquiror and Company will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.
Section 10.10    NASDAQ Listing. The shares of Acquiror Common Stock to be issued in connection with the Merger, shall have been approved for listing on the Nasdaq Global Select Market.

ARTICLE 11
TERMINATION
Section 11.1    Termination of Agreement. This Agreement may be terminated only as set forth below:
(a)    by mutual consent of the boards of directors of Acquiror and Company, each evidenced by appropriate written resolutions;
(b)    by Acquiror if: (i) any of the conditions in Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Acquiror to comply with its obligations under this Agreement or the Shareholder Agreement); and (ii) Acquiror has not waived such condition on or before the Closing Date;
(c)    by Company if: (i) any of the conditions in Article 10 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Company or any of its Affiliates to comply with their respective obligations under this Agreement or the Shareholder Agreement); and (ii) Company has not waived such condition on or before the Closing Date;
(d)    by Acquiror in accordance with the provisions of Sections 6.13 and 6.14 or by Acquiror or Company in accordance with the provisions of Section 6.15(b);
(e)    by Acquiror or Company, by giving written notice of such termination to the other party, if: (i) the Federal Reserve, the Iowa Division, the Minnesota Department or any other Regulatory Authority the approval of which is required for consummation of the Contemplated Transactions has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; or (ii) any application, filing or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority; provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement or the Shareholder Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above; and
(f)    by Company, at any time during the ten (10) Business Day period commencing on the Determination Date, if and only if both of the following conditions are satisfied:
(i)    the Acquiror Market Value on the Determination Date is less than $19.10 per share; and
(ii)     (A) the number obtained by dividing (1) the Acquiror Market Value on the Determination Date, by (2) $23.87, is less than (B) the number obtained by subtracting 0.20 from the number obtained by dividing (x) the Final Index Price, by (y) the Initial Index Price;

provided, however, that if Company elects to exercise its termination right pursuant to this Section 11.1(f), it shall give written notice to Acquiror. Within five (5) Business Days following receipt of such notice, Acquiror may, at its sole option (the “Fill Option”), offer to increase the cash portion of the Merger Consideration by either the First Trigger Fill or the Second Trigger Fill, in each case subject to adjustment pursuant to Section 3.3(b). If Acquiror elects to exercise its Fill Option pursuant to this Section 11.1(f), it shall give prompt written notice to Company of such election and any references to “Merger Consideration” in this Agreement shall thereafter be deemed to refer to the Merger Consideration as adjusted pursuant to this Section 11.1(f).
If Acquiror or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 11.1(f).

(g)    by either party if the Effective Time shall not have occurred at or before 11:59 p.m. on the Termination Date; provided, however, that: (i) the Termination Date may be extended one or more times, but not to a date later than June 30, 2015, by either party on or before the then‑current Termination Date, if the only condition to the Closing set forth in Article 9 and Article  10 that has not been satisfied as of the tenth (10th) day prior to the then‑current Termination Date (other than any condition which by its nature can only be satisfied at the Closing) is the receipt of any approval or consent of any of the Federal Reserve, the Iowa Division, the Minnesota Department or any other Regulatory Authority which is required for consummation of the Contemplated Transactions, or the expiration of the applicable waiting periods relating thereto, and no such approval or consent has been denied or, if it has been denied, such denial has not become final and nonappealable, and none of the Federal Reserve, the Iowa Division, the Minnesota Department or any other Regulatory Authority of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the Contemplated Transactions; and (y) the right to terminate this Agreement under this Section 11.1(g) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement or the Shareholder Agreement has been the cause of or resulted in the failure to obtain any approval or consent of any Regulatory Authority required for consummation of the Contemplated Transactions, or the expiration of the applicable waiting periods relating thereto, prior to the then‑current Termination Date.
Section 11.2    Effect of Termination or Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 11.1:
(a)    The provisions contained in Section 12.4 shall survive.
(b)    The termination of this Agreement pursuant to Section 11.1 shall not release any party hereto from any liability or obligation to the other party hereto arising from (i) an intentional breach of any provision of this Agreement occurring prior to the termination hereof; or (ii) the failure of timely satisfaction of conditions precedent to the obligations of a party to the extent that such failure of timely satisfaction is attributable to the actions or inactions of such party.

ARTICLE 12
MISCELLANEOUS
Section 12.1    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.
Section 12.2    Assignments, Successors and No Third Party Rights. Neither party to this Agreement may assign any of its rights under this Agreement without the prior written consent of the other party. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, other than Section 7.7, which is intended to be for the benefit of the individuals covered thereby.
Section 12.3    Waiver. Except as provided in Article 11, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 12.4    Confidentiality. Between the date of this Agreement and the Closing Date, each of Acquiror and Company will maintain in confidence, and will cause each of its respective Representatives to maintain in confidence, and not use to the detriment of the other or its Subsidiaries any written, oral, or other information obtained in confidence from the other of any of its Subsidiaries in connection with this Agreement or the Contemplated Transactions, unless: (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

Section 12.5    Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include facsimile communication and electronic mail) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or telecopied or sent by electronic mail if confirmed immediately thereafter by also mailing a copy of any notice, report or other communication by mail as required in this Section 12.5:
If to Acquiror, to:
MidWestOne Financial Group, Inc.
102 S. Clinton St.
Iowa City, IA 52240
Attention: Charles N. Funk
Telephone:    (319) 356-5800
Facsimile:    (319) 356-5849
Electronic mail:    cfunk@midwestone.com

with copies to:
Barack Ferrazzano Kirschbaum & Nagelberg, LLP
200 W. Madison St., Suite 3900
Chicago, IL 60606
Attention: Robert M. Fleetwood
Telephone:    (312) 629-7329
Facsimile:    (312) 984-3150
Electronic mail:    robert.fleetwood@bfkn.com

If to Company, to:
Kurt R. Weise
c/o Central Bank
945 Winnetka Ave N., Suite 145
Golden Valley MN 55427
with copies to:
Karen L. Grandstrand
Fredrikson & Byron, P.A.
200 South Sixth Street,  Suite 4000
Minneapolis, MN 55402
Telephone:    (612) 492-7153
Facsimile:    (612) 492-7077
Electronic mail:    kgrandstrand@fredlaw.com

or to such other Person or place as Company shall furnish to Acquiror or Acquiror shall furnish to Company in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five (5) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by facsimile or electronic mail, on the next Business Day, if also confirmed by mail in the manner provided in this Section 12.5.
Section 12.6    Entire Agreement. This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, and the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.
Section 12.7    Modification. This Agreement may not be amended except by a written agreement signed by each of Company and Acquiror. Without limiting the foregoing, Company and Acquiror may by written agreement signed by each of them: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto, which are for the benefit of the waiving party; provided, however, that no such modification, amendment or supplement agreed to after authorization of this Agreement by the shareholders of Acquiror and Company shall affect the rights of Acquiror’s or Company’s shareholders, respectively, in any manner which is materially adverse to such Persons.
Section 12.8    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.
Section 12.9    Further Assurances. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
Section 12.10    Survival. Except for covenants that are expressly to be performed after the Closing, the representations, warranties and covenants contained herein shall not survive beyond the Closing.
Section 12.11    Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Agreement may be executed and accepted by facsimile or portable data file (PDF) signature and such signature shall be of the same force and effect as an original signature.
Section 12.12    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches, or threatened breaches, of this Agreement and to enforce specifically the terms and provisions hereof, without the need to post bond or other security, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

MIDWESTONE FINANCIAL GROUP, INC. By: /s/ Charles N. Funk Charles N. Funk President & Chief Executive Officer

CENTRAL BANCSHARES, INC. By: /s/ Kurt R. Weise Kurt R. Weise President

[Signature Page to Agreement and Plan of Merger]

Exhibit A-1
AMENDMENT TO THE BYLAWS
OF
MIDWESTONE FINANCIAL GROUP, INC.
Adopted by the Board of Directors on __________ ___, 2014.
RESOLVED, that the Bylaws of MidWestOne Financial Group, Inc. (the “Company”) be amended as of the effective time of the merger of Central Bancshares, Inc. with and into the Company pursuant to that certain Agreement and Plan of Merger between the Company and Central Bancshares, Inc., dated November 20, 2014 (the “Effective Time”), to delete Section 3.2 in its entirety and replace it with the following:
“Section 3.2. Number, Tenure, Qualifications. In accordance with Section 2.6 of the Agreement and Plan of Merger between the corporation and Central Bancshares, Inc. (“Central”), dated November 20, 2014 (the “Agreement”), the following provisions shall govern directors to the exclusion of any provision in these bylaws to the contrary. Terms capitalized but not otherwise defined in these bylaws shall have the meaning given to them in the Agreement. At the Effective Time, the Board of Directors of the corporation, as the Surviving Corporation, shall consist of thirteen directors who shall consist of: (i) eight persons serving as directors of the corporation (each, a “Company‑Related Director”) and (ii) five persons serving as directors of Central (each, a “Central‑Related Director”), in each case serving in such capacity immediately prior to the Effective Time.
The directors shall be divided into three classes. Immediately following the Effective Time, the Class I directors shall consist of three Company‑Related Directors and two Central‑Related Directors, one of whom shall be John M. Morrison. The initial Class I directors shall hold office for an initial term expiring at the 2017 annual meeting of shareholders and Class I directors shall thereafter be elected to three-year terms. At the 2017 annual meeting of shareholders, Mr. Morrison, if then still serving as a director, shall not stand for reelection, and, provided that Mr. Morrison has served for the entirety of his initial term, the Board of Directors shall nominate for election to Mr. Morrison’s seat on the Board of Directors an individual recommended by Mr. Morrison, provided further that such nomination is reasonably agreeable to the Nominating and Corporate Governance Committee in accordance with the good faith execution of its duties. If, prior to the 2017 annual meeting of shareholders, Mr. Morrison shall have resigned or been removed in accordance with these bylaws, the Board of Directors may fill the resultant vacancy in accordance with Section 3.8 hereof or elect to reduce the total number of Central‑Related Directors entitled to serve on the Board of Directors by one, with a corresponding reduction in the total number of directors constituting the entire Board of Directors. If, prior to the 2017 annual meeting of shareholders, Mr.

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Morrison shall cease to serve as a director for any reason other than those set forth in the preceding sentence, the Board of Directors shall fill the resultant vacancy with an individual selected by the Central‑Related Directors in good faith in a manner intended to preserve the principles of representation in these bylaws, provided that such individual is reasonably agreeable to the Nominating and Corporate Governance Committee in accordance with the good faith execution of its duties, and upon the expiration of such individual’s initial term at the 2017 annual meeting of shareholders, shall nominate such individual, provided again that such nomination is reasonably agreeable to the Nominating and Corporate Governance Committee in accordance with the good faith execution of its duties, for an additional term to expire at the 2020 annual meeting of shareholders. Upon the expiration of his or her initial term, the Class I Central‑Related Director other than Mr. Morrison (the “Remaining Class I Central‑Related Director”) shall be nominated by the Board of Directors, provided that such nomination is reasonably agreeable to the Nominating and Corporate Governance Committee in accordance with the good faith execution of its duties, for an additional term to expire at the 2020 annual meeting of shareholders. If, prior to the 2020 annual meeting of shareholders, the Remaining Class I Central‑Related Director shall for any reason cease to serve as a director or shall not stand for reelection as a director, the resultant vacancy shall be filled by the Board of Directors with an individual selected by the Central‑Related Directors in good faith in a manner intended to preserve the principles of representation in these bylaws, provided that such individual is reasonably agreeable to the Nominating and Corporate Governance Committee in accordance with the good faith execution of its duties, which such individual, if appointed to the Board of Directors prior to the 2017 annual meeting of shareholders, will be nominated by the Board of Directors for reelection at such annual meeting, provided again that such nomination is reasonably agreeable to the Nominating and Corporate Governance Committee in accordance with the good faith execution of its duties, for an additional term to expire at the 2020 annual meeting of shareholders.
Immediately following the Effective Time, the Class II directors shall consist of two Company‑Related Directors and two Central‑Related Directors. The initial Class II directors shall hold office for an initial term expiring at the 2015 annual meeting of shareholders and Class II directors shall thereafter be elected to three‑year terms. Upon the expiration of their initial terms, the initial Class II Central-Related Directors shall be nominated by the Board of Directors, provided that such nominations are reasonably agreeable to the Nominating and Corporate Governance Committee in accordance with the good faith execution of its duties, for an additional term to expire at the 2018 annual meeting of shareholders, and, upon the expiration of such subsequent term, to an additional term to expire at the 2021 annual meeting of shareholders.  If, prior to the 2021 annual meeting of shareholders, either Class II Central‑Related Director shall for any reason cease to serve as a director or shall not stand for reelection as a director, the resultant vacancy shall be filled by the Board of Directors with an individual selected by the Central‑Related Directors in good faith in a manner intended to preserve the principles of representation in these bylaws,

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provided that such individual is reasonably agreeable to the Nominating and Corporate Governance Committee in accordance with the good faith execution of its duties, which such individual, if appointed to the Board of Directors prior to the 2018 annual meeting of shareholders, will be nominated for reelection by the Board of Directors, provided again that such nomination is reasonably agreeable to the Nominating and Corporate Governance Committee in accordance with the good faith execution of its duties, for any additional terms expiring at or before the 2021 annual meeting of shareholders.
Immediately following the Effective Time, the Class III directors shall consist of three Company‑Related Directors and one Central‑Related Director, who shall be Larry Albert. The initial Class III directors shall hold office for an initial term expiring at the 2016 annual meeting of shareholders and Class III directors shall thereafter be elected to three‑year terms. At the 2016 annual meeting of shareholders, the Class III Central-Related Director shall not stand for reelection, upon which time the total number of Central‑Related Directors entitled to serve on the Board of Directors shall be reduced by one, with a corresponding reduction in the total number of directors constituting the entire Board of Directors. If, prior to the 2016 annual meeting of shareholders, the Class III Central-Related Director shall for any reason cease to serve as a director, the reduction in the number of Central‑Related Directors entitled to serve on the Board of Directors and corresponding reduction in the total number of directors constituting the entire Board of Directors shall be accelerated to the date on which such Class III Central-Related Director ceases to serve.
If, prior to the 2021 annual meeting of shareholders, any Company‑Related Director shall for any reason cease to serve as a director or shall not stand for reelection as a director, he or she shall be replaced by the Board of Directors with an individual selected by the Company‑Related Directors in good faith in a manner intended to preserve the principles of representation in these bylaws, provided that such individual is reasonably agreeable to the Nominating and Corporate Governance Committee in accordance with the good faith execution of its duties.
Following, the 2021 annual meeting of shareholders, the number of directors constituting the entire Board of Directors shall be not less than eleven nor more than fifteen, as fixed from time to time by resolution of not less than a majority of the number of directors that, immediately prior to such proposed change, had been fixed in the manner prescribed by this Section 3.2; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office. Directors need not be shareholders of the corporation.
The Board of Directors may appoint individuals to serve as honorary directors or as directors emeritus. An individual so appointed shall not vote at any meeting of the Board of Directors, shall not be counted in determining a quorum, and shall not be charged with any responsibilities or be subject to any liabilities imposed upon directors. Provided that Mr. Morrison serves for the entirety of his initial term on the Board of Directors, he shall serve as a director emeritus from the 2017 annual

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meeting of shareholders until the 180th day following the fourth anniversary of the Effective Time.”
RESOLVED, that the Bylaws of the Company be amended as of the Effective Time to delete Section 3.7 in its entirety and replace it with the following:
“Section 3.7. Manner of Acting; Actions Requiring Supermajority Approval.
(a)    Except as provided below or as otherwise provided in these bylaws, the act of the majority of the Board of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
(b)    Through the 180th day following the fourth anniversary of the Effective Time, the following actions may not be taken without the approval of a supermajority (as defined below) of the full Board of Directors:
(i)    a change of the corporation’s name;
(ii)    a change in the location of the corporation’s headquarters from Iowa City, Iowa to another city;
(iii)     the removal of any member of the Board of Directors;
(iv)    the sale, transfer or other disposition of all or substantially all of the assets of the corporation to an unaffiliated entity, or a merger, combination or other similar transaction pursuant to which an unaffiliated party will own or control twenty-five percent or more of the outstanding stock of the corporation; or
(v)    the issuance of securities requiring the approval of the corporation’s shareholders pursuant to NASDAQ Rule 5635(a) or (b), or similar rules of any other national securities exchange upon which the corporation’s securities are listed; or
(vi)    the amendment of Sections 3.2, 3.7, 3.8, 3.14, 4.2, and 4.3 and Article XIII of these bylaws.
(c)    For purposes of this Section 3.7, a “supermajority” of the full Board of Directors shall consist of: (i) sixty-seven percent of the full Board of Directors at any time five Central-Related Directors are entitled to serve; and (ii) seventy‑five percent of the full Board of Directors at any time there are fewer than five Central-Related Directors entitled to serve.”

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RESOLVED, that the Bylaws of the Company be amended as of the Effective Time to delete Section 3.8 in its entirety and replace it with the following:
“Section 3.8. Vacancies. Subject to Section 3.2, in case one or more vacancies shall occur on the Board of Directors by reason of death, resignation, an increase in the number of directors or otherwise, the vacancy may be filled by the Board of Directors, or, if the directors remaining in office constitute fewer than a quorum of the Board of Directors, by the affirmative vote of a majority of all such directors remaining in office.”
RESOLVED, that the Bylaws of the Company be amended as of the Effective Time to delete the first paragraph of Section 3.14 in its entirety and replace it with the following:
“Section 3.14. Director Nominations. Subject to Section 3.2, nominations of candidates for election as directors at any meeting of shareholders may be made: (i) by, or at the direction of, a majority of the Board of Directors or a designated committee thereof; or (ii) by any shareholder of record entitled to vote at such meeting; provided that only persons nominated in accordance with procedures set forth in this Section shall be eligible for election as directors; provided further that no person, other than John M. Morrison (who shall be eligible to serve through the annual meeting of shareholders held in 2017 regardless of his age) shall be eligible for election to the Board of Directors if such person has attained the age of seventy-two years prior to the date of the meeting of shareholders at which such person would be elected.”
RESOLVED, that the Bylaws of the Company be amended as of the Effective Time to delete Section 4.2 in its entirety and replace it with the following:
“Section 4.2. Election and Term of Office. The officers of the corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be. Each officer shall hold office until his or her successor shall have been duly elected and shall have qualified or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Notwithstanding any other provision of these bylaws, the Board of Directors shall, subject to its fiduciary duties, elect the following individuals to the following officer positions for the periods of time set forth opposite their names:

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Name	Position	Term
John M. Morrison	Chairman of the Board of Directors	Until his successor shall have been duly elected or appointed and shall have qualified or until his death or until he shall resign or shall have been removed in accordance with these bylaws.
Kevin W. Monson	Chairman of the Board of Directors
Upon the earlier of his election or appointment as Chairman of the Board or the death, resignation, or removal of Mr. Morrison and until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in accordance with these bylaws.

Kevin W. Monson	Vice Chairman of the Board of Directors	Until his election or appointment as Chairman of the Board.
John M. Morrison	Vice Chairman of the Board of Directors
Upon his successor’s appointment or election as Chairman of the Board and until Mr. Morrison’s successor as Vice Chairman shall have been duly elected or appointed and shall have qualified or until his death or until he shall resign or shall have been removed in accordance with these bylaws.

Charles N. Funk	Chief Executive Officer	Through the corporation’s annual meeting of shareholders held in 2016.
Charles N. Funk	President	Through the corporation’s annual meeting of shareholders held in 2016.
Gary J. Ortale	Chief Financial Officer	Through the corporation’s annual meeting of shareholders held in 2016.
Kent L. Jehle	Chief Credit Officer	Through the corporation’s annual meeting of shareholders held in 2016.
The removal of any of these individuals from, or the failure to appoint or re-elect the individuals to the positions listed above, and any amendment to or termination of any employment agreements entered into with the foregoing individuals, prior to the earlier of (a) the expiration of the term noted above or (b) the 180th day following the fourth anniversary of the Effective Time, shall require the affirmative vote of a “supermajority” of the full Board of Directors as that term is defined in Section 3.7(c) hereof. ”
RESOLVED, that the Bylaws of the Company be amended as of the Effective Time to add the following clause to the beginning of Section 4.3: “Unless otherwise set forth in Section 4.2,”.
RESOLVED, that the Bylaws of the Company be amended as of the Effective Time to add the following clause to the beginning of Article XIII: “Subject to Section 3.7,”.

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Exhibit A-2
AMENDED AND RESTATED BYLAWS
OF
MIDWESTONE FINANCIAL GROUP, INC.

ARTICLE I.
OFFICES
The principal office of the corporation in the State of Iowa shall be located in the City of Iowa City, County of Johnson. The corporation may have such other offices, either within or without the State of Iowa, as the Board of Directors may designate or as the business of the corporation may require from time to time.
The registered office of the corporation required by the Iowa Business Corporation Act to be maintained in the State of Iowa may be, but need not be, identical with the principal office in the State of Iowa, and the address of the registered office may be changed from time to time by the Board of Directors.
ARTICLE II.
SHAREHOLDERS
Section 2.1. Annual Meeting. The annual meeting of the shareholders shall be held in the month of April (or such other month as determined by the Board of Directors) in each year on such day and at such time as shall be designated by the Board of Directors and stated in the notice of such meeting for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. If the election of directors shall not be held on the day designated herein for any annual meeting of the shareholders, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the shareholders as soon thereafter as conveniently may be.
Business to be considered by the shareholders shall be brought before an annual meeting: (i) pursuant to the corporation’s notice of meeting; (ii) by or at the direction of the Board of Directors; or (iii) by any shareholder of the corporation who (A) was a shareholder of record at the time of giving of notice provided for in this Section, (B) is entitled to vote with respect thereto and (C) who complies with the notice procedures set forth in this Section. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation and such proposed business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice must be delivered to or mailed to and received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Such shareholder’s notice to the Secretary of the corporation shall set forth: (i) as to any business the shareholder proposed to bring before the annual meeting, (A) a brief description of the business desired to be brought before the

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annual meeting, (B) the reasons for conducting such business at the annual meeting, (C) any material interest in such business of such shareholder and (D) the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposed business is to be brought, (A) the name and address of such shareholder, as they appear on the corporation’s books, and the name and address of such beneficial owner, and (B) the class and number of shares of the corporation’s capital stock that are owned beneficially and of record by such shareholder and such beneficial owner.
Section 2.2. Special Meetings. Special meetings of the shareholders may be called for any purpose or purposes, unless otherwise prohibited by the Iowa Business Corporation Act, other relevant law, the articles of incorporation or these bylaws. The Chairman of the Board, Chief Executive Officer or President may call a special meeting of shareholders. In addition, a special meeting shall be called in the circumstances described in Section 490.702 of the Iowa Business Corporation Act.
Section 2.3. Place of Meeting. The Board of Directors may designate any place, either within or without the State of Iowa, as the place of meeting for any annual meeting or for any special meeting of the shareholders called pursuant to Section 2.2. A waiver of notice signed by all shareholders entitled to vote at a meeting may designate any place, either within or without the State of Iowa, as the place for the holding of such meeting. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the registered office of the corporation in the State of Iowa, except as otherwise provided in Section 2.12 of these bylaws.
Section 2.4. Notice of Meeting. Written or printed notice stating the place, day and hour of the meeting of shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered within the time period prescribed by Section 490.705 of the Iowa Business Corporation Act, either personally or by mail, by or at the direction of the Board of Directors, or, in the absence of such direction, the Chairman of the Board, Chief Executive Officer or President, or, in the absence of either such direction, by the Secretary, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at his or her address as it then appears on the stock transfer books of the corporation, with postage thereon prepaid.
Without limiting the manner by which notice otherwise may be given effectively to shareholders, any notice to shareholders given by the corporation under any provision of the Iowa Business Corporation Act, the articles of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the shareholder to whom notice is given and shall be deemed delivered immediately upon electronic transmission of such notice. Any such consent shall be revocable by the shareholder by written notice to the corporation or as otherwise provided by law.

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Section 2.5. Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors of the corporation may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than the number of days set forth in Section 490.707 of the Iowa Business Corporation Act prior to the date on which the particular action requiring such determination of shareholders is to be taken and, in case of a meeting of shareholders, not less than ten days before the date of such meeting. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section, such determination shall apply to any adjournment thereof.
Section 2.6. Voting Lists. The officer or agent having charge of the stock transfer books for shares of the corporation shall make a complete list of the shareholders entitled to vote at such meeting, or any adjournment thereof, arranged, in alphabetical order, by voting group and then by class or series, with the address of and the number of shares held by each shareholder. The list shall be available for inspection upon written demand by any shareholder at any time during usual business hours, at such shareholder’s expense, beginning two business days after the notice of the meeting is given for which the list was prepared, and continuing through the meeting, at the corporation’s principal address or at a place identified in the meeting notice in the city where the meeting will be held. Such lists shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting.
Section 2.7. Quorum. A majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.
Section 2.8. Proxies. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his or her duly authorized attorney in fact. Such proxy shall be filed with the Secretary of the corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

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Section 2.9. Voting of Shares. Subject to the articles of incorporation, each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders.
Section 2.10. Voting of Shares by Certain Holders.
(a)    Shares standing in the name of another corporation may be voted by such officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the Board of Directors of such corporation may determine.
(b)    Shares held by an administrator, executor, guardian or conservator may be voted by him or her, either in person or by proxy, without a transfer of such shares into his or her name. Shares standing in the name of a trustee may be voted by him or her, either in person or by proxy, but no trustee shall be entitled to vote shares held by him or her without a transfer of such shares into his or her name.
(c)    Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his or her name if authority so to do be contained in an appropriate order of the court by which such receiver was appointed.
(d)    A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.
(e)    Neither treasury shares nor shares held by another corporation if a majority of the shares entitled to vote for the election of directors of such other corporation is held by the corporation, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time.
Section 2.11. Informal Action by Shareholders. Unless otherwise provided by the articles of incorporation, any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if one or more written consents describing the action taken are signed by the holders of outstanding shares having not less than ninety percent of the votes entitled to be cast at a meeting at which all shares entitled to vote on the action were present and voted, and are delivered to the corporation for including in the minutes or filing with the corporate records and the other requirements in Section 490.704 of the Iowa Business Corporation Act are followed.
Section 2.12. Meeting of all Shareholders. If all of the shareholders shall meet at any time and place, either within or without the State of Iowa, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any corporate action may be taken.

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Section 2.13. Voting by Ballot. Voting on any question or in any election may be by voice unless the presiding officer shall order or any shareholder shall demand that voting be by ballot.
ARTICLE III.
BOARD OF DIRECTORS
Section 3.1. General Powers. The business and affairs of the corporation shall be managed by or under the direction of its Board of Directors.
Section 3.2. Number, Tenure, Qualifications. In accordance with Section 2.6 of the Agreement and Plan of Merger between the corporation and Central Bancshares, Inc. (“Central”), dated November 20, 2014 (the “Agreement”), the following provisions shall govern directors to the exclusion of any provision in these bylaws to the contrary. Terms capitalized but not otherwise defined in these bylaws shall have the meaning given to them in the Agreement. At the Effective Time, the Board of Directors of the corporation, as the Surviving Corporation, shall consist of thirteen directors who shall consist of: (i) eight persons serving as directors of the corporation (each, a “Company‑Related Director”) and (ii) five persons serving as directors of Central (each, a “Central‑Related Director”), in each case serving in such capacity immediately prior to the Effective Time.
The directors shall be divided into three classes. Immediately following the Effective Time, the Class I directors shall consist of three Company‑Related Directors and two Central‑Related Directors, one of whom shall be John M. Morrison. The initial Class I directors shall hold office for an initial term expiring at the 2017 annual meeting of shareholders and Class I directors shall thereafter be elected to three-year terms. At the 2017 annual meeting of shareholders, Mr. Morrison, if then still serving as a director, shall not stand for reelection, and, provided that Mr. Morrison has served for the entirety of his initial term, the Board of Directors shall nominate for election to Mr. Morrison’s seat on the Board of Directors an individual recommended by Mr. Morrison, provided further that such nomination is reasonably agreeable to the Nominating and Corporate Governance Committee in accordance with the good faith execution of its duties. If, prior to the 2017 annual meeting of shareholders, Mr. Morrison shall have resigned or been removed in accordance with these bylaws, the Board of Directors may fill the resultant vacancy in accordance with Section 3.8 hereof or elect to reduce the total number of Central‑Related Directors entitled to serve on the Board of Directors by one, with a corresponding reduction in the total number of directors constituting the entire Board of Directors. If, prior to the 2017 annual meeting of shareholders, Mr. Morrison shall cease to serve as a director for any reason other than those set forth in the preceding sentence, the Board of Directors shall fill the resultant vacancy with an individual selected by the Central‑Related Directors in good faith in a manner intended to preserve the principles of representation in these bylaws, provided that such individual is reasonably agreeable to the

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Nominating and Corporate Governance Committee in accordance with the good faith execution of its duties, and upon the expiration of such individual’s initial term at the 2017 annual meeting of shareholders, shall nominate such individual, provided again that such nomination is reasonably agreeable to the Nominating and Corporate Governance Committee in accordance with the good faith execution of its duties, for an additional term to expire at the 2020 annual meeting of shareholders. Upon the expiration of his or her initial term, the Class I Central‑Related Director other than Mr. Morrison (the “Remaining Class I Central‑Related Director”) shall be nominated by the Board of Directors, provided that such nomination is reasonably agreeable to the Nominating and Corporate Governance Committee in accordance with the good faith execution of its duties, for an additional term to expire at the 2020 annual meeting of shareholders. If, prior to the 2020 annual meeting of shareholders, the Remaining Class I Central‑Related Director shall for any reason cease to serve as a director or shall not stand for reelection as a director, the resultant vacancy shall be filled by the Board of Directors with an individual selected by the Central‑Related Directors in good faith in a manner intended to preserve the principles of representation in these bylaws, provided that such individual is reasonably agreeable to the Nominating and Corporate Governance Committee in accordance with the good faith execution of its duties, which such individual, if appointed to the Board of Directors prior to the 2017 annual meeting of shareholders, will be nominated by the Board of Directors for reelection at such annual meeting, provided again that such nomination is reasonably agreeable to the Nominating and Corporate Governance Committee in accordance with the good faith execution of its duties, for an additional term to expire at the 2020 annual meeting of shareholders.
Immediately following the Effective Time, the Class II directors shall consist of two Company‑Related Directors and two Central‑Related Directors. The initial Class II directors shall hold office for an initial term expiring at the 2015 annual meeting of shareholders and Class II directors shall thereafter be elected to three‑year terms. Upon the expiration of their initial terms, the initial Class II Central‑Related Directors shall be nominated by the Board of Directors, provided that such nominations are reasonably agreeable to the Nominating and Corporate Governance Committee in accordance with the good faith execution of its duties, for an additional term to expire at the 2018 annual meeting of shareholders, and, upon the expiration of such subsequent term, to an additional term to expire at the 2021 annual meeting of shareholders.  If, prior to the 2021 annual meeting of shareholders, either Class II Central‑Related Director shall for any reason cease to serve as a director or shall not stand for reelection as a director, the resultant vacancy shall be filled by the Board of Directors with an individual selected by the Central‑Related Directors in good faith in a manner intended to preserve the principles of representation in these bylaws, provided that such individual is reasonably agreeable to the Nominating and Corporate Governance Committee in accordance with the good faith execution of its duties, which such individual, if appointed to the Board of Directors prior to the 2018 annual meeting of shareholders, will be nominated for reelection by the Board of Directors, provided again that such nomination is reasonably agreeable to the Nominating and Corporate Governance Committee in accordance with the good faith execution of its duties, for any additional terms expiring at or before the 2021 annual meeting of shareholders.

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Immediately following the Effective Time, the Class III directors shall consist of three Company‑Related Directors and one Central‑Related Director, who shall be Larry Albert. The initial Class III directors shall hold office for an initial term expiring at the 2016 annual meeting of shareholders and Class III directors shall thereafter be elected to three‑year terms. At the 2016 annual meeting of shareholders, the Class III Central‑Related Director shall not stand for reelection, upon which time the total number of Central‑Related Directors entitled to serve on the Board of Directors shall be reduced by one, with a corresponding reduction in the total number of directors constituting the entire Board of Directors. If, prior to the 2016 annual meeting of shareholders, the Class III Central‑Related Director shall for any reason cease to serve as a director, the reduction in the number of Central‑Related Directors entitled to serve on the Board of Directors and corresponding reduction in the total number of directors constituting the entire Board of Directors shall be accelerated to the date on which such Class III Central‑Related Director ceases to serve.
If, prior to the 2021 annual meeting of shareholders, any Company‑Related Director shall for any reason cease to serve as a director or shall not stand for reelection as a director, he or she shall be replaced by the Board of Directors with an individual selected by the Company‑Related Directors in good faith in a manner intended to preserve the principles of representation in these bylaws, provided that such individual is reasonably agreeable to the Nominating and Corporate Governance Committee in accordance with the good faith execution of its duties.
Following, the 2021 annual meeting of shareholders, the number of directors constituting the entire Board of Directors shall be not less than eleven nor more than fifteen, as fixed from time to time by resolution of not less than a majority of the number of directors that, immediately prior to such proposed change, had been fixed in the manner prescribed by this Section 3.2; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office. Directors need not be shareholders of the corporation.
The Board of Directors may appoint individuals to serve as honorary directors or as directors emeritus. An individual so appointed shall not vote at any meeting of the Board of Directors, shall not be counted in determining a quorum, and shall not be charged with any responsibilities or be subject to any liabilities imposed upon directors. Provided that Mr. Morrison serves for the entirety of his initial term on the Board of Directors, he shall serve as a director emeritus from the 2017 annual meeting of shareholders until the 180th day following the fourth anniversary of the Effective Time.
Section 3.3. Regular Meetings. A regular meeting of the Board of Directors shall be held without notice (other than this Section of these bylaws) immediately after the annual meeting of shareholders. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Iowa, for the holding of additional regular meetings without other notice than such resolution.
Section 3.4. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, Chief Executive Officer or President; special meetings shall be called by the Chairman, Chief Executive Officer, President or Secretary in like manner and on like notices upon the written request of a majority of the directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within

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or without the State of Iowa, as the place for holding any special meeting of the Board of Directors called by them.
Section 3.5. Notice. Notice of any special meeting of the Board of Directors shall be given at least twenty-four hours in advance by written notice delivered personally or mailed to each director at his or her business address, or by telephone, facsimile or other means of electronic transmission to the directors. If mailed, such notice shall be deposited in the U.S. mail, postage prepaid, at least four business days prior to the meeting. Any director may waive notice of any meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except when a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.
Section 3.6. Quorum. A majority of the number of directors designated by the Board of Directors as constituting the full Board shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.
Section 3.7. Manner of Acting; Actions Requiring Supermajority Approval.
(a)    Except as provided below or as otherwise provided in these bylaws, the act of the majority of the Board of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
(b)    Through the 180th day following the fourth anniversary of the Effective Time, the following actions may not be taken without the approval of a supermajority (as defined below) of the full Board of Directors:
(i)    a change of the corporation’s name;
(ii)    a change in the location of the corporation’s headquarters from Iowa City, Iowa to another city;
(iii)     the removal of any member of the Board of Directors;
(iv)    the sale, transfer or other disposition of all or substantially all of the assets of the corporation to an unaffiliated entity, or a merger, combination or other similar transaction pursuant to which an unaffiliated party will own or control twenty-five percent or more of the outstanding stock of the corporation; or

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(v)    the issuance of securities requiring the approval of the corporation’s shareholders pursuant to NASDAQ Rule 5635(a) or (b), or similar rules of any other national securities exchange upon which the corporation’s securities are listed; or
(vi)    the amendment of Sections 3.2, 3.7, 3.8, 3.14, 4.2, and 4.3 and Article XIII of these bylaws.
(c)    For purposes of this Section 3.7, a “supermajority” of the full Board of Directors shall consist of: (i) sixty-seven percent of the full Board of Directors at any time five Central‑Related Directors are entitled to serve; and (ii) seventy‑five percent of the full Board of Directors at any time there are fewer than five Central‑Related Directors entitled to serve.
Section 3.8. Vacancies. Subject to Section 3.2, in case one or more vacancies shall occur on the Board of Directors by reason of death, resignation, an increase in the number of directors or otherwise, the vacancy may be filled by the Board of Directors, or, if the directors remaining in office constitute fewer than a quorum of the Board of Directors, by the affirmative vote of a majority of all such directors remaining in office.
Section 3.9. Compensation. By resolution of the Board of Directors, the directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors, and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.
Section 3.10. Presumption of Assent. A director of the corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his or her dissent shall be entered into the minutes of the meeting or unless he or she shall file his or her written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.
Section 3.11. Informal Action by Directors. Any action required to be taken at a meeting of the directors, or any other action which may be taken at a meeting of the directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof.
Section 3.12. Appointment of Certain Board Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more directors of the corporation. Any such committee, to the extent provided in the resolution of the Board of Directors and permitted by the Iowa Business Corporation Act, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes of its meetings.

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Section 3.13. Participation in Board Meetings Via Telephone and Other Communications Equipment. Members of the Board of Directors, or of any committee of the Board of Directors, may participate in and act at any meeting of the Board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute attendance and presence in person at the meeting of the person or persons so participating.
Section 3.14. Director Nominations. Subject to Section 3.2, nominations of candidates for election as directors at any meeting of shareholders may be made: (i) by, or at the direction of, a majority of the Board of Directors or a designated committee thereof; or (ii) by any shareholder of record entitled to vote at such meeting; provided that only persons nominated in accordance with procedures set forth in this Section shall be eligible for election as directors; provided further that no person, other than John M. Morrison (who shall be eligible to serve through the annual meeting of shareholders held in 2017 regardless of his age) shall be eligible for election to the Board of Directors if such person has attained the age of seventy-two years prior to the date of the meeting of shareholders at which such person would be elected.
Nominations, other than those made by, or at the direction of, the Board of Directors or a committee thereof, may only be made pursuant to timely notice in writing to the Secretary of the corporation as set forth in this Section. To be timely, a shareholder’s notice shall be delivered to, or mailed and received by, the Secretary of the corporation: (i) for an annual meeting, not less than sixty days nor more than ninety days in advance of the first anniversary date (month and day) of the previous year’s annual meeting; and (ii) for a special meeting, not less than sixty days nor more than ninety days in advance of the date (month and day) of the special meeting, regardless of any postponements or adjournments of that meeting to a later date. Such shareholder notice shall set forth: (i) as to each person whom the shareholder proposes to nominate for election as a director, (A) the name, age, business address and residential address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the corporation’s stock which are beneficially owned by such person on the date of such shareholder notice and (D) any other information relating to such person that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the acquisition of stock, and pursuant to Regulation 14A under the Exchange Act, in connection with the solicitation of proxies with respect to nominees for election as directors; and (ii) as to the shareholder giving the notice, (A) the name and address, as they appear on the corporation’s books, of such shareholder and the name and principal business or residential address of any other beneficial shareholders known by such shareholder to support such nominees, and (B) the class and number of shares of the corporation’s stock which are beneficially owned by such shareholder on the date of such shareholder notice and the number of shares owned beneficially by any other record or beneficial shareholders known by such shareholder to be supporting such nominees on the date of such shareholder notice. At the request of the Board of Directors, any person nominated by, or at the request of, the Board of Directors for election as a director shall furnish to the Secretary of the corporation that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee.

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The Board of Directors may reject any nomination by a shareholder not timely made in accordance with the requirements of this Section. If the Board of Directors, or a committee designated by the Board of Directors, determines that the information provided in a shareholder’s notice does not satisfy the informational requirements of this Section in any material respect, the Secretary of the corporation shall promptly notify such shareholder of the deficiency in the notice. The shareholder may cure the deficiency by providing additional information to the Secretary within such period of time, not less than five days from the date such deficiency notice is given to the shareholder, as the Board of Directors or such committee shall determine. If the deficiency is not cured within such period, or if the Board of Directors or a designated committee determines that the additional information provided by the shareholder, together with information previously provided, does not satisfy the requirements of this Section in any material respect, then the Board of Directors may reject such shareholder’s notice and the proposed nominations shall not be accepted if presented at the shareholder meeting to which the notice relates.
ARTICLE IV.
OFFICERS
Section 4.1. Number; Titles. The officers of the corporation shall be the Chief Executive Officer, the President, one or more Vice Presidents (the number thereof to be determined by the Board of Directors), a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected by the Board of Directors or appointed by or pursuant to the authority of the Board of Directors. Any two or more offices may be held by the same person. The Board of Directors also shall appoint a Chairman of the Board, and may appoint one or more Vice Chairmen of the Board, but any such position shall be deemed a non-officer position of the corporation.
Section 4.2. Election and Term of Office. The officers of the corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be. Each officer shall hold office until his or her successor shall have been duly elected and shall have qualified or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Notwithstanding any other provision of these bylaws, the Board of Directors shall, subject to its fiduciary duties, elect the following individuals to the following officer positions for the periods of time set forth opposite their names:

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Name	Position	Term
John M. Morrison	Chairman of the Board of Directors	Until his successor shall have been duly elected or appointed and shall have qualified or until his death or until he shall resign or shall have been removed in accordance with these bylaws.
Kevin W. Monson	Chairman of the Board of Directors
Upon the earlier of his election or appointment as Chairman of the Board or the death, resignation, or removal of Mr. Morrison and until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in accordance with these bylaws.

Kevin W. Monson	Vice Chairman of the Board of Directors	Until his election or appointment as Chairman of the Board.
John M. Morrison	Vice Chairman of the Board of Directors
Upon his successor’s appointment or election as Chairman of the Board and until Mr. Morrison’s successor as Vice Chairman shall have been duly elected or appointed and shall have qualified or until his death or until he shall resign or shall have been removed in accordance with these bylaws.

Charles N. Funk	Chief Executive Officer	Through the corporation’s annual meeting of shareholders held in 2016.
Charles N. Funk	President	Through the corporation’s annual meeting of shareholders held in 2016.
Gary J. Ortale	Chief Financial Officer	Through the corporation’s annual meeting of shareholders held in 2016.
Kent L. Jehle	Chief Credit Officer	Through the corporation’s annual meeting of shareholders held in 2016.
The removal of any of these individuals from, or the failure to appoint or re-elect the individuals to the positions listed above, and any amendment to or termination of any employment agreements entered into with the foregoing individuals, prior to the earlier of (a) the expiration of the term noted above or (b) the 180th day following the fourth anniversary of the Effective Time, shall require the affirmative vote of a “supermajority” of the full Board of Directors as that term is defined in Section 3.7(c) hereof.
Section 4.3. Removal. Unless otherwise set forth in Section 4.2, any officer or agent elected or appointed by or pursuant to authority of the Board of Directors may be removed by the Board of Directors and any officer or agent appointed other than by the Board of Directors may be removed by the officer appointing them whenever in the judgment of the Board of Directors or the appointing officer, as the case may be, the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

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Section 4.4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, shall be filled in accordance with the provisions of these bylaws with respect to the original election or appointment to such office.
Section 4.5. Chairman of the Board. The Chairman of the Board shall, when present, preside at all meetings of the shareholders and the Board of Directors and shall see that all orders and resolutions of the Board of Directors are carried into effect, and in general shall perform all duties incident to the position of Chairman of the Board and such other duties as may be prescribed by the Board of Directors from time to time. The Vice-Chairman or Vice-Chairmen, as applicable, shall, in the absence of the Chairman of the Board or his or her inability or refusal to act, preside at all meetings of the shareholders and of the Board of Directors and perform the duties of the Chairman of the Board, and when so acting shall have all of the powers of and be subject to all the restrictions upon the Chairman.
Section 4.6. Chief Executive Officer. The Chief Executive Officer shall, in the absence of the Chairman of the Board and any Vice Chairmen at such time or their inability or refusal to act, preside at all meetings of the shareholders and of the Board of Directors. The Chief Executive Officer shall have general and active management of the business of the corporation and may sign, with the Secretary or any other proper officer of the corporation thereunto authorized by the Board of Directors, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these bylaws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Directors from time to time.
Section 4.7. President. The President shall, subject to the direction of the Chief Executive Officer, in general assist in the management of the business and affairs of the corporation. The President shall perform such other duties as may be prescribed by the Board of Directors and/or the Chief Executive Officer from time to time. The President may sign, with the Secretary or any other proper officer of the corporation thereunto authorized by the Board of Directors, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these bylaws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed.
Section 4.8. The Vice Presidents. The Vice President or Vice Presidents shall perform such duties as from time to time may be assigned to him or her by the Board of Directors, Chief Executive Officer and/or President.

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Section 4.9. The Secretary. The Secretary shall: (i) keep the minutes of the shareholders’ and of the Board of Directors’ meetings in one or more books provided for that purpose; (ii) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; (iii) be custodian of the corporate records; (iv) keep a register of the post office address of each shareholder which shall be furnished to the Secretary by such shareholder; (v) sign with the Chief Executive Officer, President or an authorized Vice President certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (vi) have general charge of the stock transfer books of the corporation; and (vii) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Board of Directors, Chief Executive Officer and/or President. In the absence of the Secretary, any Vice President or the Treasurer is authorized to sign, jointly with the Chief Executive Officer or President, certificates for shares of the corporation.
Section 4.10. The Treasurer. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors shall determine. The Treasurer shall: (i) have charge and custody of and be responsible for all funds and securities of the corporation, receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies, or other depositories as shall be selected in accordance with the provisions of Article V of these bylaws; and (ii) in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the Board of Directors, the Chief Executive Officer or the President.
Section 4.11. Assistant Secretaries and Assistant Treasurers. The Assistant Secretaries, when authorized by the Board of Directors, may sign with the Chief Executive Officer, President or an authorized Vice President certificates for shares of the corporation the issuance of which shall have been authorized by a resolution of the Board of Directors. The Assistant Treasurers shall, respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the Board of Directors, Chief Executive Officer or President.
Section 4.12. Internal Auditor. The internal auditor, if appointed, shall be responsible for management and supervision of the internal audit program of the corporation and shall, each calendar year, submit a planned program for approval to the Board of Directors or a committee thereof designated by the Board of Directors, as well as periodic reports of compliance therewith to the Board of Directors or a committee thereof designated by the Board of Directors. The internal auditor shall perform such other duties as may from time to time be determined by the Board of Directors, the Chief Executive Officer and/or the President.
Section 4.13. Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors and no officers shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the corporation.

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ARTICLE V.
CONTRACTS, LOANS, CHECKS AND DEPOSITS
Section 5.1. Contracts. The Board of Directors may authorize any officer or agent to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.
Section 5.2. Loans. No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.
Section 5.3. Checks, Drafts, etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by the Chief Executive Officer or the President or such other officer or agent of the corporation and in such manner as shall from time to time be determined by the Chief Executive Officer or the President or by resolution of the Board of Directors.
Section 5.4. Deposits. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the Board of Directors may select.
ARTICLE VI.
CERTIFICATES FOR SHARES AND THEIR TRANSFER
Section 6.1. Certificates for Shares. The shares of stock of the corporation shall be represented by certificates; provided, however, that the Board of Directors of the corporation may permit or require by resolution some or all of any class or series to be uncertificated shares. Shares represented by certificates shall be signed by, or in the name of, the corporation by the Chief Executive Officer or the President or a Vice President and by the Secretary or an Assistant Secretary, provided that such signatures may be facsimiles on any certificate countersigned by a transfer agent, certifying the number of shares owned by such shareholder in the corporation.
Section 6.2. Transfer of Shares. Stock of the corporation shall be transferable in the manner prescribed by applicable law and in these bylaws. Transfers of stock shall be made on the books of the corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the corporation shall determine to waive such requirement. No transfer of stock shall be valid as against

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the corporation for any purpose until it shall have been entered in the stock records of the corporation by an entry showing from and to whom transferred.
ARTICLE VII.
DIVIDENDS
The Board of Directors may from time to time declare, and the corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its articles of incorporation.
ARTICLE VIII.
WAIVER OF NOTICE
Whenever any notice is required to be given to any shareholder or director of the corporation under the provisions of the articles of incorporation or under the provisions of the Iowa Business Corporation Act, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
ARTICLE IX.
FISCAL YEAR
The fiscal year of the corporation shall begin on the first day of January and end on the last day of December in each year.
ARTICLE X.
SEAL
The corporation shall have a corporate seal, which shall be in the possession of the Secretary of the corporation.
ARTICLE XI.
VOTING OF SHARES HELD BY THE CORPORATION
Unless otherwise resolved by the Board of Directors, (i) any shares or other securities issued by any other corporation and owned or controlled by the corporation may be voted at any meeting of security holders of such other corporation by the Chief Executive Officer of the corporation if he or she is present, or in the Chief Executive Officer’s absence, by the Secretary of the corporation who may be present, and (ii) whenever, in the judgment of the Chief Executive Officer, or in his or absence, of the Secretary, it is desirable for the corporation to execute an appointment of proxy or

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written consent in respect to any shares or other securities issued by any other corporation and owned by the corporation, such proxy appointment or consent shall be executed in the name of the corporation by the Chief Executive Officer, or the Secretary of the corporation in the order as provided in clause (i) of this Section, without necessity of any authorization by the Board of Directors or countersignature or attestation by another officer. Any person or persons designated in the manner above stated as the proxy or proxies of the corporation shall have full right, power and authority to vote the shares or other securities issued by such other corporation and owned by the corporation the same as such shares or other securities might be voted by the corporation.
ARTICLE XII.
INDEMNIFICATION OF OFFICERS AND DIRECTORS
Section 12.1. Indemnification of Officers and Directors. The corporation shall indemnify and advance expenses to any person who was or is a party or witness, or is threatened to be made a party or witness, to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including grand jury proceedings, by reason of the fact that such person is or was a director or officer of the corporation or, while a director or officer of the corporation is, or was serving at the request of the corporation as a member, director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, or of a partnership, company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against reasonable costs, charges, expenses, attorney’s fees, judgments, fines, penalties and amounts reasonably paid in settlement to the extent actually incurred by such person in connection with such claim, action, suit or proceeding, or in connection with an appeal thereof, to the full extent of and in a manner consistent with and limited by federal or state banking law and regulation or the Iowa Business Corporation Act, as the same now exists or may hereafter be amended or changed, or any successor or substitute law. No amendment to or repeal of this Article XII shall apply to or have any effect on the rights of any individual referred to in this Article XII for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.
Entitlement to indemnification under this Section 12.1 shall be conditional upon the corporation being afforded the opportunity to participate directly on behalf of such person in such claim, action, suit or proceeding or any settlement discussions relating thereto. The rights to indemnification hereunder shall be construed to be a contract between the corporation and each person who is now serving or who shall hereafter serve as a director or officer of the corporation. Each person who is now serving or who shall hereafter serve as a director or officer of the corporation shall be deemed to be serving in reliance upon the rights to identification provided hereunder, and such rights to indemnification shall continue as to any person who has ceased to serve in such capacity and shall inure to the benefit of the heirs and personal representative of such person.
Section 12.2. Other Rights. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which the persons indemnified may be entitled under any agreement, vote of disinterested directors or otherwise, both as to activity in such person’s official capacity and as to activity in another capacity while holding such office, and shall continue as to a person who has ceased to be a director of officer.

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 Section 12.3. Insurance. The corporation, at its expense, shall have the power to purchase and maintain insurance on behalf of the corporation and on behalf of its directors and officers against any liability asserted against such persons in their capacities as directors and officers or arising out of their status as directors and officers, whether or not the corporation would have the power to indemnify the director or officer against such liability hereunder or under the Iowa Business Corporation Act. The corporation’s obligation to indemnify hereunder shall be in excess of any insurance purchase and maintained by the corporation, but such insurance shall be the primary source of satisfaction of such obligation of the corporation. To the extent that indemnification is paid to or on behalf of a director or officer by such insurance, such payments shall be deemed to be in satisfaction of the corporation’s obligation to indemnify such director or officer.
Section 12.4. Indemnification of Employees and Agents. The Board of Directors of the corporation by resolution may provide indemnification by the corporation to any employee or agent of the corporation, other than a director and officer, to the extent provided hereunder for directors and officers of the corporation.
ARTICLE XIII.
AMENDMENTS
Subject to Section 3.7, these bylaws may be altered, amended or repealed and new bylaws may be adopted at any regular or special meeting of the Board of Directors.
Approved this _____ day of __________, 2014.

Chief Executive Officer	Secretary

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Exhibit B
Executive Officers of Surviving Corporation

Executive Officer	Position
John M. Morrison	Chairman of the Board
Kevin W. Monson	Vice Chairman of the Board
Charles N. Funk	President and Chief Executive Officer
Susan R. Evans	Chief Operating Officer
Gary J. Ortale	Executive Vice President and Chief Financial Officer
Kent L. Jehle	Executive Vice President and Chief Credit Officer
Kurt Weise	Executive Vice President
Larry Albert	Executive Vice President
James M. Cantrell	Vice President and Chief Risk Officer
Gregory W. Turner	Vice President and Head of Wealth Management
Katie Lorenson	Vice President
Karin Taylor	Vice President

B 1

Exhibit C

Bank No. 1782
Amendment to Certificate of Incorporation of

Central Bank

The following resolution was adopted by the shareholders of the above named bank:
RESOLVED: That section Fourth of the Certificate of Incorporation of this bank be amended to read as follows:
The government of this corporation and the management of its affairs shall be vested in a board of not less than five nor more than ten directors, who shall be elected at the annual meeting of the stockholders to be held on the third Thursday succeeding the first Monday of January of each year between the hours of 9:00 A.M. and 4:00 P.M. of the said day or such other date set in accordance with applicable laws.
We hereby certify that the foregoing resolution was duly adopted by a majority vote of the capital stock, at a duly called and held meeting on the          day of          A.D.,         , or by unanimous written consent of the shareholders.

President

Secretary

STATE OF MINNESOTA    )
COUNTY OF             ) ss.
On this          day of                     ,         , before me appeared _________________________________________ and ______________________________________ to me personally known, who being by me duly sworn did say that they are respectively the __________________ and _______________ of ___________________________________________, and that said instrument was executed by them as their free act and deed.

NOTARY SEAL
Notary Public
County, Minnesota

My commission expires

MN/DOC 7/2009

C 1

State of Minnesota Department of Commerce Division of Financial Institutions 85 7th Place East, Suite 500 St. Paul, Minnesota 55101-2198 (651) 539-1700
AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
CORPORATE NAME:
STREET ADDRESS:
CITY, STATE, ZIP:
COUNTY:
CHARTER NUMBER:
DATE
I hereby certify that the action of the shareholders of

(Corporate Name)
in adopting the foregoing amendment to the Certificate of Incorporation has been approved by me. This approval is effective                         .

DEPARTMENT		Commissioner of Commerce
SEAL
by

DATE EFFECTIVE:
BULLETIN NUMBER:

MN/DOC 7/2009

C 2

Exhibit D-1
AMENDMENT TO THE BYLAWS
OF
MIDWESTONE BANK
Adopted by the Board of Directors on __________ ___, 2014.
RESOLVED, that the Bylaws of MidWestOne Bank be amended as of the effective time of the merger of Central Bancshares, Inc. with and into MidWestOne Financial Group, Inc. pursuant to that certain Agreement and Plan of Merger, dated November 20, 2014, between MidWestOne Financial Group, Inc. and Central Bancshares, Inc., to delete the first paragraph of Section 2.2 in its entirety and replace it with the following:
“2.2 Number, Tenure and Qualifications. In accordance with Section 2.9 of the Agreement and Plan of Merger between MidWestOne Financial Group, Inc. and Central Bancshares, Inc., dated November 20, 2014 (the “Agreement”), the following provisions shall govern directors to the exclusion of any provision in these bylaws to the contrary. Terms capitalized but not otherwise defined in this Section shall have the meaning given to them in the Agreement. The number of directors in excess of five shall be determined from time to time by resolution adopted by the holder(s) of a majority of the outstanding shares of the bank’s common stock, provided that, at the Effective Time, three of the directors shall be persons serving as directors of Central Bank immediately prior to the Effective Time.”

D-1 1

Exhibit D-2
AMENDED AND RESTATED
BYLAWS

OF

MIDWESTONE BANK
(Iowa City, Iowa)

The board of directors of the MidWestOne Bank has duly adopted the following as and for the bylaws of said bank:

ARTICLE I

SHAREHOLDER(S)

1.1    Annual Meetings. The annual meeting of the shareholder(s) shall be held in the month of April in each year on such day and at such time as shall be designated by the board of directors and stated in the notice of such meeting (if any) for the purpose of electing directors and for the transaction of such other business as may come before such meeting. If the election of the directors shall not be accomplished on the day designated in accordance herewith for any annual meeting of the shareholder(s), or at any adjournment thereof, the board of directors shall cause the election by the shareholder(s) to be accomplished at a special meeting of the shareholder(s) to be held as soon thereafter as conveniently may be.

1.2 Special Meetings. Special meetings of the shareholder(s) for any purpose or purposes, unless otherwise prescribed by statute, may be called by the chairman of the board, the president, the board of directors or the holder(s) of not less than one-tenth of all the shares entitled to vote at the meeting.

1.3 Place of Meetings. All annual and special meetings of the shareholder(s) shall be held at the principal place of business of the bank unless the board of directors designates a different place within Iowa for any such meeting, but any meeting may be adjourned to recommence at any place within Iowa.

1.4 Notice of Meetings. Written or printed notice stating the place, day and hour of the meeting, and in the case of any special meeting, the purpose or purposes for which the special meeting is called shall be delivered not less than ten days (unless a longer period is required by any statute) nor more than sixty days before the date of the meeting, either personally or by ordinary mail by or at the direction of the president, or the officer or persons calling the meeting. If mailed,

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such notice shall be deemed to be delivered when deposited in the U.S. mail addressed to the shareholder at his or her address as appears on the stock transfer records of the bank with postage thereon prepaid. A written waiver of notice signed by the shareholder before or after the time of the meeting shall be deemed equivalent to the timely giving of such notice.

Without limiting the manner by which notice otherwise may be given effectively to the shareholder(s), any notice to the shareholder(s) given by the bank under any provision of the Iowa Banking Act, the articles of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the shareholder to whom notice is given and shall be deemed delivered immediately upon electronic transmission of such notice. Any such consent shall be revocable by the shareholder by written notice to the bank or as otherwise provided by law.
1.5 Fixing of Record Date. The board of directors shall fix in advance a date as the record date for the determination of who is a shareholder for any purpose. Such date in any case shall be not more than seventy days and, in the case of a meeting of the shareholder(s), not less than ten days prior to the meeting date.

1.6 Voting Lists. The officer having charge of the stock transfer books for shares of the bank shall make, at least ten days before each meeting of the shareholder(s), a list of the shareholder(s) entitled to vote at such meeting, arranged in alphabetical order, with the address of and the number of shares held, which list, for a period of ten days prior to such meeting, shall be kept on file at the principal office of the bank and shall be subject to inspection by any shareholder at any time during usual business hours. The shareholder list shall also be produced and kept open at the time and place of the meeting and is subject to the inspection of a shareholder, or a shareholder’s agent or attorney, during the whole time of the meeting. Failure to comply with the requirements of this section shall not affect the validity of any action taken at such meeting.

1.7 Quorum. Except as otherwise provided by law, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the shareholder(s) and a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholder(s). Though less than a quorum of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

1.8 Voting. Subject to the provisions of Section 538 of the Iowa Banking Act, each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of the shareholder(s). At each election for directors each shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned for as many persons as there are directors to be elected. Nothing herein shall prevent the shareholder(s) from voting for directors by casting of a unanimous vote of all stock represented in favor of the persons nominated for directors where not more than the number of persons to be elected as directors has been nominated.

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1.9 Participation by Means of Electronic Equipment. The shareholder(s) may participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all shareholders participating may simultaneously hear each other during the meeting. A shareholder participating in a meeting as provided herein is deemed to be present in person at the meeting.

1.10 Action by Written Consent in Lieu of Special Meeting. Any action required or permitted to be taken at a special meeting of the shareholder(s) may be taken without a meeting if the action is consented to by all shareholder(s). The action must be evidenced by a written consent describing the action taken, signed by each shareholder, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this section is effective when the last shareholder signs the consent, unless the consent specifies a different effective date. A written consent signed under this section has the effect of a meeting vote and may be described as such in any document.

ARTICLE II

BOARD OF DIRECTORS

2.1 General Powers. The business and affairs of this bank shall be managed by a board of five or more qualified directors who shall have the duties and responsibilities set forth in the Iowa Banking Act.

2.2 Number, Tenure and Qualifications. In accordance with Section 2.9 of the Agreement and Plan of Merger between MidWestOne Financial Group, Inc. and Central Bancshares, Inc., dated November 20, 2014 (the “Agreement”), the following provisions shall govern directors to the exclusion of any provision in these bylaws to the contrary. Terms capitalized but not otherwise defined in this Section shall have the meaning given to them in the Agreement. The number of directors in excess of five shall be determined from time to time by resolution adopted by the holder(s) of a majority of the outstanding shares of the bank’s common stock, provided that, at the Effective Time, three of the directors shall be persons serving as directors of Central Bank immediately prior to the Effective Time.

Each director shall hold office until the next annual meeting of the shareholder(s) and until his or her successor shall have been elected and shall qualify, or until his or her death or until he or she shall resign or shall have been removed from office in a manner provided by Section 606 of the Iowa Banking Act. A director may resign by filing his or her written resignation with the chairman of the board of directors and president. Each director shall be over eighteen and under seventy-two years of age at the time of election, a citizen of the United States, and a majority of the directors shall be citizens of the State of Iowa. The age restrictions otherwise applicable to a particular director may be waived each year by majority vote of the directors other than the director so affected.

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The board of directors may appoint individuals to serve as honorary directors or as directors emeritus pursuant to the provisions of Section 614 of the Iowa Banking Act. An individual so appointed shall not vote at any meeting of the board of directors, shall not be counted in determining a quorum, and shall not be charged with any responsibilities or be subject to any liabilities imposed upon directors.

2.3 Regular Meetings. A regular meeting of the board of directors shall be held without other notice than this bylaw at least once in each calendar month at a time and place to be fixed from time to time by resolution of the board of directors.

2.4 Special Meetings. A special meeting of the board of directors may be called by the chairman of the board, by the president, or by any director.

2.5 Notice of Meetings. Notice of any special meeting shall be given to each director either personally, by telephone, mail, facsimile or other means of electronic transmission, at least two days in advance of such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the U.S. mail with postage thereon prepaid. Whenever any notice is required to be given to any director under the articles of incorporation or bylaws or any provision of law, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the director entitled to such notice, shall be deemed equivalent to the giving of such notice. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting and objects thereat to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board need be specified in the notice or waiver of notice of such meeting.

2.6 Quorum. Except as otherwise provided by law, by the articles of incorporation or by these bylaws, a majority of the number of directors fixed by Section 2.2 hereof shall constitute a quorum for the transaction of business at any meeting of the board, but a majority of the directors present (though less than such quorum) may adjourn the meeting from time to time without further notice.

2.7 Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board, unless the act of a greater number is required by law or by the articles or by these bylaws.

2.8 Director Vacancies. Any single vacancy occurring in the board, including a single vacancy created by an increase in the number of directors, may be filled until the next succeeding annual meeting of the shareholder(s) by the affirmative vote of a majority of the directors then in office, provided that if at any time there is a simultaneous vacancy of two or more directors, such multiple vacancies shall be filled by vote of the shareholder(s) at a special meeting of the shareholder(s) to be called for such purpose to be held at the earliest possible date following the occurrence of

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such multiple vacancies. Any director so elected shall hold office until the next annual meeting of the shareholder(s), and until his or her successor is elected and shall qualify.

2.9 Fees. The shareholder(s) shall fix the reasonable compensation of directors for their services as members of the board of directors. The shareholder(s) may adopt a pension or profit-sharing plan, or both, or other plan of deferred compensation for directors, to which the bank may contribute. Directors may be reimbursed for reasonable expenses incurred in the performance of their duties.

2.10 Presumption of Assent. A director of the bank who is present at a meeting of the board or a committee thereof at which action on any bank matter is taken shall be presumed to have assented to the action taken unless he or she shall file his or her written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by certified mail to the secretary of the board immediately after the adjournment of the meeting. In the alternative, a negative vote may be recorded by a director so requesting at the time the vote is taken. Such right to dissent shall not apply to a director who voted in favor of such action at the meeting.

2.11 Board Committees. Subject to the provisions of Section 609 of the Iowa Banking Act, the board of directors, by resolution adopted by a majority of the full board of directors, may designate from its members one or more board committees. Each board committee shall perform the duties specified and provided in such resolution of the board.

2.12 Participation by Means of Electronic Equipment. The board of directors may permit directors to participate in meetings through the use of any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present at the meeting.

2.13 Action by Written Consent. Any action required or permitted to be taken under this chapter at a board of directors’ meeting may be taken without a meeting if the action is consented to by all members of the board. The action must be evidenced by one or more written consents describing the action taken, signed by each director, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this section is effective when the last director signs the consent, unless the consent specifies a different effective date. A written consent signed under this section has the effect of a meeting vote and may be described as such in any document.

ARTICLE III

OFFICERS

3.1 Number. The officers of this bank shall consist of a chairman of the board of directors, a chief executive officer, a president, one or more vice-presidents, a cashier, a secretary, one or more

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trust officers and such assistant officers and other officers as may be from time to time appointed by the board of directors. Any two offices may be held by the same person.

3.2 Election and Term. The board of directors shall elect the officers of this bank and shall determine and fix their respective tenures and compensation.

3.3 Removal. Any officer or agent elected or appointed by the board may be removed by the board whenever in its judgment the best interests of the bank will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment to office shall not of itself create contract rights.

3.4 Vacancies. A vacancy in any principal office because of death, resignation, removal, disqualification or otherwise, shall be filled by the board.

3.5 Chairman of the Board. The chairman of the board shall preside at all meetings of the shareholder(s) and the directors. In his or her absence the chief executive officer, and in his or her absence, the president, and in his or her absence, another senior officer, shall preside. The chairman of the board shall perform such other duties as the board of directors may prescribe.

3.6 Chief Executive Officer. The board of directors shall elect one officer as the chief executive officer, who shall be a member of the board of directors. The chief executive officer shall be responsible for the implementation of and adherence to board policies and resolutions by all officers and employees of the bank and shall perform such other duties as the board of directors may prescribe. In the absence of the chairman of the board, the chief executive officer shall preside at all meetings of the shareholder(s) and the directors.

3.7 President. The president shall have general authority over the business of the bank, its officers, agents and employees, and shall have the responsibility for the proper management and supervision of the business affairs of the bank and the preparation of such reports and information from time to time as may be requested by the board of directors and the shareholder(s), and shall perform such other duties as the board of directors may prescribe. In the absence of the chairman of the board and the chief executive officer, the president shall preside at all meetings of the shareholder(s) and the directors.

3.8 Executive Vice-President. Executive vice-presidents, if appointed, shall have general authority over the business of the bank, its officers, agents and employees, and shall have the responsibility for the proper management and supervision of the business affairs of the bank and the preparation of such reports and information from time to time as may be requested by the board of directors or by the president. His or her actions in the performance of these duties shall be subject to approval of the president.

3.9 Vice-Presidents. There shall be as many vice-presidents including senior vice-presidents and second vice-presidents as the board of directors may from time to time determine. Each vice-president shall perform such duties as may be assigned to him or her by either the board of directors

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or by the president. The board of directors shall by resolution determine the vice-president who shall perform the duties of the president in the event of the absence, death or inability of the president to perform the duties of the office of president.

3.10 Cashier. The cashier shall supervise and conduct the routine business of the bank and shall have the care and custody of the bank’s funds, securities and property subject to the supervision of the president. He or she shall maintain permanent records of the funds and property of the bank and shall have authority to receive all monies on behalf of the bank. The cashier shall be custodian of all books, correspondence, and documents pertaining to the business of the bank, and shall prepare such other records and reports as directed by the president, and shall be custodian of the corporate seal. The cashier shall be custodian of all monies, funds and valuables of the bank, and shall properly render such accountings and reports as may be requested by the board of directors or by the president.

3.11 Controller. The controller, if appointed, shall be responsible for: (1) the planning, systems and records necessary for internal and external financial reports, and for tax returns and reports to other government agencies; (2) appraising and interpreting the effect of economic, social and regulatory influences on the bank; and (3) making disbursements for operating and capital expenditures. In the absence of a controller, the cashier shall perform these duties.

3.12 Internal Auditor. The internal auditor, if appointed, shall be responsible for management and supervision of the internal audit program of the bank and shall, each calendar year, submit a planned program for approval, as well as periodic reports of compliance therewith, to the board of directors (or, if the bank is a wholly-owned subsidiary of a sole shareholder, at the direction of the bank’s board of directors, to the board of directors of such sole shareholder or a committee thereof). The internal auditor shall perform such other duties as may from time to time be determined by the chairman, the president or the board of directors (or, if the bank is a wholly-owned subsidiary of a sole shareholder, at the direction of the bank’s board of directors, the board of directors of such sole shareholder or a committee thereof). All audit reports of bank activities will be reported to the board of directors.

3.13 Secretary. The secretary shall: (1) be an officer of the bank; (2) assist the chairman and the president in the preparation of the agenda for board and shareholder(s) meetings; and (3) take and transcribe the minutes of such meetings and shall sign same with the chairman. Said secretary shall be authorized to certify any board actions or resolutions and shall perform such other duties as from time to time may be determined by the board of directors, or the chairman, or the president.

3.14 Trust Officers. The trust officers shall have charge, supervision and management of the fiduciary and trust business of the bank, and of the keeping and making of all records and reports relating thereto, subject to the supervision of the president. All trust funds, property or investments shall be held separate and apart from the assets of the bank, and all trust investments shall be so designated on the records of the bank that the estate, trust or other fiduciary account to which such

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investments belong shall be apparent at all times. The trust officers shall perform such other duties as may from time to time be determined by the board of directors or by the president.

3.15 Assistant Officers. The assistant officers of the bank shall perform such duties and shall have such responsibilities as may be determined from time to time by the board of directors or by the president.

ARTICLE IV

CERTIFICATE FOR SHARES AND THEIR TRANSFER

4.1 Certificates for Shares. Subject to the requirements of Section 523 of the Iowa Banking Act, certificates representing shares of the stock of this bank shall be in a form approved by the board of directors, and when issued shall be signed by the chairman of the board, if salaried, or the president, and by the cashier or a vice-president. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the owner to whom the shares represented thereby are issued, with the number of shares and the date issued shall be entered on the stock transfer records of the bank. All certificates surrendered to the bank for transfer shall be canceled and no new certificate shall be issued until the former certificate shall have been surrendered, and canceled, except that in the case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the bank as the board of directors may determine.

4.2 Transfer of Shares. The shares of stock of this bank shall be assignable and transferable only on the records of the bank by the owner of record thereof or by his or her legal representative, who shall furnish satisfactory evidence of authority to transfer, or by such owner’s attorney authorized by a written power of attorney duly executed and filed with the bank, and only on surrender for cancellation of the certificate for such shares. Except as otherwise specifically provided by statute, the owner in whose name shares stand on the stock records of the bank shall be deemed the owner thereof for all purposes as regards the bank.

ARTICLE V

INDEMNIFICATION OF DIRECTORS, OFFICERS,
EMPLOYEES AND AGENTS

5.1. Indemnification of Officers and Directors. The corporation shall indemnify and advance expenses to any person who was or is a party or witness, or is threatened to be made a party or witness, to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including grand jury proceedings, by reason of the fact that such person is or was a director or officer of the bank or, while a director or officer of the bank

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is, or was serving at the request of the bank as a member, director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, or of a partnership, company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against reasonable costs, charges, expenses, attorney’s fees, judgments, fines, penalties and amounts reasonably paid in settlement to the extent actually incurred by such person in connection with such claim, action, suit or proceeding, or in connection with an appeal thereof, to the full extent of and in a manner consistent with and limited by federal or state banking law and regulation or the Iowa Banking Act, as the same now exists or may hereafter be amended or changed, or any successor or substitute law. No amendment to or repeal of this Article V shall apply to or have any effect on the rights of any individual referred to in this Article V for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.
Entitlement to indemnification under this Section 5.1 shall be conditional upon the bank being afforded the opportunity to participate directly on behalf of such person in such claim, action, suit or proceeding or any settlement discussions relating thereto. The rights to indemnification hereunder shall be construed to be a contract between the bank and each person who is now serving or who shall hereafter serve as a director or officer of the bank. Each person who is now serving or who shall hereafter serve as a director or officer of the bank shall be deemed to be serving in reliance upon the rights to identification provided hereunder, and such rights to indemnification shall continue as to any person who has ceased to serve in such capacity and shall inure to the benefit of the heirs and personal representative of such person.
5.2. Other Rights. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which the persons indemnified may be entitled under any bylaw, agreement, vote of disinterested directors or otherwise, both as to activity in such person’s official capacity and as to activity in another capacity while holding such office, and shall continue as to a person who has ceased to be a director of officer.
     5.3. Insurance. The bank, at its expense, shall have the power to purchase and maintain insurance on behalf of the bank and on behalf of its directors and officers against any liability asserted against such persons in their capacities as directors and officers or arising out of their status as directors and officers, whether or not the bank would have the power to indemnify the director or officer against such liability hereunder or under the Iowa Banking Act. The bank’s obligation to indemnify hereunder shall be in excess of any insurance purchase and maintained by the bank, but such insurance shall be the primary source of satisfaction of such obligation of the bank. To the extent that indemnification is paid to or on behalf of a director or officer by such insurance, such payments shall be deemed to be in satisfaction of the bank’s obligation to indemnify such director or officer.
5.4. Indemnification of Employees and Agents. The board of directors of the bank by resolution may provide indemnification by the bank to any employee or agent of the bank, other than directors and officers, to the extent provided hereunder for directors and officers of the bank.

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ARTICLE VI

SURETY BONDS

All officers, employees and agents of this bank as well as any directors having the care, custody or control of any funds or securities of this bank shall have a good and sufficient surety bond in an amount and with sureties thereon to be approved by the board of directors conditioned as provided by Section 705 of the Iowa Banking Act.

ARTICLE VII

AMENDMENTS

These bylaws may be amended by majority vote of the board of directors at any regular or special meeting of the directors.

ARTICLE VIII

EMERGENCY AND DISASTER

8.1 Delegation of Officer Power. The board of directors shall have the power, in the absence or disability of any officer, or upon the refusal of any officer to act, to delegate and prescribe such officer’s powers and duties to any other officer, or to any director for the time being.

8.2 Emergency Authority. In the event of a state of emergency or disaster of sufficient severity to prevent the conduct and management of the affairs and business of this bank by its directors and officers as contemplated by these bylaws, any two or more available directors shall constitute a quorum of the board of directors and shall be empowered to accomplish the full conduct and management of the affairs and business of this bank in accordance with these bylaws. This particular bylaw shall be subject to further implementation by resolutions adopted by a majority vote of all the directors from time to time, and any provisions of these bylaws (other than this section) and any resolutions of the directors contrary to the provisions of this section or to the provisions of any such implementary resolutions shall be suspended until it shall be determined by any interim segment of the board of directors acting under this section that it shall be the advantage of this bank to resume the conduct and management of its affairs and business under all of the other provisions of these bylaws.

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ARTICLE IX

ADMINISTRATIVE COMMITTEES

The president may establish and appoint one or more standing or ad hoc administrative committees to assist in the management and supervision of the business affairs of the bank, and to perform such duties as may be delegated by the president from time to time.

Approved this _____th day of __________, 2014.

Chairman	Secretary

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Exhibit E
AMENDED AND RESTATED
BYLAWS

OF

CENTRAL BANK,
A MINNESOTA BANKING CORPORATION OF
GOLDEN VALLEY, MINNESOTA

The board of directors of Central Bank has duly adopted the following as and for the bylaws of said bank:

ARTICLE I

SHAREHOLDER(S)

1.1    Annual Meetings. The annual meeting of the shareholder(s) shall be held on the third Thursday succeeding the first Monday of January of each year between the hours of 9:00 A.M. and 4:00 P.M., or such other date set in accordance with applicable laws, for the purpose of electing directors and for the transaction of such other business as may come before such meeting; provided that, if an annual meeting has not been held during the immediately preceding fifteen (15) months, a shareholder or shareholders holding three percent (3%) or more of the voting power of all shares entitled to vote may demand an annual meeting of shareholders by written notice of demand given to the chief executive officer or treasurer of the bank. If the election of the directors shall not be accomplished on the day designated in accordance herewith for any annual meeting of the shareholder(s), or at any adjournment thereof, the board of directors shall cause the election by the shareholder(s) to be accomplished at a special meeting of the shareholder(s) to be held as soon thereafter as conveniently may be. Three (3) judges, who shall be appointed by the board of directors, shall hold and conduct every election of directors. The judges of election shall hold and conduct the election at which they are appointed to serve. After the election, they shall file with the secretary a certificate signed by them, certifying the result thereof and the names of the directors elected. The judges of election, at the request of the chairperson of the board, shall act as tellers of any other vote by ballot taken at such meeting, and shall certify the result thereof.

1.2    Special Meetings. Special meetings of the shareholder(s) for any purpose or purposes, unless otherwise prescribed by statute, may be called by the chief executive officer, treasurer, chairman of the board, the president, two (2) or more directors or the holder(s) of not less than ten percent (10%) of all the shares entitled to vote at the meeting who shall demand such special

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meeting by giving written notice of demand to the chief executive officer or the treasurer specifying the purposes of the meeting.

1.3    Meetings Held Upon Shareholder Demand. Within thirty (30) days after receipt by the chief executive officer or the treasurer of a demand from any shareholder(s) entitled to call an annual or special meeting of shareholders, the board of directors shall cause such meeting to be called and held on notice no later than ninety (90) days after receipt of such demand. If the board of directors fails to cause such a meeting to be called and held, the shareholder(s) making the demand may call the meeting by giving notice as provided in Section 1.5 hereof at the expense of the bank.

1.4    Place of Meetings. All annual and special meetings of the shareholder(s) shall be held at the principal place of business of the bank unless the board of directors designates a different place, within or without the State of Minnesota, for any such meeting, except that an annual or special meeting called by or at the demand of a shareholder shall be held in the county where the principal place of business of the bank is located.

1.5    Notice of Meetings. Written or printed notice stating the place, day and hour of the meeting, and in the case of any special meeting, the purpose or purposes for which the special meeting is called shall be delivered not less than ten (10) days (unless a longer period is required by any statute) nor more than sixty (60) days before the date of the meeting, either personally or by ordinary mail by or at the direction of the president, or the officer or persons calling the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the U.S. mail addressed to the shareholder at his or her address as appears on the stock transfer records of the bank with postage thereon prepaid. A shareholder may waive notice of any meeting before, at or after the meeting, in writing, orally or by attendance. Attendance at a meeting by a shareholder is a waiver of notice of that meeting unless the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not be lawfully considered at such meeting and does not participate in the consideration of the item at such meeting.

Without limiting the manner by which notice otherwise may be given effectively to the shareholder(s), any notice to the shareholder(s) given by the bank under any provision of the Minnesota Statutes, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the shareholder to whom notice is given and shall be deemed delivered immediately upon electronic transmission of such notice. Any such consent shall be revocable by the shareholder by written notice to the bank or as otherwise provided by law.
1.6    Fixing of Record Date. The board of directors shall fix in advance a date as the record date for the determination of who is a shareholder for any purpose. Such date in any case shall be not more than sixty (60) days and, in the case of a meeting of the shareholder(s), not less than ten (10) days prior to the meeting date.

1.7    Voting Lists. The officer having charge of the stock transfer books for shares of the bank shall make, at least ten (10) days before each meeting of the shareholder(s), a list of the shareholder(s) entitled to vote at such meeting, arranged in alphabetical order, with the address of

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and the number of shares held, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the principal office of the bank and shall be subject to inspection by any shareholder at any time during usual business hours. The shareholder list shall also be produced and kept open at the time and place of the meeting and is subject to the inspection of a shareholder, or a shareholder’s agent or attorney, during the whole time of the meeting. Failure to comply with the requirements of this section shall not affect the validity of any action taken at such meeting.

1.8    Quorum. Except as otherwise provided by law, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the shareholder(s) and a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholder(s), except that all elections for directors shall be decided by a plurality of the voting power of the shares present and entitled to vote on the election of directors at a meeting at which a quorum is present, unless otherwise provided in the certificate of incorporation. If a quorum is present when a duly called or held meeting is convened, the shareholder(s) present may continue to transact business until adjournment, even though the withdrawal of a number of shares originally present leaves less than the proportion or number otherwise required for a quorum. Though less than a quorum of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

1.9    Voting. Each outstanding share entitled to vote shall be entitled to one (1) vote upon each matter submitted to a vote at a meeting of the shareholder(s). At each election for directors each shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned for as many persons as there are directors to be elected. Nothing herein shall prevent the shareholder(s) from voting for directors by casting of a unanimous vote of all stock represented in favor of the persons nominated for directors where not more than the number of persons to be elected as directors has been nominated.

1.10    Participation by Means of Electronic Equipment. The shareholder(s) may participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all shareholders participating may simultaneously hear each other during the meeting. The bank shall implement reasonable measures to verify that each shareholder deemed present by means of remote communication and entitled to vote at the shareholder meeting is a shareholder and to provide each shareholder participating by means of remote communication with a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders. A shareholder participating in a meeting as provided herein is deemed to be present in person at the meeting.

1.11    Action by Written Consent in Lieu of Special Meeting. Any action required or permitted to be taken at a special meeting of the shareholder(s) may be taken without a meeting if the action is consented to by all shareholders. The action must be evidenced by a written consent describing the action taken, signed by each shareholder, and included in the minutes or filed with

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the corporate records reflecting the action taken. Action taken under this section is effective when the last shareholder signs the consent, unless the consent specifies a different effective date. A written consent signed under this section has the effect of a meeting vote and may be described as such in any document.

1.12    Increase of Capital. Whenever an increase of stock shall be determined upon, in accordance with law, it shall be the duty of the board of directors to notify the shareholder(s) of the same, and cause a subscription list to be opened for such increase of capital. Upon such increase each shareholder shall have the privilege of subscribing for new stock in proportion to the amount of stock then owned by him, her or it. If any shareholder should fail, within the time specified by the board of directors, to subscribe for the amount of stock to which he, she or it may be entitled, the board of directors may determine what disposition shall be made of the privilege of subscribing for the unsubscribed stock.

ARTICLE II

BOARD OF DIRECTORS

2.1    General Powers. The business and affairs of this bank shall be managed by a board of not fewer than five (5) nor more than ten (10) directors who shall have the duties and responsibilities set forth in the Minnesota Statutes.

2.2    Number, Tenure and Qualifications. In accordance with Section 2.9 of the Agreement and Plan of Merger between Kundla and Central, dated November 20, 2014 (the “Agreement”), the following provisions shall govern directors to the exclusion of any provision in these bylaws to the contrary. Terms capitalized but not otherwise defined in this section shall have the meaning given to them in the Agreement. The number of directors in excess of five (5) shall be determined from time to time by resolution adopted by the holder(s) of a majority of the outstanding shares of the bank’s common stock, provided that, at the Effective Time, there shall be a total of ten (10) directors, three (3) of whom shall be persons serving as directors or officers of Kundla or Kundla Bank immediately prior to the Effective Time.

Each director shall hold office until the next annual meeting of the shareholder(s) and until his or her successor shall have been elected and shall qualify, or until his or her death or until he or she shall resign or shall have been removed from office in a manner provided by Section 2.9 hereof. A director may resign by filing his or her written resignation with the chairman of the board of directors and president. Each director shall be over eighteen (18) and under seventy-two (72) years of age at the time of election and a citizen of the United States. The age restrictions otherwise applicable to a particular director may be waived each year by majority vote of the directors other than the director so affected.

The board of directors may appoint individuals to serve as honorary directors or as directors emeritus. An individual so appointed shall not vote at any meeting of the board of directors, shall

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not be counted in determining a quorum, and shall not be charged with any responsibilities or be subject to any liabilities imposed upon directors.

2.3    Regular Meetings. A regular meeting of the board of directors shall be held without other notice than this bylaw at least once in each calendar month at a time and place to be fixed from time to time by resolution of the board of directors.

2.4    Special Meetings. A special meeting of the board of directors may be called by the chairman of the board, by the president, or by any director.

2.5    Notice of Meetings. Notice of any special meeting, stating the date, time and place of the meeting, shall be given to each director either personally, by telephone, mail, facsimile or other means of electronic transmission, at least two (2) days in advance of such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the U.S. mail with postage thereon prepaid. Whenever any notice is required to be given to any director under the certificate of incorporation or bylaws or any provision of law, a director may waive notice of any meeting before, at or after the meeting, in writing, orally or by attendance. Attendance at a meeting by a director is a waiver of notice of that meeting unless the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board need be specified in the notice or waiver of notice of such meeting.

2.6    Quorum. Except as otherwise provided by law, by the certificate of incorporation or by these bylaws, a majority of the number of directors fixed pursuant to Section 2.2 hereof shall constitute a quorum for the transaction of business at any meeting of the board, but a majority of the directors present (though less than such quorum) may adjourn the meeting from time to time without further notice.

2.7    Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board, unless the act of a greater number is required by law or by the certificate of incorporation or by these bylaws.

2.8    Director Vacancies. Any vacancy occurring in the board, including a vacancy created by an increase in the number of directors, may be filled until the next succeeding annual meeting of the shareholder(s) by vote of the shareholder(s) at a special meeting of the shareholder(s) to be called for such purpose to be held at the earliest possible date following the occurrence of such vacancy. Any director so elected shall hold office until the next annual meeting of the shareholder(s), and until his or her successor is elected and shall qualify.

2.9    Removal of Directors. A director may be removed with or without cause, as determined by the affirmative vote of the holder(s) of at least a majority of the shares then entitled to vote generally in the election of directors (considered for this purpose as one class) cast at an annual meeting of the shareholder(s) or at a special meeting of the shareholder(s) called expressly

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for that purpose. The successor or successors to any director or directors so removed may be elected by the shareholder(s) at the meeting at which removal was effectuated.

2.10    Fees. The shareholder(s) shall fix the reasonable compensation of directors for their services as members of the board of directors. The shareholder(s) may adopt a pension or profit‑sharing plan, or both, or other plan of deferred compensation for directors, to which the bank may contribute. Directors may be reimbursed for reasonable expenses incurred in the performance of their duties.

2.11    Presumption of Assent. A director of the bank who is present at a meeting of the board or a committee thereof at which action on any bank matter is taken shall be presumed to have assented to the action taken unless he or she shall file his or her written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by certified mail to the secretary of the board immediately after the adjournment of the meeting. In the alternative, a negative vote may be recorded by a director so requesting at the time the vote is taken. Such right to dissent shall not apply to a director who voted in favor of such action at the meeting.

2.12    Board Committees. Subject to the provisions of Minnesota Statutes, Section 302A.241, the board of directors, by resolution adopted by a majority of the full board of directors, may designate from its members one (1) or more board committees. Each board committee shall perform the duties specified and provided in such resolution of the board.

2.13    Participation by Means of Electronic Equipment. The board of directors may permit directors to participate in meetings through the use of any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present at the meeting.

2.14    Action by Written Consent. Any action required or permitted to be taken under this chapter at a board of directors’ meeting may be taken without a meeting if the action is consented to by all members of the board. The action must be evidenced by one (1) or more written consents describing the action taken, signed by each director, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this section is effective when the last director signs the consent, unless the consent specifies a different effective date. A written consent signed under this section has the effect of a meeting vote and may be described as such in any document.

2.15    Annual Audit. The board of directors shall annually examine the books of the bank, either in person, or by appointing an auditor, who may be an independent auditor or accountant. The auditor shall be solely responsible to the directors. At least once a year and as soon as practical after the date of the audit, a report shall be made to the directors as to the scope of the audit, and also to show those assets, excluding marketable securities and fixed assets, which are carried on the books for more than actual value. This report shall be retained as a permanent record.

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ARTICLE III

OFFICERS

3.1    Number. The officers of this bank shall consist of a chairman of the board of directors, a chief executive officer, a president, one (1) or more vice-presidents, a secretary, a treasurer, and such assistant officers and other officers as may be from time to time appointed by the board of directors. Any two (2) offices may be held by the same person.

3.2    Election and Term. The board of directors shall elect the officers of this bank and shall determine and fix their respective tenures and compensation. Notwithstanding any other provision of these bylaws, the board of directors shall, subject to its fiduciary duties, elect the following individuals effective as of the Effective Time to the following officer positions for the periods of time set forth opposite their names:

Name	Position	Term
Kurt Weise	Chief Executive Officer	Until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in accordance with these bylaws.
Larry Albert	President	Until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in accordance with these bylaws.
Kurt Weise	President
Upon the death, resignation, or removal of Mr. Albert and until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in accordance with these bylaws.

3.3    Removal and Resignation. Any officer or agent elected or appointed by the board may be removed by the board whenever in its judgment the best interests of the bank will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment to office shall not of itself create contract rights. Any officer may resign at any time by giving written notice to the bank. The resignation is effective when notice is given to the bank, unless a later date is specified in the notice, and acceptance of the resignation shall not be necessary to make it effective.

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3.4    Vacancies. Subject to the provisions of Section 3.2, a vacancy in any principal office because of death, resignation, removal, disqualification or otherwise, shall be filled by the board.

3.5    Chairman of the Board. The chairman of the board shall preside at all meetings of the shareholder(s) and the directors. In his or her absence the chief executive officer, and in his or her absence, the president, and in his or her absence, another senior officer, shall preside. The chairman of the board shall perform such other duties as the board of directors may prescribe.

3.6    Chief Executive Officer. The board of directors shall elect one (1) officer as the chief executive officer, who shall be a member of the board of directors. The chief executive officer shall have general active management of the business of the bank, be responsible for the implementation of and adherence to board policies and resolutions by all officers and employees of the bank and shall perform such other duties as the board of directors may prescribe. In the absence of the chairman of the board, the chief executive officer shall preside at all meetings of the shareholder(s) and the directors. The chief executive office also may maintain records of and certify proceedings of the board and shareholders.

3.7    President. The president shall have general authority over the business of the bank, its officers, agents and employees, and shall have the responsibility for the proper management and supervision of the business affairs of the bank and the preparation of such reports and information from time to time as may be requested by the board of directors and the shareholder(s), and shall perform such other duties as the board of directors may prescribe. In the absence of the chairman of the board and the chief executive officer, the president shall preside at all meetings of the shareholder(s) and the directors.

3.8    Executive Vice-President. Executive vice-presidents, if appointed, shall have general authority over the business of the bank, its officers, agents and employees, and shall have the responsibility for the proper management and supervision of the business affairs of the bank and the preparation of such reports and information from time to time as may be requested by the board of directors or by the president. His or her actions in the performance of these duties shall be subject to approval of the president.

3.9    Vice-Presidents. There shall be as many vice-presidents including senior vice‑presidents and second vice-presidents as the board of directors may from time to time determine. Each vice-president shall perform such duties as may be assigned to him or her by either the board of directors or by the president. The board of directors shall by resolution determine the vice-president who shall perform the duties of the president in the event of the absence, death or inability of the president to perform the duties of the office of president.

3.10    Treasurer. The treasurer shall be the chief financial officer of the bank. If required by the board, the treasurer shall give a bond for the faithful discharge of the treasurer’s duties in such sum and with such surety or sureties as the board shall determine. The treasurer shall have charge and custody of and be responsible for all funds and securities of the bank, receive and give

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receipts for moneys due and payable to the bank from any source whatsoever, and deposit all such moneys in the name of the bank in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of these bylaws. The treasurer shall in general perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to the treasurer by the chairman, the chief executive officer, the president or the board.

3.11    Secretary. The secretary shall: (1) be an officer of the bank; (2) assist the chairman, the chief executive officer and the president in the preparation of the agenda for board and shareholder(s) meetings; and (3) take and transcribe the minutes of such meetings and shall sign same with the chairman. Said secretary shall be authorized to certify any board actions or resolutions and shall perform such other duties as from time to time may be determined by the board of directors, the chairman, the chief executive officer or the president.

3.12    Assistant Officers. The assistant officers of the bank shall perform such duties and shall have such responsibilities as may be determined from time to time by the board of directors or by the president.

ARTICLE IV

CERTIFICATE FOR SHARES AND THEIR TRANSFER

4.1    Certificates for Shares. Subject to the requirements of Minnesota Statutes, Section 302A.417, certificates representing shares of the stock of this bank shall be in a form approved by the board of directors, and when issued shall be signed by the chairman of the board, if salaried, or the president, and by the secretary or a vice-president. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the owner to whom the shares represented thereby are issued, with the number of shares and the date issued shall be entered on the stock transfer records of the bank. The bank shall keep, at its principal place of business or at another place or places within the United States determined by the board, a share register containing the names and addresses of the shareholders and the number and classes of shares held by each shareholder. The bank shall also keep at its principal place of business or at another place or places within the United States determined by the board, a record of the dates on which certificates representing shares were issued. All certificates surrendered to the bank for transfer shall be canceled and no new certificate shall be issued until the former certificate shall have been surrendered, and canceled, except that in the case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the bank as the board of directors may determine.

4.2    Transfer of Shares. The shares of stock of this bank shall be assignable and transferable only on the records of the bank by the owner of record thereof or by his or her legal representative, who shall furnish satisfactory evidence of authority to transfer, or by such owner’s attorney authorized by a written power of attorney duly executed and filed with the bank, and only

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on surrender for cancellation of the certificate for such shares. Except as otherwise specifically provided by statute, the owner in whose name shares stand on the stock records of the bank shall be deemed the owner thereof for all purposes as regards the bank.

ARTICLE V

INDEMNIFICATION OF DIRECTORS, OFFICERS,
EMPLOYEES AND AGENTS

5.1    Indemnification of Officers and Directors. The bank shall indemnify and advance expenses to any person who was or is a party or witness, or is threatened to be made a party or witness, to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including grand jury proceedings, by reason of the fact that such person is or was a director or officer of the bank or, while a director or officer of the bank is, or was serving at the request of the bank as a member, director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, or of a partnership, company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against reasonable costs, charges, expenses, attorney’s fees, judgments, fines, penalties and amounts reasonably paid in settlement to the extent actually incurred by such person in connection with such claim, action, suit or proceeding, or in connection with an appeal thereof, to the full extent of and in a manner consistent with and limited by federal or state banking law and regulation or the Minnesota Statutes, as the same now exists or may hereafter be amended or changed, or any successor or substitute law. No amendment to or repeal of this Article V shall apply to or have any effect on the rights of any individual referred to in this Article V for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.
Entitlement to indemnification under this Section 5.1 shall be conditional upon the bank being afforded the opportunity to participate directly on behalf of such person in such claim, action, suit or proceeding or any settlement discussions relating thereto. The rights to indemnification hereunder shall be construed to be a contract between the bank and each person who is now serving or who shall hereafter serve as a director or officer of the bank. Each person who is now serving or who shall hereafter serve as a director or officer of the bank shall be deemed to be serving in reliance upon the rights to identification provided hereunder, and such rights to indemnification shall continue as to any person who has ceased to serve in such capacity and shall inure to the benefit of the heirs and personal representative of such person.
5.2    Other Rights. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which the persons indemnified may be entitled under any bylaw, agreement, vote of disinterested directors or otherwise, both as to activity in such person’s official capacity and as to activity in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer.
     5.3    Insurance. The bank, at its expense, shall have the power to purchase and maintain insurance on behalf of the bank and on behalf of its directors and officers against any liability asserted against such persons in their capacities as directors and officers or arising out of their status

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as directors and officers, whether or not the bank would have the power to indemnify the director or officer against such liability hereunder or under the Minnesota Statutes. The bank’s obligation to indemnify hereunder shall be in excess of any insurance purchase and maintained by the bank, but such insurance shall be the primary source of satisfaction of such obligation of the bank. To the extent that indemnification is paid to or on behalf of a director or officer by such insurance, such payments shall be deemed to be in satisfaction of the bank’s obligation to indemnify such director or officer.
5.4    Indemnification of Employees and Agents. The board of directors of the bank by resolution may provide indemnification by the bank to any employee or agent of the bank, other than directors and officers, to the extent provided hereunder for directors and officers of the bank.

ARTICLE VI

SURETY BONDS

All officers, employees and agents of this bank as well as any directors having the care, custody or control of any funds or securities of this bank shall have a good and sufficient surety bond in an amount and with sureties thereon to be approved by the board of directors conditioned as provided by Section 48.13 of the Minnesota Statutes.

ARTICLE VII

AMENDMENTS

These bylaws may be amended by the shareholder(s) at an annual meeting of the shareholder(s) or a special meeting of the shareholder(s) to be called for such purpose.

ARTICLE VIII

EMERGENCY AND DISASTER

8.1 Delegation of Officer Power. The board of directors shall have the power, in the absence or disability of any officer, or upon the refusal of any officer to act, to delegate and prescribe such officer’s powers and duties to any other officer, or to any director for the time being.

8.2 Emergency Authority. In the event of a state of emergency or disaster of sufficient severity to prevent the conduct and management of the affairs and business of this bank by its directors and officers as contemplated by these bylaws, any two (2) or more available directors shall constitute a quorum of the board of directors and shall be empowered to accomplish the full conduct and management of the affairs and business of this bank in accordance with these bylaws. This particular bylaw shall be subject to further implementation by resolutions adopted by a majority

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vote of all the directors from time to time, and any provisions of these bylaws (other than this section) and any resolutions of the directors contrary to the provisions of this section or to the provisions of any such implementary resolutions shall be suspended until it shall be determined by any interim segment of the board of directors acting under this section that it shall be the advantage of this bank to resume the conduct and management of its affairs and business under all of the other provisions of these bylaws.

ARTICLE IX

ADMINISTRATIVE COMMITTEES

The president may establish and appoint one (1) or more standing or ad hoc administrative committees to assist in the management and supervision of the business affairs of the bank, and to perform such duties as may be delegated by the president from time to time.

Approved this _____th day of __________, 2014.

Chairman	Secretary

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Exhibit F-1
Executive Officers of Acquiror Bank

Executive Officer	Position
Charles N. Funk	President and Chief Executive Officer
Susan R. Evans	Chief Operating Officer
Kent L. Jehle	Executive Vice President and Chief Credit Officer
Gary J. Ortale	Executive Vice President and Chief Financial Officer

F-1 1

Exhibit F-2
Executive Officers of Company Bank

Executive Officer	Position
Kurt Weise	Chief Executive Officer
Larry Albert	President
Katie Lorenson	Senior Vice President and Chief Financial Officer
Karin Taylor	Senior Vice President and Chief Risk Officer

F-2 1

Exhibit G
Shareholder Agreement

[Please see Exhibit 99.1 to this Current Report on Form 8-K for a copy of Exhibit G]

G-1